      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999


                                                      REGISTRATION NO. 333-74883
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          PRISM FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                  6162                                 36-4279417
     (State or Other Jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of Incorporation or Organization)          Classification Code Number)                Identification Number)

                            ------------------------

                       440 N. ORLEANS, CHICAGO, IL 60610
                                 (312) 494-0020
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                BRUCE C. ABRAMS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          PRISM FINANCIAL CORPORATION
                                 440 N. ORLEANS
                               CHICAGO, IL 60610
                                 (312) 494-0020
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                   COPIES TO:

            RODD M. SCHREIBER                           LARRY A. BARDEN
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM                  SIDLEY & AUSTIN
               (ILLINOIS)                          ONE FIRST NATIONAL PLAZA
          333 WEST WACKER DRIVE                        CHICAGO, IL 60603
            CHICAGO, IL 60606                           (312) 853-7000
             (312) 407-0700

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES
AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 21, 1999


PROSPECTUS
                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    Prism Financial Corporation is offering 2,500,000 shares of its common stock.

    This is our initial public offering. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share. We will list the common stock on the Nasdaq National Market under the symbol "PRFN."

    A majority of the net proceeds will be used to fund a distribution to our current stockholders which represents earned and undistributed taxable S corporation earnings through the closing of this offering. See "Transactions Related to the Offering" on page 18.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS. FOR MORE INFORMATION, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             PER SHARE      TOTAL
Public Offering Price.....................................................  $            $
Underwriting Discount.....................................................  $            $
Proceeds to Prism Financial Corporation...................................  $            $

    The underwriters may also purchase from the selling stockholders identified in the section entitled "Principal and Selling Stockholders" up to an additional 375,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. If the underwriters exercise the over-allotment option in full, these stockholders will
receive $       million from the proceeds. Prism Financial will not receive any proceeds from the exercise of the over-allotment option.

WILLIAM BLAIR & COMPANY

                              ABN AMRO ROTHSCHILD
                      A DIVISION OF ABN AMRO INCORPORATED

                                                      U.S. BANCORP PIPER JAFFRAY

                   The date of this prospectus is     , 1999.

[Graphic depiction of Prism Financial's loan origination channels. Top half of page displays a map of the United States showing the locations and logos of Prism Financial's operational centers and corporate headquarters and highlighting those states in which Prism Financial originated loans in 1998. Bottom half of page displays Prism Financial's logo together with the logos of 12 Internet mortgage web sites through which Prism Financial originates loans over the Internet.]

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER THE SECTION "RISK FACTORS."

                                  THE COMPANY

    Prism Financial is a leading retail mortgage banking company engaged in the business of originating, selling and brokering residential mortgage loans. We originated $8.3 billion in loans in 1998, making us the 3(rd) largest non-depository retail originator in the United States and the 11(th) largest overall, after giving effect to our 1998 acquisitions for the entire year. Through our network of approximately 760 commission-only loan originators operating out of 118 retail branches in 17 states as of March 31, 1999, and our relationships with operators of leading Internet mortgage web sites, we offer a broad array of residential mortgage products targeted primarily to high-credit-quality borrowers. We operate as both (1) a mortgage banker, underwriting, closing and funding loans, and (2) a mortgage broker, selling the loan products of over 100 different lenders. We believe that our large loan origination volume and this hybrid banker/broker structure enable us to consistently offer our customers favorable rates on a wide range of mortgage products and provide convenient, high-quality customer service.

    Since being founded in 1992, we have focused on growing our origination volume by building a retail origination network through internal growth, selective acquisitions and, recently, relationships with operators of Internet mortgage web sites.

    - INTERNAL GROWTH. Excluding acquisitions, our annual origination volume has grown from $15.7 million in 1992 to $3.2 billion in 1998. Since 1992, we have opened 54 branches in 12 states, including 44 branches opened since the beginning of January 1998.

    - GROWTH THROUGH SELECTIVE ACQUISITIONS. Since 1996, we have completed seven acquisitions, including our most recent acquisition of First City Financial Corp. in April 1999. First City is a Denver-based mortgage banking company with approximately $1.7 billion and $385 million of mortgage originations in 1998 and the first three months of 1999, respectively. As of their acquisition dates, these seven acquisitions added over 650 loan originators operating out of 94 branches in 15 states to our existing network.

    - INTERNET GROWTH. Our objective is to become the leading provider of mortgage products through the Internet. We have established strategic relationships with operators of leading Internet mortgage web sites, including Consumer Financial Network, E-Loan, GetSmart, iOwn.com, Intuit's QuickenMortgage, iQualify, Keystroke, LendingTree, Loanz.com and Microsoft's HomeAdvisor. In 1998, we originated over $122 million of the over $4.0 billion of loans generated over the Internet. We have originated approximately $125 million of loans over the Internet in the first three months of 1999.

    To support our growth, we have five principal business strategy elements. First, we focus primarily on the retail channel. This channel allows us to control the loan origination process and provides us with direct access to the consumer. Second, we leverage our banker/broker structure in order to consistently offer consumers low rates on a broad array of mortgage products. Third, we provide consumers a "one-stop" source of mortgage-related products. These mortgage-related product sales allow us to increase revenues without significant capital investment. Fourth, we employ a commission and incentive system for our loan originators and an incentive compensation system for our operations employees that is designed to motivate them to maximize loan volume and profitability while simultaneously creating a variable cost structure for us which is adaptable to changes in origination volume. Last, we recruit highly-skilled employees with mortgage industry experience and seek technologies and process improvements that streamline the origination process to ensure the continuous delivery of superior customer service.

    In 1998, mortgage origination volume in the U.S. reached a record high of $1.5 trillion, compared to $834 billion for 1997. Demand for mortgage products in recent years has been favorably affected by low interest rates, low unemployment rates, increasing wages, high consumer confidence and strong housing starts and home sales. The retail origination market of the mortgage banking industry is highly fragmented. According to the National Association of Mortgage Brokers, approximately 20,000 mortgage brokers were operating in the U.S. in 1998, although we believe only a limited number originated mortgages nationwide.

    During the past 18 months, the Internet has been emerging as a major source of mortgage originations. Industry analysts predict that Internet mortgage originations will grow from over $4.0 billion in 1998 to nearly $100.0 billion by 2003 as borrowers recognize the convenience and benefits of shopping for a mortgage from the comfort of their home or office. Capturing market share on the Internet will be dependent upon access to consumers and the ability to consistently provide broad product offerings at competitive rates.

    Our executive offices are located at 440 North Orleans, Chicago, IL 60610; our telephone number is (312) 494-0020 and our facsimile number is (312) 494-0273.

                                    *  *  *

    Unless otherwise indicated, all share and per share data and information in this prospectus:

       - assumes that the underwriters will not exercise their over-allotment option; and

       - reflects the exchange of all of the issued and outstanding shares of common stock of Prism Mortgage Company for 11,495,297 million shares of Prism Financial Corporation, which will be completed immediately prior to the closing of this offering.

    The exchange is being effected to create a holding company for Prism Mortgage and its subsidiaries. References in this prospectus to mortgage originations include only mortgage originations that were closed during the period. See "Transactions Related to the Offering" on page 18.

                                  THE OFFERING


Common stock offered....................................  2,500,000 shares

Common stock to be outstanding after the offering.......  14,629,452 shares(1)(2)

Use of proceeds.........................................  The net proceeds of the offering which are estimated to be $31,750,000 will be used (a) principally to repay
                                                          outstanding indebtedness, including indebtedness
                                                          incurred to fund an S corporation distribution to
                                                          existing stockholders and (b) for general corporate and
                                                          working capital purposes, including funding
                                                          acquisitions. For a more detailed discussion of the S
                                                          corporation distribution to stockholders and the use of
                                                          proceeds, please refer to "Transactions Related to the
                                                          Offering" on page 18 and "Use of Proceeds" on page 19.

Proposed Nasdaq National Market Symbol..................  PRFN


------------------------

(1) Includes, upon the closing of this offering:

    - shares of common stock to be issued by us pursuant to the purchase agreement relating to our acquisition of Pacific Guarantee Mortgage Corporation, including shares of common stock to be issued pursuant to the incentive plan established for employees of Pacific Guarantee; and

    - shares of common stock to be issued by us pursuant to the incentive plan established for employees of Mortgage Market, Inc.

(2) Excludes:

    - shares of common stock to be issued by us pursuant to our 1999 Omnibus Stock Incentive Plan and 1999 Employee Stock Purchase Plan;

    - shares of common stock to be issued by us under the Prism2000 Profit Sharing Plan;

    - shares of common stock to be issued by us pursuant to a stock purchase right; and

    - shares of common stock to be issued by us pursuant to the purchase agreements relating to our acquisitions of Pacific Guarantee, Mortgage Market and First City.

    For a more detailed description of our capitalization, please refer to "Capitalization" on page 20, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Developments in the past 12 months" on page 40 and note 3 to our consolidated financial statements on page F-19.

                             SUMMARY FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

    The summary financial data set forth below should be read in conjunction with our consolidated financial statements and related notes, "Unaudited Pro Forma Combining Statement of Income" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                 YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED
                                       --------------------------------------------       MARCH 31,
                                                                         PRO FORMA   --------------------
                                         1996       1997       1998     1998(1)(2)     1998       1999
                                       ---------  ---------  ---------  -----------  ---------  ---------
STATEMENT OF INCOME DATA:
Revenues
  Loan origination income............  $   9,494  $  20,984  $  66,514   $ 103,963   $  11,011  $  27,692
  Net premium income.................        422      1,726     12,243      22,370       1,385      5,770
  Loan-related fees and other........      2,387      4,252     10,085      16,818       1,209      5,206
  Net interest income (expense)......       (102)       392      2,000       1,116         278      1,280
                                       ---------  ---------  ---------  -----------  ---------  ---------
    Total revenues...................     12,201     27,354     90,842     144,267      13,883     39,948
                                       ---------  ---------  ---------  -----------  ---------  ---------
Expenses
  Commissions........................      4,350     10,361     37,502      66,767       4,815     15,366
  Loan-related expenses..............      2,026      3,823      9,346      11,924       1,838      3,624
  Salaries and benefits..............      2,829      6,421     19,649      28,632       3,247      8,962
  General and administrative expenses
    and other........................      1,871      3,919     11,777      19,093       2,133      6,635
  Depreciation and amortization......        105        327      1,473       1,775         200        465
                                       ---------  ---------  ---------  -----------  ---------  ---------
    Total expenses...................     11,181     24,851     79,747     128,191      12,233     35,052
                                       ---------  ---------  ---------  -----------  ---------  ---------
      Net income.....................      1,020      2,503     11,095      16,076       1,650      4,896

Pro forma data (unaudited):
Pro forma provision for income taxes
  (3)................................        410        995      4,212       6,167         626      1,909
                                       ---------  ---------  ---------  -----------  ---------  ---------
  Net income adjusted for pro forma
    income tax provision.............  $     610  $   1,508  $   6,883   $   9,909   $   1,024  $   2,987
                                       ---------  ---------  ---------  -----------  ---------  ---------
                                       ---------  ---------  ---------  -----------  ---------  ---------
Pro forma net income per share:
  Basic..............................                        $    0.60   $    0.84              $    0.23
                                                             ---------  -----------             ---------
                                                             ---------  -----------             ---------
  Diluted............................                        $    0.60   $    0.83              $    0.23
                                                             ---------  -----------             ---------
                                                             ---------  -----------             ---------
Pro forma weighted average number of
  shares outstanding (4):
  Basic..............................                           11,520      11,838                 12,791
                                                             ---------  -----------             ---------
                                                             ---------  -----------             ---------
  Diluted............................                           11,562      11,881                 12,851
                                                             ---------  -----------             ---------
                                                             ---------  -----------             ---------

------------------------

(FOOTNOTES ON FOLLOWING PAGE)

                                                                                               AS OF MARCH 31,
                                                                                           -----------------------
                                                                                                       AS ADJUSTED
                                                                                              1999       1999(5)
                                                                                           ----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents................................................................  $   17,168   $  26,165
Loans held for sale......................................................................     193,825     193,825
Total assets.............................................................................     230,648     249,378
Loans sold under agreements to repurchase................................................      25,912      25,912
Warehouse lines of credit................................................................     164,361     164,361
Total debt...............................................................................       4,906         320
Total stockholders' equity...............................................................      20,675      44,022


                                                                 YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED
                                                       --------------------------------------------       MARCH 31,
                                                                                         PRO FORMA   --------------------
                                                         1996       1997       1998       1998(1)      1998       1999
                                                       ---------  ---------  ---------  -----------  ---------  ---------
OPERATING DATA:
Total mortgage originations (in millions)............  $     857  $   1,469  $   5,025   $   8,305   $     657  $   1,982
Internet mortgage originations (in millions).........  $      --  $      --  $     122   $     180   $      --  $     125
Number of loans originated...........................      5,460     10,086     31,943      49,176       4,481     11,462
Loan originators at period end.......................        126        203        749         749         213        765
Number of branches at period end.....................         11         17         95          95          22        118

--------------------------

(1) Gives effect to the creation of Prism Financial as the holding company for Prism Mortgage, the acquisitions of Pacific Guarantee and Mortgage Market and the contribution of Illinois Guaranty Title, L.L.C. to us by our principal stockholders as if they had occurred on January 1, 1998.


(2) Excludes the issuance of 404,022 shares, based on an assumed offering price of $14.00 per share, representing additional consideration of $5.7 million pursuant to the Pacific Guarantee purchase agreement upon the closing of the offering. This amount has been recognized as goodwill and will be amortized over 20 years.


(3) Beginning January 1, 1996, Prism Financial elected to be treated as an S corporation for federal and state income tax purposes. Pro forma income taxes for the years ended December 31, 1996, 1997, 1998, Pro Forma 1998 and the three months ended March 31, 1998 and March 31, 1999 reflect adjustments for federal and state income taxes as if Prism Financial had been taxed as a C corporation rather than an S corporation for such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Termination of S corporation status and income taxes."

(4) The pro forma weighted average number of shares outstanding at December 31, 1998 includes the effect of the assumed issuance of 951,656 shares of common stock to generate sufficient cash to pay the S corporation distribution amount of $13.3 million at December 31, 1998. The pro forma weighted average number of shares for March 31, 1999 includes the effect of the assumed issuance of 1,295,463 shares of common stock to generate sufficient cash to pay the S corporation distribution amount of $18.1 million at March 31, 1999. The issuance of common stock was based on an assumed $14.00 offering price. Pro forma weighted average number of shares outstanding does not include the shares of common stock to be issued upon the closing of the offering pursuant to the Pacific Guarantee purchase agreement or under the incentive plan established for employees of Mortgage Market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Developments in the past 12 months."

(5) As adjusted to give effect to:

    - an assumed S corporation distribution of $18.1 million as of March 31, 1999, which amount we expect will increase as a result of additional S corporation income from April 1, 1999 to the closing of this offering;

    - the recording by us of a one-time non-cash credit to earnings in the amount of $855,000 to recognize a deferred income tax asset as a result of the termination of our S corporation status, which amount may change by the amount of net deferred tax assets or liabilities related to our operations from April 1, 1999 through the date of the closing of this offering;

    - the shares of common stock to be issued by us upon the closing of the offering pursuant to the Pacific Guarantee purchase agreement or pursuant to the incentive plan established for employees of Mortgage Market; and

    - the issuance and sale of the common stock offered by us in this offering at an assumed offering price of $14.00 per share and application of the net proceeds therefrom as described in "Use of Proceeds."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO BUY OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS THAT ARE NOT YET KNOWN TO US OR THAT WE CURRENTLY THINK ARE IMMATERIAL COULD ALSO IMPAIR OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU ALSO SHOULD REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR COMBINED FINANCIAL STATEMENTS AND THE RELATED NOTES.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL PERFORMANCE COULD BE
  ADVERSELY AFFECTED; OUR HISTORICAL GROWTH RATES ARE NOT LIKELY TO REFLECT OUR FUTURE GROWTH

    We have experienced rapid growth since our formation in 1992. Our revenues have grown from approximately $200,000 in 1992 to $90.8 million in 1998. Our workforce has grown from five employees to 1,462 employees during the same period. We intend to continue to grow by adding new loan originators, opening new branches, making strategic acquisitions and building our Internet origination capabilities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees, including management. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. Our failure to manage growth effectively, or our inability to recruit, maintain and integrate additional qualified employees, could have a material adverse effect on our business and results of operations. In addition, due to our rapid growth and recent acquisitions, our historical growth rates are not likely to accurately reflect our future growth rates or our growth potential. We cannot assure you that our future revenues will increase or that we will continue to be profitable.


POOR ECONOMIC CONDITIONS AFFECTING THE MORTGAGE INDUSTRY COULD REDUCE THE DEMAND
  FOR MORTGAGES


    Demand for mortgages will be adversely affected by periods of economic slowdown or recession which may be accompanied by rising interest rates, decreasing demand for consumer credit, declining home sales, declining real estate values and declining ability of borrowers to make loan payments. Changes in the level of consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated by us less attractive to borrowers or investors because, among other things, the actual rates of delinquencies and foreclosures on those loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. A material decline in the volume of sales of residential real estate could also have a material adverse effect on our business and results of operations. While demand for mortgages in the U.S. increased approximately 80% from 1997 to 1998, industry analysts have reported their expectation that demand for mortgages in 1999 will decrease from 1998 levels.

    Rising interest rates, which typically accompany an economic slowdown, may also adversely affect demand for refinancings. Since January 1995, significant declines in interest rates have produced significant levels of refinance activity, in general, and for us in particular. If interest rates stabilize or rise even moderately, our refinance loan origination volume is likely to be adversely affected. We estimate that during the year ended December 31, 1998, approximately 54% of our of mortgage loan origination volume were refinancings of first mortgage loans.


THE LOSS OF KEY PURCHASERS OF OUR LOANS OR SERVICING RIGHTS OR A REDUCTION IN
  PRICES PAID COULD ADVERSELY AFFECT OUR ABILITY TO PROFITABLY SELL OUR LOANS AND SERVICING RIGHTS


    We currently sell substantially all of the loans we fund to independent whole loan or bulk loan buyers and sell the accompanying servicing rights to approved servicers. The premium income generated from these sales represents a primary source of our revenues and earnings. Further, we are dependent on the cash generated from sales of mortgages and servicing rights to fund our future loan closings and repay borrowings under our credit facilities. In 1998, we sold over 60% of the loans funded by our mortgage bank to two large, national companies, one of which directly competes with us for retail originations. In addition, in 1998, we sold over 65% of our servicing rights to the same company that is a competitor of ours and buys a substantial portion of our loans. In the event that any purchasers of a significant amount of loans and/or servicing rights (1) ceases to buy our loans and/or servicing rights and equivalent purchasers could not be identified on a timely basis, (2) lowers the price it pays to us or (3) adversely changes the material terms by which it currently makes purchases, our business and results of operations would be materially adversely affected.

    The prices for which we are able to sell our loans vary from time to time and may be materially adversely affected by several factors, including, without limitation, the following:

    - any reduction in the number of potential buyers of our loans;

    - any increase in the amount of similar loans available for sale;

    - increased prepayments of, or defaults under, loans in general;

    - the types and volume of loans being sold by us;

    - the level and volatility of interest rates; and

    - the quality of loans previously sold by us.

    The prices for which we are able to sell our mortgage servicing rights vary from time to time and may be materially adversely affected by a number of factors, including the general supply of and demand for mortgage servicing rights and changes in interest rates. Servicing rights for a particular loan category originated with higher interest rates tend to have a lower value than those originated with comparatively lower interest rates.

    A reduction in the size of the secondary market for the types of loans funded by us may adversely affect our ability to sell loans and servicing rights in the secondary market, and accordingly adversely impact our profitability and ability to fund future loan closings. Any decrease in the prices paid to us upon the sale of our loans or servicing rights could materially adversely affect our business and results of operations.

IF WE ARE UNABLE TO MAINTAIN ADEQUATE CREDIT FACILITIES OR ACCESS TO FUNDS, OUR
  ABILITY TO MAKE LOANS WILL BE LIMITED

    We fund substantially all of our loans through borrowings under our credit facilities and through repurchase agreements and, to a lesser extent, through internally generated funds. We repay borrowings under our credit facilities with the proceeds received from sales of loans and servicing rights. If we are unable to renew or replace our credit facilities or repurchase agreements on adequate terms, are unable to comply with the terms of our credit facilities or repurchase agreements, including the financial and other covenants, or are unable to increase our credit facilities or expand our repurchase agreements if required for future growth, our business and results of operations could be materially adversely affected. If we cannot successfully maintain our existing credit facilities or replace them with comparable financing sources, we may be required to curtail our loan origination activities, which would have a material adverse effect on our business and results of operations. Our principal credit facility provides us with a current aggregate borrowing amount of $250.0 million, which amount may be increased to $400.0 million, is renewable annually and expires on March 29, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and capital resources" on page 35.

THE PROFITABILITY OF OUR LOANS HELD FOR SALE COULD BE NEGATIVELY AFFECTED BY AN
  INCREASE IN INTEREST RATES

    The value of our loans is based, in part, on market interest rates, and we may experience losses on loan sales if interest rates change rapidly or unexpectedly. If interest rates rise after we fix a price for a loan but before we sell the loan in the secondary market, the value of that loan will decrease. If the amount we receive from originating and selling the loan is less than our cost of borrowing to finance the loan, we could incur net losses and our business and operating results could be adversely affected. Although we typically know approximately how long we will keep a loan after funding, there may be unexpected delays which could increase our interest rate exposure. While we use various hedging strategies to provide some protection against interest rate risks, no hedging strategy can completely protect us. The nature and timing of hedging transactions may influence the effectiveness of hedging strategies and poorly designed strategies or improperly executed transactions may increase rather than decrease risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the hedges that we make will adequately offset the risks of interest rate volatility or that our hedges will not result in losses.

IF WE DO NOT PROPERLY EXECUTE OUR ACQUISITION STRATEGY, INCLUDING SUCCESSFULLY
  INTEGRATING OUR ACQUIRED COMPANIES, OUR BUSINESS MAY SUFFER

    A key element of our growth strategy is to expand our operations through selective acquisitions of independent mortgage brokers and bankers. Substantial competition exists for acquisition opportunities in the mortgage industry. This competition could result in an increase in the price of, and a decrease in the number of, attractive acquisition targets. As a result we may not be able to successfully acquire attractive targets on terms that we deem acceptable. In addition, we cannot assure you that we will be able to obtain the additional financing we may need for our acquisition program on terms that we deem acceptable. Acquisitions may also involve a number of special risks, including adverse short-term effects on our results of operations, dilution resulting from issuances of our common stock, diversion of management's time, strain on our financial and administrative infrastructure, difficulties in integrating acquired businesses and personnel, loss of personnel and unanticipated legal liabilities. We cannot assure you that we will be able to overcome these acquisition risks or that they will not adversely affect our business and results of operations.


IF WE LOSE OUR KEY PERSONNEL, WE MAY NOT BE ABLE TO REPLACE THEM WITH HIGHLY
  EXPERIENCED PERSONNEL


    Our future success depends to a significant extent on the continued services of our senior management, particularly Bruce C. Abrams, Mark A. Filler, Terry A. Markus, William D. Osenton and Martin E. Francis, our Chairman and Chief Executive Officer, President, President of Prism Illinois, President of Pacific Guarantee and President of Mortgage Market, respectively. The loss of the services of Mr. Abrams, Mr. Filler, Mr. Markus, Mr. Osenton, Mr. Francis or other key employees, could have a material adverse effect on our business and results of operations. We do not maintain "key person" life insurance for any of our personnel.


IF WE CANNOT ATTRACT OR RETAIN QUALIFIED LOAN ORIGINATORS, OUR ABILITY TO
  MAINTAIN AND INCREASE OUR ORIGINATION VOLUME WILL BE ADVERSELY AFFECTED


    We depend on our loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders, corporations and others, leading to repeat and referral business. Accordingly, we must be able to attract, motivate and retain skilled loan originators. In addition, our growth strategy contemplates hiring additional loan originators. The market for skilled loan originators is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs for such loan originators. If we are unable to attract or retain a sufficient number of skilled loan originators or even if we are able to retain loan orginators but our costs increase, our business and results of operations could be adversely affected.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL
  PERFORMANCE

    We face competition in the business of originating and selling mortgage loans. Low barriers to entry result in a steady stream of new competitors entering the traditional mortgage market and the Internet mortgage market. In addition, the nature of the mortgage industry is changing as mortgage products are becoming more commodity-like in nature due to, among other factors, price and visibility on the Internet. Mortgage companies must be able to offer a broad range of attractively priced products to remain competitive. We compete with a wide range of other mortgage lenders, including:

    - other mortgage banks;

    - commercial banks, savings and loan associations;

    - credit unions;

    - insurance companies and other finance companies; and

    - Internet mortgage web sites.

    Many of these competitors or potential competitors are better established, substantially larger and have more capital and other resources than we do. If we expand into additional geographical markets, we will face competition from consumer lenders with established positions in those markets. In the future, we may also face competition from government-sponsored entities, such as Fannie Mae and the Federal Home Loan Mortgage Corporation. Competition may lower the rates we can charge borrowers, thereby potentially lowering the amount of premium income on future loan sales and sales of servicing rights. Increased competition may also reduce the volume of our loan originations and loan sales. We cannot assure you that we will be able to compete successfully in this evolving market.


IF WE ARE UNABLE TO IMPLEMENT OUR INTERNET STRATEGY SUCCESSFULLY, OUR ABILITY TO
  GROW OUR OVERALL ORIGINATION VOLUME MAY BE NEGATIVELY AFFECTED


    A portion of our growth is dependent on our ability to originate loans on the Internet. Our Internet success will depend, in part, on the development and maintenance of the Internet's infrastructure and consumer acceptance of it as a distribution channel for mortgages. There can be no assurance that consumers will increase their use of the Internet for obtaining mortgage loans. In order to grow our loan volume on the Internet, we are dependent on relationships with operators of Internet mortgage web sites to capture some of the on-line mortgage growth. However, our ability to significantly increase the number of loans we originate over the Internet and to continue to originate loans profitably through the Internet remains uncertain. In addition, many of our agreements with Internet mortgage web sites can be terminated with notice by either party. Our business and results of operations may be materially, adversely affected by the termination of these agreements.


CHANGES IN EXISTING GOVERNMENT SPONSORED AND FEDERAL MORTGAGE PROGRAMS COULD
  MAKE SELLING OUR LOANS IN THE SECONDARY MARKET MORE DIFFICULT


    Our ability to generate revenue through the sale of mortgages is largely dependent upon the continuation of programs administered by Fannie Mae, the Federal Home Loan Mortgage Corporation and others which facilitate the issuance of mortgage-backed securities. A portion of our business is also dependent upon the continuation of various programs administered by the Federal Housing Administration and the Veterans Administration. Any discontinuation of, or significant reduction in, the operation of those programs could have a material adverse effect on our business and results of operations.

OUR NON-PRIME MORTGAGE BUSINESS SUBJECTS US TO GREATER RISKS THAN OUR PRIME
  BUSINESS

    Lenders in the non-prime mortgage banking industry make loans to borrowers who have impaired or limited credit histories or higher debt-to-income ratios than traditional mortgage lenders allow. For the year ended December 31, 1998, only approximately 3% of the dollar amount and 5% of the total number of our loans originated were categorized as non-prime. However, our dependence on this class of borrowers, and exposure to the greater risks inherent to non-prime mortgage loans, may increase if we determine to increase our focus on these loan programs. The non-prime mortgage banking industry is a riskier business than the conforming mortgage business because product offerings for non-prime mortgages frequently change which may make selling a non-prime loan in the secondary market more difficult. If non-prime lending becomes a more significant part of our business, our failure to adequately address these and other related risks could have a material adverse effect on our business and results of operations.

WE MAY BE REQUIRED TO RETURN PROCEEDS OBTAINED FROM THE SALE OF LOANS

    When we sell a loan to an investor, we are required to make unqualified representations and warranties regarding the loan, the borrower and the property. These representations are made based in part on our due diligence and information provided to us by borrowers and others. If any of these representations or warranties are later determined not to be true, we may be required to repurchase the loan from the investor or indemnify the investor for any damages caused by the breach of such representation or warranty. In connection with some non-prime loan sales, we may be required to return a portion of the premium paid by the investor for the loan if the loan is prepaid within the first year after its sale. If, to any significant extent, we are required to repurchase loans, indemnify investors or return loan premiums, it could have a material adverse effect on our business and results of operations.

BECAUSE OUR ORIGINATION VOLUME IS GEOGRAPHICALLY CONCENTRATED, OUR BUSINESS MAY
  BE ADVERSELY AFFECTED BY DEVELOPMENTS IN INDIVIDUAL MARKETS

    In 1998, approximately 39%, 28% and 21% of our mortgage loan originations, as measured by principal balances, were secured by property located in California, Illinois and the Pacific Northwest, respectively, after giving effect to our 1998 acquisitions for the entire year. Should these states or their surrounding regions experience adverse economic, political or business developments or suffer natural disasters, our ability to originate loans would be reduced, and the rates of delinquency and foreclosure on loans we originate would be higher, than if we had greater geographic diversification. Moreover, if any of these states' or if the region's real estate markets should experience an overall decline in property values, the rates of delinquency, foreclosures, bankruptcies and losses on the loans we originate may be expected to increase substantially, which could negatively affect our ability to originate loans or to sell our loans and servicing rights. Unless and until we achieve greater geographic diversification, any disproportionate economic downturn in these areas could have a material adverse effect on our business and results of operations.

WE MAY NOT ATTAIN ANALYSTS' AND INVESTORS' EXPECTATIONS DUE TO ADVERSE FACTORS

    Our quarterly revenues and net earnings have fluctuated in the past and are expected to fluctuate in the future as a result of a number of factors, including the following:


    - size and timing of sales of loans and servicing rights, as a delay in a loan sale from one quarter to the subsequent quarter may lower revenues in the quarter from which the sale was delayed;



    - size and timing of acquisitions and internal expansion, as the timing will impact the future amount of revenues, goodwill and other expenses recorded by us;



    - the volatility of interest rates, as volatile interest rates could impact our ability to profitably originate and sell loans, particularly if our hedging strategy is ineffective;



    - the level of interest rates, as origination volume, particularly with respect to refinancings, is interest rate sensitive;

    - the relative volume of mortgage loan originations, as a decrease in the relative volume of originations from one quarter compared to a subsequent quarter could negatively affect the revenues in the quarter with the lower origination volume;



    - our ability to offer competitive rates, as our failure to offer competitive rates may lower our origination volume for a particular quarter; and



    - changes in market rates for origination and processing fees, as a decrease in these fees would lower our quarterly revenue from these sources.


    In addition, a delay in closing a sale of loans or servicing rights would postpone recognition of premium income on these sales to a subsequent quarter. Unanticipated delays in closing a sale of loans or servicing rights could also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our credit facilities are outstanding. If we are unable to profitably sell a sufficient number of loans or servicing rights in a particular reporting period, our revenues for that period would decline. As a result, we could report lower net earnings or a loss reported for that period. Our quarterly earnings will also be affected by:

    - the timing of acquisitions and the recognition of costs associated with those acquisitions;

    - the generally lower initial profitability of newly opened branches compared to mature branches; and

    - the success of our hedging strategy.

    These factors, among others, make it possible that in some future quarter our results of operations may be below the expectations of securities analysts and investors, which could have a material adverse effect on the price of our common stock.

OUR DEPENDENCE ON INFORMATION SYSTEMS MAY RESULT IN COMPUTER PROBLEMS CAUSED BY
  THE YEAR 2000

    Our business is highly dependent on communications and information systems. Any failure or interruption of our systems or third party systems on which we rely could cause underwriting or other delays. Such failures or interruptions may result from the inability of computing systems to recognize the year 2000. We cannot assure you that these year 2000 issues have been or will be adequately addressed by us or the third parties on which we rely, or that any such failures or interruptions will not occur. The occurrence of any failures or interruptions could have a materially adverse effect on our business and results of operations.


MORTGAGE BROKERAGE REGULATIONS OR OTHER GOVERNMENT REGULATIONS COULD ADVERSELY
  AFFECT THE METHOD BY WHICH WE CONDUCT OUR BUSINESS OR REDUCE THE NUMBER OF LOANS WE ORIGINATE


    Most states have laws and regulations governing the registration or licensing and conduct of persons providing mortgage brokerage services. Such laws and regulations also typically require certain consumer protection disclosures and compliance with loan solicitation procedures and a variety of other practices, throughout the various stages of the mortgage solicitation, application and approval process.

    In addition to state law, mortgage brokerage services are heavily regulated by federal law. For example, the Real Estate Settlement Procedures Act, prohibits the payment and receipt of mortgage loan referral fees. The act, however, does permit persons to be compensated for the fair market value of non-referral services actually rendered.

    Failure to comply with these requirements can lead to civil and/or criminal liability, loss of approved status, demands for indemnification or loan repurchases from buyers in the secondary market, rights of rescission for mortgage loans, class action lawsuits and administrative and enforcement actions.

    In addition, members of Congress, government officials and political candidates from time to time have suggested the elimination of or further limitation on the mortgage interest deduction for federal income tax purposes based on borrower income, type of loan or principal amount. Some of our loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs. The competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this government action.

    Although we believe that we are currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, we cannot assure you that we are, or will be, in full compliance with current laws, rules and regulations; that more restrictive laws, rules and regulations will not be adopted or promulgated; that existing laws and regulations will not be interpreted in a more restrictive manner, which could make compliance substantially more difficult or expensive; or that new laws reducing or eliminating some of the benefits of purchasing a mortgage will not be enacted. If we are unable to comply with those laws or regulations or if new laws limit or eliminate some of the benefits of purchasing a mortgage, our business and results of operations may be materially adversely affected. For a more detailed discussion on governmental regulation, please refer to "Business-- Government regulation" on page 54.

IF IN THE FUTURE WE DECIDE TO SECURITIZE AND/OR RETAIN THE SERVICING RIGHTS OF
  OUR LOANS, WE WOULD BE SUBJECT TO ADDITIONAL RISKS THAT WE DO NOT CURRENTLY
  FACE

    We currently do not securitize the loans that we originate, but rather sell them to the secondary market. However, in the future if the prices offered in the secondary market for our loans are significantly lower than what we could receive through securitization, we would consider securitizing our loans. If we began securitizing our loans, we would be subject to numerous additional risks, including:

    - decreased operating cash flow;

    - conditions in the general securities and securitization markets;

    - the need to obtain satisfactory credit enhancements;


    - the potential of having to write down the value of retained residual interests as a result of inaccurate projections regarding the fair value of the residual interest; and


    - increased potential for earnings fluctuations.

Except during the short period of time before a loan is sold, we also do not retain the servicing rights to the loans we originate. We sell the servicing rights at the same time we sell the loan. However, we would consider retaining the servicing rights to our loans if we believed that their value was significantly greater than secondary market buyers were then willing to pay. If we started retaining the servicing rights to our loans, we would be subject to numerous additional risks, including:

    - decreased operating cash flow; and

    - the potential of having to write down the value of the servicing rights through a charge to earnings, particularly as a result of changing interest rates and alternative financing options which lead to increased prepayments.

If we determined to securitize and/or retain the servicing rights to our loans, and we did not adequately address the above mentioned and other related risks, they could have a material adverse effect on our business and results of operations.

PENDING INDUSTRY-WIDE LITIGATION COULD CHANGE THE MANNER IN WHICH WE DO BUSINESS
  AND SUBJECT US TO POTENTIAL LIABILITY

    Numerous lawsuits seeking class certification have been filed against mortgage lenders alleging that a type of direct and indirect payments to mortgage brokers by those lenders violate the Real Estate Settlement Procedures Act. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers and allege that various forms of direct and indirect payments to mortgage brokers are referral fees or unearned fees prohibited under RESPA, or that consumers were not informed of the brokers' compensation, in violation of law. Several federal district courts construing RESPA in these cases have reached conflicting results. In the only appellate decision addressing the issue to date, the United States Court of Appeals for the Eleventh Circuit in CULPEPPER V. INLAND MORTGAGE CORPORATION reversed the lower court's summary judgment in favor of the lender defendant on the grounds that the lender had failed to establish that the indirect payment in the form of a "yield spread premium" made to a broker in a particular transaction was not a referral fee prohibited by RESPA. The case was remanded to the district court for further proceedings. The Department of Housing and Urban Development, acting upon Congress' direction, issued a policy statement in January 1999 setting forth its position that the legality of lender payments to mortgage brokers depends on a case-by-case analysis that takes into consideration all direct and indirect compensation received by the mortgage broker to determine whether (1) goods or facilities have been actually furnished or services performed for the compensation paid, and (2) the compensation is reasonably related to the value of the goods or facilities actually furnished or services actually performed.

    We receive various forms of direct and indirect payments from lenders for loans we broker. If the pending cases on lender payments to brokers are ultimately resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. In addition, future legislation, regulatory interpretations or judicial decisions may require us to change our broker compensation programs or subject us to material monetary judgments or other penalties. Any changes or penalties may have a material adverse effect on our business and results of operations. For a more detailed description of government regulation, please refer to "Business--Government regulation" on page 54.


YOU MAY NOT BE ABLE TO TRADE OUR COMMON STOCK IF AN ACTIVE TRADING MARKET DOES
  NOT DEVELOP


    Prior to this offering, you could not publicly buy or sell our common stock. An active public market for our common stock may not develop or be sustained after this offering. Although the initial public offering price will be determined based on negotiations between the underwriters and us, the market price after the offering may vary from and decline below the initial offering price.


THE VALUE OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES DUE TO THE
  POTENTIAL VOLATILITY OF THE PRICE FOR OUR COMMON STOCK


    The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including the following:

    - actual or anticipated fluctuations in our operating results;

    - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

    - the operating and stock performance of our competitors;

    - announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - changes in interest rates;

    - additions or departures of key personnel; and

    - future sales of our common stock.

    In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

    In the past, stockholders have often brought securities class action litigation against a company following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

OUR OFFICERS ELECT ALL OF OUR DIRECTORS AND CONTROL STOCKHOLDER VOTES; YOUR
  INTERESTS MAY NOT BE THE SAME AS THOSE OF OUR OFFICERS

    Upon the closing of this offering, our officers and directors, together with entities affiliated with them, will beneficially own approximately 74% of our outstanding common stock. These persons will own 71% if the underwriters' over-allotment option is exercised in full. As a result, if acting together, these stockholders will have the ability to control the outcome to all matters requiring stockholder approval including:

    - the election and removal of directors;

    - amendments to our charter; and

    - any merger, sale of all or substantially all of our assets or other major corporate transactions.

    Such control could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of our common stock could be adversely affected. For a more detailed description of our management team and their ownership of common stock, please refer to "Management" on page 57 and "Principal and Selling Stockholders" on page 68.

POSSIBLE FUTURE SALES OF OUR COMMON STOCK BY OUR OFFICERS AND OTHERS COULD CAUSE
  THE MARKET PRICE OF OUR COMMON STOCK TO DECREASE AND MAKE EQUITY CAPITAL RAISING MORE DIFFICULT


    Sales of significant amounts of our common stock after this offering or the perception that such sales will occur could adversely affect the market price of our common stock or our future ability to raise capital through an offering of equity securities. After this offering, we will have outstanding 14,629,452 shares of common stock. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" within the meaning of Rule 144 under the Securities Act. The 12,129,452 remaining shares of outstanding common stock, representing approximately 83% of the outstanding common stock upon completion of this offering, will be "restricted securities" under the Securities Act, subject to restrictions on the timing, manner and volume of sales of those shares.



    Our directors, officers and all of our current stockholders immediately prior to this offering have agreed for a period of 180 days after the date of this prospectus, that they will not, without the prior written consent of William Blair & Company, L.L.C., directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock, other than shares acquired in this offering. Subject to the preceding lock-up agreements, holders of up to 11,948,499 shares of common stock will have the right to request the registration of their shares under the Securities Act. Upon the effectiveness of that registration, all shares covered by that registration statement will be freely transferable. Following the closing of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering approximately 2.4 million shares of common stock reserved for issuance under the 1999 Omnibus Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, the Pacific Equity Value Plan and the Mortgage Market Equity Value Plan. Accordingly, subject to applicable vesting requirements and exercise with respect to options, shares registered under that registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. For a more detailed description of additional shares that may be sold in the future, please refer to "Shares Eligible for Future Sale" on page 72 and "Underwriting" on page 74.

OUR ABILITY TO MEET OUR PAYMENT OBLIGATIONS IS DEPENDENT UPON DISTRIBUTIONS FROM
  OUR SUBSIDIARIES, BUT OUR SUBSIDIARIES' ABILITY TO MAKE DISTRIBUTIONS IS LIMITED BY LAW AND SEVERAL CONTRACTUAL AGREEMENTS


    Prism Financial will be a holding company, the principal assets of which will initially be the shares of the capital stock of Prism Mortgage. As a holding company without independent means of generating operating revenue, Prism Financial will depend on dividends and other payments from Prism Mortgage to fund its obligations and meet its cash needs. Prism Financial's expenses may include salaries of its executive officers, insurance, professional fees and service of indebtedness that may be outstanding from time to time. Financial covenants under existing or future loan agreements of Prism Mortgage or its subsidiaries, or provisions of the laws of the states where Prism Mortgage or its subsidiaries are organized, may limit Prism Mortgage's ability to make sufficient dividend or other payments to permit Prism Financial to fund its obligations or meet its cash needs, in whole or in part. By virtue of Prism Financial's holding company status, its common stock will be structurally junior in right of payment to all existing and future liabilities of Prism Mortgage and its subsidiaries.


ANTI-TAKEOVER PROVISIONS AFFECTING US COULD PREVENT OUR STOCKHOLDERS FROM
  OBTAINING A CHANGE OF CONTROL PREMIUM FOR THEIR SHARES OF OUR COMMON STOCK


    Our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law contain anti-takeover provisions that could have the effect of delaying or preventing changes in control that a stockholder may consider favorable. The provisions in our charter documents include the following:

    - a classified board of directors pursuant to which our directors are divided into three classes, with three-year staggered terms;

    - the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

    - stockholder action to be taken only at a special or regular meeting; and

    - advance notice procedures for nominating candidates to our board of directors.

    The foregoing provisions could have the effect of delaying, deferring or preventing a change in control of Prism Financial; discourage bids for our common stock at a premium over the market price; or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. We are subject to certain Delaware laws that could have similar effects. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE


    We expect that the initial public offering price of our common stock will be substantially higher than the net tangible book value of each outstanding share of common stock. If you purchase common stock in this offering, you will suffer immediate and substantial dilution. The dilution will be $11.57 per share in the net tangible book value of the common stock from the expected initial public offering price. For a more detailed discussion of dilution, please refer to "Dilution" on page 21.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar words or phrases.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                      TRANSACTIONS RELATED TO THE OFFERING

    Prism Mortgage has been engaged in the residential mortgage lending business since its incorporation in 1992. Prism Financial was formed in Delaware in February of 1999 as a holding company for Prism Mortgage and its subsidiaries. Immediately prior to this offering, the existing stockholders of Prism Mortgage will exchange their shares for an aggregate of 11,495,297 shares of our common stock. As a result of these transactions (collectively, the "Incorporation Transactions"), immediately prior to this offering, the former stockholders of Prism Mortgage will own all of the issued and outstanding common stock of Prism Financial, and Prism Financial will own all of the issued and outstanding common stock of Prism Mortgage. Prior to the Incorporation Transactions, Prism Financial will not have conducted any business and will not have any assets or liabilities.


    Since 1996, Prism Mortgage has elected to be treated for federal and certain state income tax purposes as an S corporation under the Internal Revenue Code, and comparable state laws. As a result, earnings of Prism Mortgage since such election have been included in the taxable income of its stockholders for federal and state income tax purposes, and Prism Mortgage has not been subject to income tax on such earnings. Upon the closing of this offering, Prism Mortgage's S corporation status will be terminated. Immediately prior to conversion to C corporation status, Prism Mortgage will make a distribution to its stockholders (the "S Corporation Distribution") consisting of all of its previously earned and undistributed taxable S corporation earnings through the date of the closing of this offering. Had that distribution occurred on March 31, 1999, the amount of that distribution would have been approximately $18.1 million, which amount we expect to increase as a result of additional S corporation income from April 1, 1999 to the closing of this offering. The distribution will consist of promissory notes bearing interest at the rate payable by Prism Financial on its principal credit facility (the "S Corporation Distribution Notes"), and these S Corporation Distribution Notes will be repaid as soon as practicable from the proceeds of this offering. Upon consummation of the Incorporation Transactions, Prism Mortgage will no longer be treated as an S corporation and, accordingly, will be fully subject to federal and state income taxes. As a result of becoming taxable as a C corporation, for the quarter in which this offering closes, we will record a one-time non-cash credit to earnings to recognize a deferred income tax asset. If this credit had been recorded at March 31, 1999, the amount credited to earnings would have been approximately $855,000. This amount may change by the amount of net deferred tax assets or liabilities related to our operations from April 1, 1999 through the date of the closing of this offering. For more information, please refer to "Capitalization" on page 20.

                                USE OF PROCEEDS

    The primary purposes of this offering are to repay outstanding indebtedness, obtain additional capital, create a public market for our common stock and facilitate future access to public markets. The net proceeds to us from the issuance and sale of the shares of common stock are estimated to be approximately $31.8 million, assuming an initial public offering price of $14.00 per share and after deducting estimated offering expenses of $800,000 and the underwriting discount payable by us. We intend to use a portion of the net proceeds received by us in this offering to pay, as soon as practicable after the closing of this offering, the approximately $18.1 million aggregate principal and interest outstanding under the S Corporation Distribution Notes as of March 31, 1999. We expect this amount will increase as a result of additional S corporation income from April 1, 1999 to the closing of this offering. Of the remaining net proceeds, approximately $3.3 million will be used to repay outstanding indebtedness, including interest, owed to a senior lender. Portions of this indebtedness were used to partially finance our acquisition of Pacific Guarantee. This indebtedness currently bears interest at 7.25% and matures on July 15, 2003. In addition, approximately $1.3 million of the proceeds will be used to repay outstanding subordinated indebtedness, including interest, owed to three individuals. This subordinated indebtedness bears interest at a rate of 10% per annum and matures between March 31, 2000 and December 31, 2002. The balance of the net proceeds from this offering will be used for general corporate and working capital purposes, including acquisitions, although none of these proceeds has been allocated for any specific acquisition. Pending those uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities and deposit accounts. We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to the exercise of the over-allotment option. For more information on the use of proceeds, please refer to "Management's Discussion and Analysis--Developments in the last 12 months" on page 40, "Transactions Related to the Offering" on page 18 and "Certain Transactions" on page 66.

                                DIVIDEND POLICY

    Other than the S Corporation Distribution Notes, we do not expect to pay any dividends in cash or notes on our capital stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, since we are a holding company, our ability to pay cash dividends depends in large measure on our subsidiaries' ability to make distributions of cash or property to us. Our credit facilities impose limitations on both dividends and distributions. For a more detailed discussion of these limitations, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and capital resources" on page 35 and note 6 to our consolidated financial statements on page F-23.

    Any further determination as to dividend policy will be made by our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects and such other factors as our board of directors may deem relevant.

                                 CAPITALIZATION


    The following table sets forth Prism Financial's capitalization as of March 31, 1999 on an actual basis, assuming the Incorporation Transactions had occurred on March 31, 1999 and as adjusted to reflect: (A) the sale of 2,500,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $14.00 per share; (B) an assumed S Corporation Distribution of $18.1 million as of March 31, 1999, which amount we expect will increase as a result of additional S corporation income from the period from April 1, 1999 to the closing of this offering; (C) the creation of a deferred tax asset in the amount of $855,000 as of March 31, 1999, which amount may change by the amount of deferred tax assets or liabilities from April 1, 1999 to the closing of this offering; (D) the issuance of 580,613 shares of common stock pursuant to the acquisition agreement relating to our acquisition of Pacific Guarantee, including 49,180 shares to an employee of Pacific Guarantee and 127,411 shares pursuant to the Pacific Equity Value Plan upon the closing of this offering; (E) the issuance of 53,542 shares pursuant to the Mortgage Market Equity Value Plan upon the closing of this offering; and (F) the application of the remaining estimated net proceeds as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. For more information, please refer to "Transactions Related to the Offering" on page 18.



                                                                                             MARCH 31, 1999
                                                                                       ---------------------------
                                                                                             (IN THOUSANDS,
                                                                                           EXCEPT SHARE DATA)
                                                                                                         AS
                                                                                        ACTUAL     ADJUSTED(1)(2)
                                                                                       ---------  ----------------
Long-term debt.......................................................................  $   4,906     $      320
                                                                                       ---------        -------
Stockholders' equity:
  Preferred stock, $0.01 par value per share, 10,000,000 shares authorized; no shares
    issued and outstanding...........................................................         --             --
  Common stock, $0.01 par value per share, 100,000,000 shares authorized; 11,495,297
    shares issued and outstanding actual, and 14,629,452 as adjusted.................        115            146
Additional paid-in capital...........................................................      4,003         43,876
Retained earnings....................................................................     16,557             --
                                                                                       ---------        -------
  Total stockholders' equity.........................................................     20,675         44,022
                                                                                       ---------        -------
    Total capitalization.............................................................  $  25,581     $   44,342
                                                                                       ---------        -------
                                                                                       ---------        -------


------------------------

(1) Excludes (A) 1.5 million shares of common stock reserved for issuance under our 1999 Omnibus Stock Incentive Plan, including the 740,000 shares of common stock issuable by us upon exercise of options to be granted upon the closing of this offering, with an exercise price equal to the initial public offering price; (B) 750,000 shares of common stock reserved for issuance by us pursuant to our 1999 Employee Stock Purchase Plan; (C) up to $3.2 million of common stock that may be issuable by us pursuant to the Prism2000 Profit Sharing Plan; and (D) 102,690 shares of common stock issuable by us pursuant to a stock purchase right.

(2) Excludes shares of common stock that may be issuable by us in the future pursuant to the purchase agreements relating to our acquisitions of Pacific Guarantee, Mortgage Market and First City. For a more detailed description of these purchase agreements, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Developments in the past 12 months" on page 40 and notes 3 and 5 to our consolidated financial statements on page F-19 and page F-6, respectively.

                                    DILUTION


    Prism Financial's net tangible book value as of March 31, 1999 was $17.8 million, or $1.55 per share, based on 11,495,297 shares of common stock outstanding, assuming the Incorporation Transactions had occurred on March 31, 1999. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding. After giving effect to: (A) the sale of 2,500,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $14.00 per share; (B) an assumed S Corporation Distribution of $18.1 million as of March 31, 1999, which amount we expect will increase as a result of additional S corporation income from April 1, 1999 to the closing of this offering; (C) the creation of a deferred tax asset in the amount of $855,000, as of March 31, 1999, which amount may change by the amount of deferred tax assets or liabilities from April 1, 1999 to the closing of this offering; (D) the issuance of 580,613 shares of common stock pursuant to the acquisition agreement relating to our acquisition of Pacific Guarantee and the issuance of 53,542 shares of common stock under the Mortgage Market Equity Value Plan upon the closing of this offering; and (E) the application of the remaining estimated net proceeds as described under "Use of Proceeds," our pro forma net tangible book value at March 31, 1999 would have been $35.5 million, or $2.43 per share. This represents an immediate increase in pro forma net tangible book value of $0.88 per share to the existing stockholders and an immediate dilution of $11.57 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............             $   14.00
    Net tangible book value per share as of
      March 31, 1999........................................  $    1.55
    Decrease per share due to payment of the S Corporation
      Distribution..........................................      (1.58)
    Increase per share due to issuance of shares to Pacific
      Guarantee and Mortgage Market.........................       0.22
    Increase per share due to deferred tax asset............       0.07
    Increase per share attributable to new investors........       2.17
                                                              ---------
Pro forma net tangible book value per share after this
  offering..................................................                  2.43
                                                                         ---------
Dilution per share to new investors.........................             $   11.57
                                                                         ---------
                                                                         ---------


    The following table summarizes on a pro forma basis as of March 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by investors purchasing common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses:


                                      SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                   -----------------------  ------------------------     PRICE
                                      NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                   ------------  ---------  -------------  ---------  -----------
Existing stockholders............    12,129,452       82.9% $  13,128,170       27.3%  $    1.08
New investors....................     2,500,000       17.1     35,000,000       72.7       14.00
                                   ------------  ---------  -------------  ---------
      Total......................    14,629,452      100.0% $  48,128,170      100.0%
                                   ------------  ---------  -------------  ---------
                                   ------------  ---------  -------------  ---------


    The tables above exclude (A) 1.5 million shares of common stock reserved for issuance by us pursuant to our 1999 Omnibus Stock Incentive Plan, including the 740,000 shares of common stock issuable by us upon exercise of options to be granted upon the closing of this offering, with an exercise price equal to the initial public offering price; (B) 750,000 shares of common stock reserved for issuance by us pursuant to our 1999 Employee Stock Purchase Plan; (C) up to $3.2 million of common stock that may be issuable by us pursuant to the Prism2000 Profit Sharing Plan; and (D) 102,690 shares of common stock issuable by us pursuant to a stock purchase right. The tables above also exclude shares of common stock that may be issuable by us in the future pursuant to the purchase agreements relating to our acquisitions of Pacific Guarantee, Mortgage Market and First City. For more information about these purchase agreements, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Developments in the past 12 months" on page 40 and notes 3 and 5 to our consolidated financial statements on page F-19 and page F-6, respectively.

    If the underwriters' over-allotment option is exercised in full, sales by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to 11.8 million, or 80%, and will increase the number of shares to be purchased by the new investors to 2.9 million, or 20%. For a more detailed description of shares being sold by the selling stockholders, please refer to "Principal and Selling Stockholders" on page 68.

                            SELECTED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

    The following selected financial data for the year ended December 31, 1998 and as of December 31, 1998 have been derived from Prism Financial's consolidated financial statements, included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The following selected financial data for the years ended December 31, 1996 and 1997 and as of December 31, 1997 have been derived from Prism Financial's consolidated financial statements, included elsewhere in this prospectus, which have been audited by McGladrey & Pullen, LLP, independent public accountants. The following selected financial data for the years ended December 31, 1994 and 1995 and as of December 31, 1994, 1995 and 1996 have been derived from the audited financial statements of Prism Financial not included in this prospectus. The following selected financial data for the three months ended March 31, 1999 and 1998 and as of March 31, 1999 have been derived from Prism Financial's unaudited consolidated financial statements, included elsewhere in this prospectus. Such financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year. The operating data are derived from financial information compiled by Prism Financial and are unaudited. The following information is qualified by reference to, and should be read in conjunction with, our financial statements and related notes, "Unaudited Pro Forma Combining Statement of Income" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              YEAR ENDED DECEMBER 31,                         THREE MONTHS ENDED
                                         ------------------------------------------------------------------       MARCH 31,
                                                                                                 PRO FORMA   --------------------
                                           1994       1995       1996       1997       1998     1998(1)(2)     1998       1999
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
STATEMENT OF INCOME DATA:
Revenues
  Loan origination income..............  $   1,779  $   5,709  $   9,494  $  20,984  $  66,514   $ 103,963   $  11,011  $  27,692
  Net premium income...................         --         --        422      1,726     12,243      22,370       1,385      5,770
  Loan-related fees....................        450      1,554      1,929      3,704      8,269      14,508       1,082      4,434
  Net interest income (expense)........          3       (168)      (102)       392      2,000       1,116         278      1,280
  Other................................         37        482        458        548      1,816       2,310         127        772
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
    Total revenues.....................      2,269      7,577     12,201     27,354     90,842     144,267      13,883     39,948
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Expenses
  Commissions..........................        970      2,964      4,350     10,361     37,502      66,767       4,815     15,366
  Loan-related expenses................        379      1,085      2,026      3,823      9,346      11,924       1,838      3,624
  Salaries and benefits................        478      1,767      2,829      6,421     19,649      28,632       3,247      8,962
  General and administrative
    expenses...........................        299      1,336      1,851      3,770     11,576      18,527       2,108      6,554
  Depreciation and amortization........         36         50        105        327      1,473       1,775         200        465
  Other(3).............................         36        152         20        149        201         566          25         81
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
    Total expenses.....................      2,198      7,354     11,181     24,851     79,747     128,191      12,233     35,052
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
      Net income.......................  $      71  $     223      1,020      2,503     11,095      16,076       1,650      4,896
                                         ---------  ---------
                                         ---------  ---------
Pro forma data (unaudited):
Pro forma provision for income
  taxes(4).............................                              410        995      4,212       6,167         626      1,909
                                                               ---------  ---------  ---------  -----------  ---------  ---------
  Net income adjusted for pro forma
    income tax provision...............                        $     610  $   1,508  $   6,883   $   9,909   $   1,024  $   2,987
                                                               ---------  ---------  ---------  -----------  ---------  ---------
                                                               ---------  ---------  ---------  -----------  ---------  ---------
Pro forma net income per share:
  Basic................................                                              $    0.60   $    0.84              $    0.23
                                                                                     ---------  -----------             ---------
                                                                                     ---------  -----------             ---------
  Diluted..............................                                              $    0.60   $    0.83              $    0.23
                                                                                     ---------  -----------             ---------
                                                                                     ---------  -----------             ---------
Pro forma weighted average number of
  shares outstanding(5):
  Basic................................                                                 11,520      11,838                 12,791
                                                                                     ---------  -----------             ---------
                                                                                     ---------  -----------             ---------
  Diluted..............................                                                 11,562      11,881                 12,851
                                                                                     ---------  -----------             ---------
                                                                                     ---------  -----------             ---------

--------------------------

(FOOTNOTES ON FOLLOWING PAGE)

                                                                                                          AS OF MARCH 31,
                                                                AS OF DECEMBER 31,                    -----------------------
                                              ------------------------------------------------------              AS ADJUSTED
                                                1994       1995       1996       1997        1998        1999       1999(6)
                                              ---------  ---------  ---------  ---------  ----------  ----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................  $      75  $     597  $   1,144  $   1,164  $   12,124  $   17,168   $  26,165
Loans held for sale.........................         --      6,016     17,769     60,901     467,254     193,825     193,825
Total assets................................        338      7,409     20,100     65,332     503,622     230,648     249,378
Loans sold under agreements to repurchase...         --         --         --         --     292,627      25,912      25,912
Warehouse lines of credit...................         --      6,016     17,595     59,634     170,217     164,361     164,361
Total debt..................................         --         --         --         --       5,027       4,906         320
Total stockholders' equity..................        280        503      1,523      3,076      16,203      20,675      44,022


                                                            YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED
                                                  --------------------------------------------       MARCH 31,
                                                                                    PRO FORMA   --------------------
                                                    1996       1997       1998       1998(1)      1998       1999
                                                  ---------  ---------  ---------  -----------  ---------  ---------
OPERATING DATA:
Total mortgage originations (in millions).......  $     857  $   1,469  $   5,025   $   8,305   $     657  $   1,982
Internet mortgage originations (in millions)....  $      --  $      --  $     122   $     180   $      --  $     125
Number of loans originated......................      5,460     10,086     31,943      49,176       4,481     11,462
Loan originators at period end..................        126        203        749         749         213        765
Number of branches at period end................         11         17         95          95          22        118

------------------------

(1) Gives effect to the Incorporation Transactions, the acquisitions of Pacific Guarantee and Mortgage Market and the contribution of Illinois Guaranty to us by our principal stockholders as if they had occurred on January 1, 1998.


(2) Excludes the issuance of 404,022 shares, based on the assumed offering price of $14.00 per share, representing additional consideration of $5.7 million pursuant to the Pacific Guarantee purchase agreement upon the closing of the offering. This amount has been recognized as goodwill and will be amortized over 20 years.


(3) In 1994 and 1995, Prism Financial was taxed as a C corporation, and the amounts reflected for such periods include actual federal and state income taxes of $25,000 and $152,000, respectively.

(4) Beginning January 1, 1996, Prism Financial elected to be treated as an S corporation for federal and state income tax purposes. Pro forma income taxes for the years ended December 31, 1996, 1997, 1998, Pro Forma 1998 and the three months ended March 31, 1998 and March 31, 1999 reflect adjustments for federal and state income taxes as if Prism Financial had been taxed as a C corporation rather than an S corporation for such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Termination of S corporation status and income taxes."

(5) The pro forma weighted average number of shares for December 31, 1998 includes the effect of the assumed issuance of 951,656 shares of common stock to generate sufficient cash to pay the S corporation distribution amount of $13.3 million at December 31, 1998. The pro forma weighted average number of shares for March 31, 1999 includes the effect of the assumed issuance of 1,295,463 shares of common stock to generate sufficient cash to pay the S corporation distribution amount of $18.1 million at March 31, 1999. The issuance of common stock was based on an assumed $14.00 offering price. Pro forma weighted average number of shares outstanding does not include the shares of common stock to be issued by us upon the closing of the offering pursuant to the Pacific Guarantee purchase agreement or under the incentive plan established for employees of

    Mortgage Market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Developments in the past 12 months."

(6) As adjusted to give effect to:

    - an assumed S corporation distribution of $18.1 million as of March 31, 1999, which amount we expect to increase as a result of additional S corporation income from April 1, 1999 to the closing of this offering;

    - the recording by us of a one-time non-cash credit to earnings in the amount of $855,000 to recognize a deferred income tax asset as a result of the termination of our S corporation status, which amount may change by the amount of net deferred tax assets or liabilities related to our operations from April 1, 1999 through the date of the closing of this offering;

    - the shares of common stock to be issued by us upon the closing of the offering pursuant to the Pacific Guarantee purchase agreement and pursuant to the incentive plan established for employees of Mortgage Market; and

    - the issuance and sale of the common stock offered by us in this offering at an assumed offering price of $14.00 per share and application of the net proceeds therefrom as described in "Use of Proceeds."

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME
                                 (IN THOUSANDS)

    The unaudited pro forma combining statement of income gives effect to the acquisitions of Pacific Guarantee and Mortgage Market and the contribution of Illinois Guaranty by our principal stockholders as if these acquisitions and contribution had occurred on January 1, 1998. Financial information for Pacific Guarantee, Mortgage Market and Illinois Guaranty is included for the period ending immediately prior to the acquisition or contribution, as applicable. Prism Financial acquired all of the outstanding shares of Pacific Guarantee, Mortgage Market and Illinois Guarantee on September 1, 1998, September 30, 1998 and April 30, 1998, respectively.

    The pro forma statement of income is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred as if each acquisition and contribution had been consummated on January 1, 1998, nor is it necessarily indicative of the future operating results of the combined companies. Pro forma provision for income taxes on the statement below reflects adjustments for federal and state income taxes as if Prism Financial had been taxed as a C corporation rather than an S corporation for the columns presented. These financial statements should be read in conjunction with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information which are included elsewhere in this prospectus.

                                                                PACIFIC                          ILLINOIS
                                                  PRISM        GUARANTEE     MORTGAGE MARKET     GUARANTY
                                                FINANCIAL    EIGHT MONTHS      NINE MONTHS      FOUR MONTHS
                                               YEAR ENDED        ENDED            ENDED            ENDED
                                              DECEMBER 31,    AUGUST 31,      SEPTEMBER 30,      APRIL 30,     PRO FORMA
                                                  1998           1998             1998             1998       ADJUSTMENTS
                                              -------------  -------------  -----------------  -------------  -----------
Revenues:
  Loan origination income...................    $  66,514      $  21,817        $  15,632        $      --     $      --
  Net premium income........................       12,243          3,196            6,931               --            --
  Loan-related fees.........................        8,269          4,896            1,343               --            --
  Net interest income (expense).............        2,000           (363)            (361)              --          (160)(1)
  Other.....................................        1,816             23               51              420            --
                                              -------------  -------------        -------           ------    -----------
    Total revenues..........................       90,842         29,569           23,596              420          (160)
                                              -------------  -------------        -------           ------    -----------
Expenses:
  Commissions...............................       37,502         17,634           11,631               --            --
  Loan-related expenses.....................        9,346            307            2,271               --            --
  Salaries and benefits.....................       19,649          4,968            3,945               70            --
  General and administrative expenses.......       11,576          3,472            3,449               30            --
  Depreciation and amortization.............        1,473             55              153               --            94(2)
  Other.....................................          201            242              123               --            --
                                              -------------  -------------        -------           ------    -----------
    Total expenses..........................       79,747         26,678           21,572              100            94
                                              -------------  -------------        -------           ------    -----------
      Net income............................       11,095      $   2,891        $   2,024        $     320     $    (254)
                                                             -------------        -------           ------    -----------
                                                             -------------        -------           ------    -----------
  Pro forma provision for
    income taxes............................        4,212
                                              -------------
    Pro forma net income....................    $   6,883
                                              -------------
                                              -------------

                                                 PRISM
                                               FINANCIAL
                                               PRO FORMA
                                               YEAR ENDED
                                              DECEMBER 31,
                                                  1998
                                              ------------
Revenues:
  Loan origination income...................   $  103,963
  Net premium income........................       22,370
  Loan-related fees.........................       14,508
  Net interest income (expense).............        1,116
  Other.....................................        2,310
                                              ------------
    Total revenues..........................      144,267
                                              ------------
Expenses:
  Commissions...............................       66,767
  Loan-related expenses.....................       11,924
  Salaries and benefits.....................       28,632
  General and administrative expenses.......       18,527
  Depreciation and amortization.............        1,775
  Other.....................................          566
                                              ------------
    Total expenses..........................      128,191
                                              ------------
      Net income............................       16,076

  Pro forma provision for
    income taxes............................        6,167
                                              ------------
    Pro forma net income....................   $    9,909
                                              ------------
                                              ------------

------------------------

(FOOTNOTES ON FOLLOWING PAGE)

(1) Adjustment to decrease net interest income as a result of the additional interest expense that Prism Financial would have recorded if the debt used to partially fund the Pacific Guarantee acquisition had been issued on January 1, 1998. Such debt totaled $3.4 million at an average interest rate of 7.75%.

Pro forma full year interest expense...........................   $     265
Less: 1998 Prism Financial historical interest expense.........         105
                                                                 -----------
Pro forma interest expense adjustment..........................   $     160
                                                                 -----------
                                                                 -----------

(2) Adjustment for the amortization of $2.8 million in goodwill resulting from the acquisitions of Pacific Guarantee and Mortgage Market, assuming both acquisitions had been consummated on January 1, 1998. Such goodwill is being amortized over 20 years.

Pro forma full year goodwill amortization......................   $     138
Less: 1998 Prism Financial historical goodwill amortization
  expense......................................................          44
                                                                 -----------
  Pro forma amortization adjustment............................   $      94
                                                                 -----------
                                                                 -----------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF PRISM FINANCIAL. IN EVALUATING THE RISKS OF INVESTING IN PRISM FINANCIAL, PROSPECTIVE INVESTORS SHOULD ALSO EVALUATE THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS.

GENERAL

    Prism Financial is a leading retail mortgage banking company engaged in the business of originating, selling and brokering residential mortgage loans. We originated $8.3 billion in loans in 1998, making us the 3(rd) largest non-depository retail originator in the United States and the 11(th) largest overall, on a pro forma basis after giving effect to our 1998 acquisitions. Through our network of approximately 760 commission-only loan originators operating out of 118 retail branches in 17 states as of March 31, 1999, and our relationships with operators of leading Internet mortgage web sites, we offer a broad array of residential mortgage products targeted primarily to high-credit-quality borrowers. We operate as both a mortgage banker, underwriting, closing and funding loans, and a mortgage broker, selling the loan products of over 100 different lenders.

    Since being founded in 1992, we have focused on growing our origination volume by building a retail origination network through internal growth and selective acquisitions and, recently, through relationships with operators of Internet mortgage web sites. In 1998, we opened 9 company-owned branches and 12 net branches and added approximately 145 new loan originators.


    In addition, since September 1998 we acquired Pacific Guarantee, Mortgage Market and First City which added approximately 600 loan originators operating out of 88 branches and expanded our operations into California, the Pacific Northwest and the Mountain States. At closing, we paid a total of $7.6 million in cash and issued 548,851 shares of common stock in connection with these acquisitions. The Pacific Guarantee, Mortgage Market and First City acquisitions were structured so that a significant portion of the total consideration paid is dependent on the future performance of the acquired businesses. Upon completion of this offering, we will issue 404,022 additional shares of common stock to the former stockholders of Pacific Guarantee in connection with our contingent payment obligation to them pursuant to the related acquisition agreement. The additional amounts paid as consideration to the stockholders of Pacific Guarantee and to be paid to the stockholders of Pacific Guarantee, Mortgage Market or First City will be added to the purchase price and amortized as goodwill. In addition, upon completion of this offering, we will issue 49,180 shares of our common stock to an employee to satisfy our contingent payment obligation to him pursuant to the Pacific Guarantee agreement. This amount will be treated as deferred compensation and amortized over five years. Further, we may be obligated to issue additional compensation to employees of these acquired companies. These amounts will be treated as compensation expenses. See "--Developments in the past 12 months."


    The Pacific Guarantee and Mortgage Market acquisitions were accounted for using the purchase method of accounting. Accordingly, the accompanying consolidated statements of income do not include any revenues or expenses of those companies prior to the closing dates of those acquisitions.

    We earn revenues both as a retail originator of loans as well as through our mortgage banking activities. As a retail originator of loans, we generate loan origination income and loan-related fees through funded and brokered loans. Loan origination income consists of origination points paid to us by borrowers or discount points paid to us by wholesale lenders. Loan-related fees consist of application, documentation and processing fees paid by borrowers. On the loans we close through our mortgage banking activities, we generate revenues from net premium income and net interest income. Net premium income consists of the net gain on the sale of mortgage loans and mortgage servicing rights, which are sold generally within 45 days of origination. This net gain is recognized based upon the difference between the combined selling price of the loan, and its related servicing rights, and the carrying value of the mortgage loans and servicing rights sold. Net interest income consists of the net difference between interest received by us on our mortgage loans held for sale and interest paid by us under our bank credit facilities. We also generate other revenue from the sale of mortgage-related services, including mortgage insurance and title insurance policies.

    Our expenses largely consist of (1) commissions paid to loan originators on closed loans; (2) loan-related expenses, consisting of fees paid to third parties for appraisal and credit report services and reserves for potential loan repurchase and premium recapture obligations; (3) salaries and benefits paid to employees other than loan originators; (4) general and administrative expenses such as occupancy costs, office expenses and professional services; and (5) depreciation and amortization expense related principally to our facilities, computers and goodwill associated with our acquisitions. A substantial portion of these expenses is variable in nature. Commissions paid to loan originators are 100% variable, while loan-related expenses are nearly 100% variable, and both fluctuate based upon the dollar volume of loans originated. In addition, salaries and benefits fluctuate from quarter-to-quarter based on our assessment of the appropriate levels of non-loan originator staffing, which correlates to the current level of loan origination volume and our perception of future loan origination volume.

    Seasonality affects the mortgage industry as loan originations are typically at their lowest levels during the first and fourth quarters due to a reduced level of home buying activity during the winter months. Loan originations generally increase during the warmer months beginning in March and continuing through October. As a result, we may report earnings in the first and fourth quarters that are generally lower than that of the remaining quarters. However, due to significant refinance activity during 1997 and 1998, which was generally affected more by changes in interest rates than by seasons, the expected seasonal patterns are not evident in our historical financial statements.

    Economic and interest rate cycles also affect the mortgage industry, as loan originations typically fall in rising interest rate environments. During such periods, refinancing originations decrease, as higher interest rates provide reduced economic incentives for borrowers to refinance their existing mortgages. Due to stable and decreasing interest rate environments over recent years, our historical performance may not be indicative of results in rising interest rate environments. In addition, our recent and rapid growth may distort some of our ratios and financial statistics and may make period-to-period comparisons difficult. In light of this growth, our historical earnings performance may be of little relevance in predicting future performance. Furthermore, our financial statistics may not be indicative of our results in future periods.

TERMINATION OF S CORPORATION STATUS AND INCOME TAXES


    Since January 1, 1996, we have been subject to taxation under subchapter S of the Internal Revenue Code and comparable state laws. As a result, our income has been taxed, for federal, state and local income tax purposes, directly to our stockholders rather than to the company itself. In connection with the termination of our S corporation status and simultaneous with the closing of the offering, we intend to make distributions to our existing stockholders in the amount of their respective undistributed accumulated S corporation earnings. This distribution will be made in the form of the S Corporation Distribution Notes. We will repay the S Corporation Distribution Notes out of the net proceeds of this offering. If the S Corporation Distribution had occurred as of March 31, 1999, the amount would have been approximately $18.1 million, which amount is expected to increase as a result of additional S corporation income from April 1, 1999 to the closing of this offering. Upon termination of our S corporation status, we will record a one-time, non-cash credit to earnings to recognize a deferred income tax asset. If the S corporation status had been terminated as of March 31, 1999, the amount of the deferred tax credit to earnings would have been approximately $855,000, and this amount is expected to change by the amount of net deferred tax assets or liabilities related to our operations from April 1, 1999 to the closing of this offering. The pro forma provision for income taxes in the selected consolidated financial data shows results as if we had been subject to federal and state taxation at the tax rates effective for the periods presented.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, information derived from our statement of operations expressed as a percentage of total revenues. Any trends illustrated in the following table are not necessarily indicative of future results.

                                                                                         THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                    -------------------------------  --------------------
                                                      1996       1997       1998       1998       1999
                                                    ---------  ---------  ---------  ---------  ---------
RESULTS OF OPERATIONS:
  Loan origination income.........................       77.8%      76.7%      73.2%      79.3%      69.3%
  Net premium income..............................        3.4        6.3       13.5       10.0       14.5
  Loan-related fees...............................       15.8       13.6        9.1        7.8       11.1
  Net interest income (expense)...................       (0.8)       1.4        2.2        2.0        3.2
  Other...........................................        3.8        2.0        2.0        0.9        1.9
                                                    ---------  ---------  ---------  ---------  ---------
    Total revenues................................      100.0      100.0      100.0      100.0      100.0
                                                    ---------  ---------  ---------  ---------  ---------

  Commissions.....................................       35.6       37.9       41.3       34.7       38.5
  Loan-related expenses...........................       16.6       14.0       10.3       13.2        9.1
  Salaries and benefits...........................       23.2       23.4       21.6       23.4       22.4
  General and administrative expenses.............       15.2       13.8       12.8       15.2       16.4
  Depreciation and amortization...................        0.9        1.2        1.6        1.4        1.1
  Other...........................................        0.1        0.5        0.2        0.2        0.2
                                                    ---------  ---------  ---------  ---------  ---------
    Total expenses................................       91.6       90.8       87.8       88.1       87.7
                                                    ---------  ---------  ---------  ---------  ---------

      Net income..................................        8.4%       9.2%      12.2%      11.9%      12.3%
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

      Net income adjusted for pro forma income tax
        provision.................................        5.0%       5.5%       7.6%       7.4%       7.5%
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE THREE MONTHS ENDED MARCH 31,
  1998

    TOTAL REVENUES. Our total revenues for the three months ended March 31, 1999 increased to $39.9 million from $13.9 million for the same period in 1998, an increase of $26.0 million, or 187.1%, primarily as a result of strong revenue growth from loan origination income and net premium income and, to a lesser extent, loan-related fees and net interest income. Loan origination volume increased to $2.0 billion for the three months ended March 31, 1999 from $0.7 billion for the same period in 1998, resulting from the acquisitions of Pacific Guarantee and Mortgage Market, new branch expansion and recruitment of additional loan originators. During the three months ended March 31, 1999, we opened 23 new branches and added approximately 16 loan originators. In addition, refinancings accounted for approximately 60.0% of our origination volume during the three months ended March 31, 1999 compared to approximately 63.0% during the same period in 1998.

    Loan origination income increased to $27.7 million for the three months ended March 31, 1999 from $11.0 million for the same period in 1998, an increase of $16.7 million, or 151.8%. The increase was attributable to the increase in our origination volume.

    Net premium income increased to $5.8 million for the three months ended March 31, 1999 from $1.4 million for the same period in 1998, an increase of $4.4 million, or 314.3%. The increase resulted primarily from the higher volume of mortgage loan originations funded through our mortgage bank, both on an absolute and percentage basis, and the improved pricing on our sales of servicing rights resulting from improved market conditions and larger volume. Mortgage loans sold during the three months ended March 31, 1999 increased to $1.2 billion from $293.0 million for the same period in 1998. In addition, we increased net premium income through improved execution of our loan sales, as we sold an increased amount of our loans through bulk sales, assignment of trades and co-issue transactions, rather than flow sales, as compared to the same period in 1998. These methods of loan sales generate higher premiums than flow sales. As a percentage of our total loan origination volume, our mortgage bank funded 49% of our loan origination for both the 1999 and 1998 periods.

    Loan-related fees increased to $4.4 million for the three months ended March 31, 1999 from $1.1 million for the same period in 1998, an increase of $3.3 million, or 300%. Loan-related fees increased due to increased mortgage loan origination volume.

    Net interest income increased to $1.3 million for the three months ended March 31, 1999 from $278,000 for the same period in 1998, an increase of $1.0 million, or 359.7%. The increase in net interest income was due to several factors, including the increase in loans funded by our mortgage bank, a higher average balance of mortgage loans held for sale and increased usage of our repurchase and other credit lines, including Fannie Mae's "As Soon as Pooled/Early Purchase Option" (the "ASAP Plus" program), which reduced the rate of interest charged on our loans held for sale. In addition, our increased usage of bulk sales, assignment of trades and co-issue transactions resulted in an increase in the length of time loans were held for sale, which allowed us to further benefit from our positive net interest margin.

    Other income increased to $772,000 for the three months ended March 31, 1999 from $127,000 for the same period in 1998, an increase of $645,000, or 507.9%. The increase in other income was due primarily to income generated from the issuance of title insurance policies prepared for borrowers by a wholly-owned subsidiary which was contributed to us in April 1998 by our principal stockholders.

    COMMISSIONS. Commissions expense increased to $15.4 million for the three months ended March 31, 1999 from $4.8 million for the same period in 1998, an increase of $10.6 million, or 220.8%. The increase in commissions was due primarily to higher loan origination volume. As a percentage of total revenues, commissions increased to 38.5% for the three months ended March 31, 1999 from 34.7% for the same period in 1998 due to higher average production per loan officer.

    LOAN-RELATED EXPENSES. Loan-related expenses increased to $3.6 million for the three months ended March 31, 1999 from $1.8 million for the same period in 1998, an increase of $1.8 million, or 100.0%. This increase resulted primarily from the increased volume of loan closings.

    SALARIES AND BENEFITS. Salaries and benefits increased to $9.0 million for the three months ended March 31, 1999 from $3.2 million for the same period in 1998, an increase of $5.8 million, or 181.3%. The increase in personnel expense related primarily to increased staffing, both at new branches and at acquired branches. As of March 31, 1999, excluding loan originators, we employed 749 people compared to 362 people at March 31, 1998. These expenses are expected to continue to increase in 1999 as a result of additional employees expected to be hired in connection with the expansion of existing operations, new branch openings and additional acquisitions.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $6.6 million for the three months ended March 31, 1999 from $2.1 million for the same period, an increase of $4.5 million, or 214.3%. The increase in general and administrative expenses is due primarily to an increase in occupancy costs as a result of the opening of our new corporate headquarters in Chicago and five new company-owned branches since March 31, 1998, the Pacific Guarantee and Mortgage Market acquisitions and expenses that fluctuate with increases in loan volume, such as office supplies, telephone, computers and delivery charges.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased to $465,000 for the three months ended March 31, 1999 from $200,000 for the same period in 1998, an increase of $265,000, or 132.5%. The increase was primarily attributable to purchases of additional equipment and leasehold improvements for new branches and our new corporate headquarters, the continued development of our proprietary in-house mortgage banking system and goodwill attributed to our 1998 acquisitions. These expenses are expected to continue to increase in 1999 as a result of goodwill from the 1998 acquisitions, expansion of existing operations, new branch openings, additional acquisitions and further banking systems development.

    NET INCOME. Net income increased to $4.9 million for the three months ended March 31, 1999 from $1.6 million for the same period in 1998, an increase of $3.3 million, or 206.3%. Net income as a percentage of loan origination volume was 25 basis points for both the three months ended March 31, 1999 and March 31, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    TOTAL REVENUES. Our total revenues increased to $90.8 million in 1998 from $27.4 million in 1997, an increase of $63.4 million, or 231.4%, primarily as a result of strong revenue growth from loan origination income and net premium income and, to a lesser extent, loan-related fees and net interest income. Loan origination volume increased to $5.0 billion in 1998 from $1.5 billion in 1997 resulting from a significant increase in the number of loans funded through our mortgage bank, new branch expansion, recruitment of additional loan originators and significant refinancing activity caused by historically low interest rates in 1998. During 1998, we opened 21 new branches and added approximately 197 loan originators, excluding the effect of acquisitions prior to the date of acquisition. In addition, refinancings accounted for 54% of our origination volume in 1998 compared to 31% in 1997.

    Loan origination income increased to $66.5 million in 1998 from $21.0 million in 1997, an increase of $45.5 million, or 216.7%. A total of $20.1 million of this increase was attributable to Pacific Guarantee and Mortgage Market, which were both acquired in September 1998. The remaining increase was attributable to the increase in our internal origination volume growth.

    Net premium income increased to $12.2 million in 1998 from $1.7 million in 1997, an increase of $10.5 million, or 617.6%. The increase resulted primarily from the higher volume of mortgage loan originations funded through our mortgage bank, both on an absolute and percentage basis, and the improved pricing on our sales of servicing rights resulting from improved market conditions and larger volume. Mortgage loans sold during 1998 increased to $2.0 billion in 1998 from $495.0 million in 1997. In addition, we increased net premium income through improved execution of our loan sales, as we sold a majority of our loans through bulk sales, assignment of trades and co-issue transactions, rather than flow sales, which was the principal method we used in 1997. As a percentage of total loan origination volume, our mortgage bank funded 47% of our loan originations in 1998 compared to 37% in 1997.

    Loan-related fees increased to $8.3 million in 1998 from $3.7 million in 1997, an increase of $4.6 million, or 124.3%. Loan-related fees increased due to increased mortgage loan origination volume.

    Net interest income increased to $2.0 million in 1998 from $392,000 in 1997, an increase of $1.6 million, or 410.2%. The increase in net interest income was due to several factors, including the increase in loans funded by our mortgage bank, a higher average balance of mortgage loans held for sale and increased usage of our repurchase and other credit lines, including Fannie Mae's "ASAP Plus" program, which reduced the rate of interest charged on our loans held for sale. In addition, our increased usage of bulk sales, assignment of trades and co-issue transactions resulted in an increase in the length of time loans were held for sale, which allowed us to further benefit from our positive net interest margin.

    Other income increased to $1.8 million in 1998 from $549,000 in 1997, an increase of $1.3 million, or 227.9%. The increase in other income was due primarily to income generated from the issuance of title insurance policies prepared for borrowers by a wholly-owned subsidiary which was contributed to us in April 1998 by our principal stockholders.

    COMMISSIONS. Commissions expense increased to $37.5 million in 1998 from $10.4 million in 1997, an increase of $27.1 million, or 260.6%. The increase in commissions was due primarily to higher loan origination volume. As a percentage of total revenues, commissions increased to 41.3% in 1998 from 37.9% in 1997 due to a higher average commission percentage as a result of a higher average production per loan officer.

    LOAN-RELATED EXPENSES. Loan-related expenses increased to $9.3 million in 1998 from $3.8 million in 1997, an increase of $5.5 million, or 144.7%. This increase resulted primarily from the increased volume of loan closings and additional reserves established for potential loan repurchase, substitution and premium recapture obligations. We recorded a reserve of $400,000 in 1998 for potential repurchase or substitution requirements relating to loans sold before December 31, 1998. In 1998, we also recorded a premium recapture reserve of $150,000 for non-prime loans.


    SALARIES AND BENEFITS. Salaries and benefits increased to $19.6 million in 1998 from $6.4 million in 1997, an increase of $13.2 million, or 206.3%. The increase in personnel expense related primarily to increased staffing, both at new branches and at acquired branches. As of December 31, 1998, excluding loan originators, we employed 713 people compared to 262 people at December 31, 1997. These expenses are expected to increase in 1999 as a result of additional employees expected to be hired in 1999 in connection with the expansion of existing operations, new branch openings and additional acquisitions.


    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $11.6 million in 1998 from $3.8 million in 1997, an increase of $7.8 million, or 205.3%. The increase in general and administrative expenses is due primarily to an increase in occupancy costs as a result of the opening of our new corporate headquarters in Chicago and 9 new company-owned branches in 1998, the Pacific Guarantee and Mortgage Market acquisitions and expenses that fluctuate with increases in loan volume, such as office supplies, telephone, computers and delivery charges.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased to $1.5 million in 1998 from $327,000 in 1997, an increase of $1.2 million, or 358.7%. The increase was primarily attributable to purchases of additional equipment and leasehold improvements for new branches and our new corporate headquarters, the continued development of our proprietary in-house mortgage banking system and goodwill attributed to the 1998 acquisitions. These expenses are expected to increase in 1999 as a result of goodwill from the 1998 acquisitions being included for the full year, expansion of existing operations, new branch openings, additional acquisitions and further banking systems development.

    NET INCOME. Net income increased to $11.1 million in 1998 from $2.5 million in 1997, an increase of $8.6 million, or 344.0%. Net income as a percentage of loan origination volume grew to 22 basis points in 1998 from 17 basis points in 1997 due to the significant increase in the number of loans funded through our mortgage bank, which generate higher margins than loans we broker.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    TOTAL REVENUES. Our total revenues increased to $27.4 million in 1997 from $12.2 million in 1996, an increase of $15.2 million, or 124.6%, primarily as a result of the significant increase in loan origination income and, to a lesser extent, loan-related fees and net premium income. Overall loan origination volume increased to $1.5 billion in 1997 from $857.3 million in 1996 due to new branch expansion, recruitment of additional loan originators and three acquisitions completed in 1997. During 1997, we opened one new branch and added approximately 23 additional loan officers, excluding the effect of acquisitions.

    Loan origination income increased to $21.0 million for 1997 from $9.5 million in 1996, an increase of $11.5 million, or 121.1%, due to the increase in our origination volume.

    Net premium income increased to $1.7 million for 1997 from $422,000 in 1996, an increase of $1.3 million, or 302.8%. The increase resulted primarily from the expansion of products offered by our mortgage bank, which resulted in increased origination volume funded by our mortgage bank, and the commencement of bulk sales, assignment of trades and co-issue sales in the second half of 1997. We sold $495.0 million of mortgage loans in 1997 compared to $125.7 in 1996.

    Loan-related fees increased to $3.7 million during 1997 from $1.9 million in 1996, an increase of $1.8 million, or 94.7%. Loan-related fees increased primarily due to increased mortgage loan origination volume.

    Net interest income was $392,000 in 1997 compared to net interest expense of $102,000 in 1996. The increase in net interest income was due to several factors, including lower interest costs on our warehouse financing facilities, the increased volume of mortgage loans funded by our mortgage bank and the usage of bulk sales in the second half of 1997, which increased the length of time loans were held for sale and allowed us to take advantage of our positive net interest margin.

    Other income increased to $548,000 in 1997 from $458,000 in 1996, an increase of $90,000, or 19.7%.

    COMMISSIONS. Commissions expense increased to $10.4 million in 1997 from $4.3 million in 1996, an increase of $6.1 million, or 141.9%. The increase in commissions was due primarily to the increased level of mortgage loan origination volume. As a percentage of total revenues, commissions increased to 37.9% in 1997 from 35.6% in 1996 due to higher loan origination volume and the implementation of a new incentive compensation system.

    LOAN-RELATED EXPENSES. Loan-related expenses increased to $3.8 million in 1997 from $2.0 million in 1996, an increase of $1.8 million, or 90.0%. Loan-related expenses increased due to the increased level of mortgage loan origination volume.


    SALARIES AND EMPLOYEE BENEFITS. Salaries and employee benefits increased to $6.4 million in 1997 from $2.8 million in 1996, an increase of $3.6 million, or 128.6%. The increase in personnel expense was due primarily to increased staffing in new branches, employees acquired through the 1997 acquisitions and the expansion of our mortgage bank operations. As of December 31, 1997, excluding loan originators, we employed 262 people compared to 140 people at December 31, 1996.


    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $3.8 million in 1997 from $1.9 million in 1996, an increase of $1.9 million, or 100.0%. The increase in general and administrative expenses is due primarily to increased occupancy expenses resulting from the opening of six new branches during 1997 and expenses incurred in connection with the increase in loan originations.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased to $327,000 in 1997 from $105,000 in 1996, an increase of $222,000, or 211.4%. The increase was primarily attributable to purchases of additional equipment and leasehold improvements during 1997 for new branches and, to a lesser extent, the 1997 acquisitions.

    NET INCOME. Net income increased to $2.5 million in 1997 from $1.0 million in 1996. Net income as a percentage of loan origination volume grew to 17 basis points in 1997 from 12 basis points in 1996 due to the increased percentage of loan originations funded by our mortgage bank which generate higher margins than loans we broker.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents increased to $17.2 million at March 31, 1999 from $12.1 million at December 31, 1998. This increase in cash and cash equivalents was primarily attributable to net income of $5.8 million for the three months ended March 31, 1999, before depreciation and amortization and provision for loan and servicing losses.

    Our primary uses of cash and cash equivalents during the three months ended March 31, 1999 were as follows: (1) $809,000 to purchase furniture and office and computer equipment for new branch openings and the continued development of our proprietary in-house banking system and (2) $424,000 to fund a distribution to our stockholders to enable them to pay income taxes attributable to them as a result of our S corporation status.

    Cash and cash equivalents increased to $12.1 million at December 31, 1998 from $1.2 million at December 31, 1997. This increase in cash and cash equivalents was primarily attributable to the following sources of cash and cash equivalents during 1998: (1) net income of $13.5 million in 1998, before depreciation and amortization and provision for loan and servicing losses, (2) the sale of a portion of our common stock to a private investor group for $2.5 million and (3) the receipt by us of a term note issued by a commercial bank in the amount of $3.4 million to fund a portion of the purchase price of Pacific Guarantee.

    Our primary uses of cash and cash equivalents during 1998 were as follows:
(1) $4.8 million to purchase Pacific Guarantee and Mortgage Market, excluding cash received from these companies, (2) $3.3 million to purchase furniture and office and computer equipment for our new corporate headquarters and new branch openings, to upgrade our telecommunications system and the continued development of our proprietary in-house banking system, and (3) $2.0 million to fund a distribution to our stockholders to enable them to pay income taxes attributable to them as a result of our S corporation status.

    Adequate credit facilities and other sources of funding, which permit us to fund the loans we originate, are essential to our ability to close loans through our mortgage bank. Net working capital was $15.6 million at March 31, 1999 compared to $11.8 million at December 31, 1998. After using available working capital, we borrow money to fund our loan closings and repay these borrowings as the loans and the accompanying servicing rights are sold. Upon the sale of loans and servicing rights and the subsequent repayment of the borrowings, our credit facilities become available to fund additional loan closings. On March 31, 1999, we had six facilities which are used to finance loans ("warehouse facilities") which provided us with up to $171.5 million of demand loans secured by loans held for sale. Loans under the warehouse facilities bear interest at rates that vary depending on the type of underlying loan, and the loans are subject to sublimits, advance rates and terms that vary depending on the type of underlying loan and the ratio of our liabilities to our tangible net worth. In 1998, we had a weighted average interest rate of 7.10%, not including float on checks prior to the time they clear our warehouse facilities account, compared with 7.15% in 1997. These warehouse facilities require us to comply with various operating and financial covenants.

    As of March 31, 1999, our borrowings under our warehouse facilities decreased to $164.4 million from $170.2 million as of December 31, 1998. We had a maximum of $7.1 million available for additional borrowings as of March 31, 1999. At March 31, 1999, our loans held for sale were $193.8 million compared to $467.3 million at December 31, 1998. The percentage decrease in the borrowings under our warehouse facilities was less than the percentage decrease in the mortgage loans held for sale due to the timing of loan sales pursuant to Fannie Mae's ASAP Plus program.

    Under the ASAP Plus program, Fannie Mae funds us on the loans we deliver to them on a continual whole-loan basis upon receipt of the appropriate mortgage collateral. The funding price is determined by the daily Fannie Mae 30-day cash window price. At such time, we agree to deliver mortgage loans to Fannie Mae and assign any related trades. We then redeliver all loans in the ASAP

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Plus program to reflect related forward pricing on a monthly basis. Fannie Mae purchases the mortgage loans for cash upon receipt of complete and accurate mortgage pool and other documentation. On March 31, 1999, we had an outstanding balance of approximately $25.9 million on the ASAP Plus line in repurchase agreements with Fannie Mae, with interest accruing at 5.84%. As of December 31, 1998, we exceeded certain covenants relating to total outstanding indebtedness and our maximum leverage ratio as a result of the timing of loan deliveries, which in 1998 were made monthly, to Fannie Mae pursuant to the ASAP Plus program. We received waivers from each of our lenders under our warehouse facilities prior to year-end. We currently sell our loans to Fannie Mae on a weekly basis to reduce the risk that such ratios will be exceeded in the future. We were in compliance with all operating and financial covenants at March 31, 1999.

    We also make regular use of uncommitted lines of credit and purchase and sale agreements, such as repurchase agreements, provided by major investment banks. These facilities permit us to diversify our borrowing resources, while accelerating the turnover of mortgage loans in inventory, reducing interest costs and permitting greater origination volumes. These agreements are not committed facilities and may be terminated at the discretion of the repurchase investor. We currently have two uncommitted whole-loan repurchase agreements with major investment banks. Under the terms of these agreements, we may pledge mortgage loans originated to obtain additional liquidity while mortgage loans are held until sold through whole-loan sales. Amounts outstanding under these agreements at March 31, 1999 and December 31, 1998 were $34.5 million and $29.6 million, respectively.

    On March 31, 1999, we obtained a new credit facility that provides for a current maximum aggregate borrowing amount of $250.0 million, which amount may be increased to $400.0 million. Our new agreement will replace our existing facilities which we will continue to use until June 30, 1999. The new facility may be used for residential mortgage loan originations and mortgage loan acquisitions and expires on March 29, 2000. The credit facility is secured by the mortgage loans which it funds. Funds borrowed under the credit facility bear interest at fixed or variable rates at our election.

    Our credit agreement contains a number of covenants that, among other things, require us to maintain a minimum ratio of total liabilities to tangible net worth and maintain a minimum level of tangible net worth. The credit agreement also contains covenants that limit our ability to:

    - transfer or sell assets;

    - create liens;

    - pay dividends;

    - enter into transactions with our affiliates; or

    - enter into a merger, consolidation or sale of substantially all of our assets.

    Our credit facility provides for events of default typical of facilities of its type, as well as an event of default if we default on specified other indebtedness or fail to be at least 50% owned by Mr. Abrams, Mr. Markus and Mr. Filler.

    We have a $500,000 operating line of credit for working capital requirements from a commercial bank. The operating line of credit is secured by a pledge of our assets, other than loans securing our warehouse facilities. To date, we have not borrowed funds under this line of credit. This operating line of credit is renewable from time to time and expires on July 15, 2003.

    The net proceeds of this offering, together with cash flows from operations, our existing cash balances and funds available under our working capital credit facilities, are expected to be sufficient to meet our liquidity requirements for the next 12 months. We do, however, expect to continue our expansion and expect that eventually we will need to arrange for additional sources of capital through the issuance of debt or equity or additional bank borrowings. We have no commitments for any such additional financings, and we cannot assure you that we will be able to obtain any such additional financing at the times required and on terms and conditions acceptable to us. In such event, our growth could slow and operations could be affected.

RISK MANAGEMENT

    Interest rate movements significantly impact our volume of originations. As such, interest rate movements represent the primary component of market risk to us. In a rising interest rate environment, consumer demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans held for sale, interest expense on the warehouse lines payable and the value of mortgage loans held for sale.

    To manage market risks, Prism Financial utilizes a risk management program to hedge the value of its mortgage loans held for sale and in its pipeline. Derivative financial instruments, such as forward contracts and options, are used to manage interest rate exposure and resale pricing risk. Our management designates the contracts as hedges and evaluates on an initial and ongoing basis the effectiveness of the derivative contracts' correlation with an existing asset. Accordingly, hedge gains or losses are deferred and recognized as a component of the gain or loss on sale of the underlying mortgage loans or mortgage-backed securities. Hedge losses are immediately recognized if the deferral of such losses would result in mortgage loans held for sale or mortgage loans in the pipeline being valued in excess of their estimated net realizable value. Premiums on options contracts are recorded as an expense when incurred due to their short term and relative immateriality of their costs.

    To offset the risk that a change in interest rates will result in a decrease in the value of our current mortgage loan inventory or loan commitments, we enter into hedging transactions. Our hedging policies generally require that we hedge the projected portion of our committed pipeline that may be closed with forward contracts for the delivery of loans or options on treasury securities. The mortgage loans that are to be delivered under these contracts are fixed- or adjustable-rate, corresponding with the composition of our inventory and committed pipeline. At March 31, 1999 and December 31, 1998, we had open forward commitments with a total notional amount of approximately $383 million and $670 million, respectively, to sell mortgage loans with varying settlement dates up to May 1999. On March 31, 1999, options to sell treasuries through April 1999 with a total notional amount of approximately $12.5 million, were outstanding. No options were outstanding at December 31, 1998. We hedge our loans held for sale by using whole-loan sale commitments to ultimate investors, which totaled $11.8 million and $28.4 million at March 31, 1999 and December 31, 1998, respectively.

    While we do not anticipate nonperformance by any counterparty, we are exposed to potential credit losses in the event of nonperformance by the counterparties to the various instruments. We manage credit risk with respect to forward contracts and whole-loan sales commitments by entering into agreements with entities approved by senior management and attempt to limit our credit exposure on forward sales arrangements by entering into forward sales contracts solely with institutions that we believe are sound credit risks, and by limiting exposure to any single counterparty by selling to a number of investors. Our exposure to credit risk in the event of default by the counterparty is the difference between the contract price and the current market price. Since we only purchase options which allow us at our option to purchase or sell a financial instrument, our exposure at any time is limited to the premium paid to purchase the option.

    We test our hedges on a daily basis to ensure that our maximum exposure does not exceed the limits set by our board of directors.

YEAR 2000 COMPLIANCE

    The year 2000 issue concerns the ability of automated applications to process date-dependent processes, calculations and information by properly interpreting the year. The year 2000 issue could potentially impact our business-critical computerized applications relating to, among others, loan origination, servicing, pipeline management, hedging, payroll, financing and financial accounting and reporting. In addition, other non business-critical systems and services may also be affected. We have assembled an internal project team composed of executive personnel and personnel from the information systems, operations and finance departments to:

    - assess the readiness of our systems, vendors and suppliers, third-party service providers, customers and financial institutions;

    - replace or correct through program changes all non-compliant applications; and

    - develop contingency plans in the event systems and services are not compliant.

    The readiness assessment phase of the project is complete and consisted of a detailed assessment and testing of substantially all internal computer systems. In addition, we have received, or are seeking, documentation from many external parties indicating their year 2000 readiness.


    Because most of our computer hardware and software is less than two years old and has been certified as year 2000 compliant, we have not been required to incur significant expenses to ensure year 2000 compliance and believe that our exposure to year 2000-related hardware and software problems is lower than if we used older equipment or software. To date, our costs to become year 2000 compliant have been less than $100,000. We do not expect that the total cost of making our computer systems year 2000 compliant will exceed $100,000. However, the actual cost to become year 2000 compliant is subject to certain risks and uncertainties including, among others, our ability to timely identify all affected business-critical systems, and the readiness of service providers, vendors and suppliers, and our financial institutions and significant customers. In addition, we have not been required to defer any information technology projects due to the year 2000 issue. If we are unsuccessful in correcting our business-critical systems and processes affected by the year 2000 issue, our results of operations or financial condition could be materially affected. If our service providers, vendors and suppliers or our financial institutions and significant customers are adversely affected by the year 2000 issue, our operations could face substantial interruptions and our business and financial condition could be materially and adversely affected. These third party risks include possible interruptions in our ability to fund loans utilizing our warehouse facilities, our ability to sell loans to Fannie Mae and other investors originate mortgages over the Internet and our hedging systems' ability to link to financial data. We have contacted each of these parties and are seeking assurance from them that their systems are year 2000 compliant. Although we are in the process of developing contingency plans, in the event our key service providers, vendors or suppliers experience year 2000 issues, such contingency plans may not be effective. We do not expect the cost of developing such plans to exceed $100,000, although no assurance to that effect can be given.


NEW ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions," distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS No. 125 also established standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

    SFAS No. 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, SFAS No. 125 requires that a liability be reversed only if the debtor is relieved of its obligation through payment to the creditor or is legally released from being the primary obligor under the liability, either judicially or by the creditor.

    SFAS No. 125 was effective for transactions occurring after December 31, 1996. Certain provisions related to repurchase agreements, secured borrowings and collateral were effective for transfers of financial assets occurring after December 31, 1997. On January 1, 1997, we adopted SFAS No. 125. The adoption of this statement did not have a material effect on our consolidated financial statements.

    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share." This statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly-held common stock or potential common stock. This statement is effective for financial statements for both interim and annual periods ending after December 15, 1997 and will be implemented in our financial statements upon completion of this offering. The pro forma earnings per share information presented in this prospectus is computed in accordance with SFAS No. 128.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. At this time, we have determined that this statement will have no significant impact on our financial position or results of operations for 1998.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about their operating segments and requires them to report selected information about operating segments, products and services, activities in different geographic areas, and reliance on major customers. Effective 1998, we adopted SFAS No. 131. This statement affects only financial statement presentation. Management has determined that we currently operate primarily in the mortgage origination industry.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivatives be carried on the balance sheet at fair value and changes in the fair value of derivatives be recognized in income when they occur, unless the derivatives qualify as hedges in accordance with the standard. If a derivative qualifies as a hedge, a company can elect to use hedge accounting. The type of accounting to be applied varies depending upon whether the nature of the exposure that is being hedged is classified as one of three hedged risks defined in the statement: change in fair value, change in cash flows and change in foreign-currency. This statement is effective for fiscal quarters of fiscal years beginning after June 15, 1999 and cannot be applied retroactively. We believe that the adoption of this statement will not have a material effect on our financial position or results of operations.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed for Internal Use" ("SOP 98-1"), which will become effective for financial statements for the calendar year 1999, with early adoption encouraged. SOP 98-1 requires the capitalization of eligible costs of specified activities related to computer software developed or obtained for internal use. We do not believe the impact of adoption will have a material impact on our financial condition or results of operations.

DEVELOPMENTS IN THE PAST 12 MONTHS

    On September 1, 1998, Prism Financial purchased all of the outstanding common stock of Pacific Guarantee from Mr. William D. Osenton and Mr. Bruce P. Barbera. At closing, they received approximately $3.4 million in cash and 548,851 shares of common stock. Mr. Osenton received approximately $1.4 million in cash, subject to adjustment, plus 307,441 shares of common stock. In addition, pursuant to a complex formula contained in the Pacific Guarantee acquisition agreement, which is based in part on the earnings of Pacific Guarantee during the twelve month period preceding the closing of this offering, upon the closing of this offering, we are obligated to issue 580,613 additional shares. Of these shares, Mr. Osenton, Mr. Barbera and the Pacific Equity Value Plan will receive 226,315 shares, 177,707 shares and 127,411 shares, respectively. In addition, we are obligated to issue additional shares of our common stock, or, at our option, pay an equivalent amount of cash, to Mr. Osenton, Mr. Barbera and an employee of Pacific Guarantee in an aggregate amount equal to 10% of the amount by which Pacific Guarantee's net income exceeds $2.0 million for each of the years ended August 31, 2000 and 2001. For more information, please refer to "Management--Stock-based plans--Pacific Equity Value Plan" on page 64.



    On September 30, 1998, we paid Mr. Martin E. Francis $1.4 million in cash at closing, subject to adjustment and modification, for all of the outstanding common stock of Mortgage Market. In addition, if certain conditions are met, we will be obligated to issue additional shares of our common stock to Mr. Francis, or pay an equivalent amount of cash, on various dates from December 31, 1999 to September 30, 2002, in an amount based upon a percentage of the value of Mortgage Market's contribution to our net earnings. In addition, beginning on December 31, 1999, and annually thereafter until 2004, we will be obligated to issue to certain non-stockholder employees of Mortage Market shares of common stock, or pay an equivalent amount of cash, in an amount based upon the value of Mortgage Market's contribution to our net earnings. The consideration paid to these individuals and a portion of the consideration paid to Mr. Francis will be recorded as compensation expense in the year that it was paid. Based upon the pro forma net income of Mortgage Market and Prism Financial for 1998, the maximum aggregate payment during any one year period would have been 163,571 shares of our common stock, assuming a $14.00 price for our common stock, or approximately $2.3 million in cash. We expected this transaction to be accretive to our earnings at the time we entered into the definitive acquisition agreement. However, because the amounts we may be required to pay or the shares we may be required to issue are dependent upon both Mortgage Market's and our future results and other factors beyond our control, we cannot assure you that this transaction will be accretive to our earnings. Further, upon the closing of this offering, we will issue 53,542 shares of our common stock pursuant to the Mortgage Market Equity Value Plan, based on an assumed initial public offering price of $14.00 per share (or an equivalent amount of cash). For more information, please refer to "Management--Stock-based plans--Mortgage Market Equity Value Plan" on page 64.


    In April 1999, Prism Financial acquired First City Financial Corp., a Denver-based mortgage banking company, for $2.8 million in cash. The purchase agreement also provides for contingent consideration in each of the five years following the acquisition based on First City's net income in each of those years. The contingent consideration is payable in cash or common stock, at our option. The amount of contingent consideration, if any, cannot currently be determined. First City originated approximately $1.7 billion and $385 million in loans in 1998 and the first three months of 1999, respectively, and had 31 branches in 12 states and employed 254 loan originators at March 31, 1999.

    On April 9, 1999, Prism Financial entered into a $3.0 million revolving credit line agreement with a commercial bank, paying monthly interest at the prime rate less 0.5% and expiring on July 1, 1999.


    In May 1999, Prism Financial entered into a letter of intent to purchase the Mid-Atlantic portion of the mortgage banking business of a depository bank. This letter of intent is non-binding and is subject to numerous conditions including satisfactory completion of our due diligence and the negotiation of definite acquisition agreements. As a result, we cannot assure you that we will consummate this acquisition on the terms contained in the letter of intent or at all.

                                    BUSINESS

OVERVIEW

    Prism Financial is a leading retail mortgage banking company engaged in the business of originating, selling and brokering mortgage loans. We originated $8.3 billion in loans in 1998, making us the 3(rd) largest non-depository retail originator in the United States and the 11(th) largest overall, after giving effect to our 1998 acquisitions for the entire year. Through our network of approximately 760 commission-only loan originators operating out of 118 retail branches in 17 states as of March 31, 1999, and our relationships with operators of leading Internet mortgage web sites, we offer a broad array of residential mortgage products targeted primarily to high-credit-quality borrowers. We operate as both a mortgage banker, underwriting, closing and funding loans, and a mortgage broker, selling the loan products of over 100 different lenders.

    Since being founded in 1992, we have focused on growing our origination volume by building a retail origination network through internal growth and selective acquisitions. In addition, we recently have established relationships with operators of Internet mortgage web sites to take advantage of growth opportunities provided by this origination channel.

INDUSTRY OVERVIEW

    With over $4.4 trillion in outstanding debt, the mortgage banking industry is the largest consumer debt related sector in the U.S. In 1998, loan origination volume in the U.S. reached a record high of $1.5 trillion, compared to $834 billion for 1997. Demand for mortgage products in recent years has been favorably affected by low interest rates, low unemployment rates, increasing wages, high consumer confidence and strong housing starts and home sales.

    The mortgage banking business consists primarily of two businesses: origination and servicing. Origination is the process of taking a loan from application through underwriting and funding and either holding and servicing the loan or selling the loan into the secondary mortgage market. Mortgage loans are originated through three primary lending channels: retail, wholesale and correspondent. Retail originators generate loans through direct contact with the consumer. Wholesale originators buy application packages from independent brokers who work directly with consumers. Correspondent lenders buy closed loans from other originators. Retail originators generally consist of depository banks and other lenders which market, fund and close their own loan products and brokers who market the loan products of wholesale originators. Loan servicing involves the collection of principal, interest and insurance payments, processing prepayments and foreclosures and passing the payments through to taxing authorities, insurance companies and investors for servicing fees. Originators either retain servicing rights and collect servicing fees or sell the servicing rights for cash payments in the secondary market.

    The retail origination market of the mortgage banking industry is highly fragmented. According to the National Association of Mortgage Brokers, approximately 20,000 mortgage brokers were operating in the U.S. in 1998. However, we believe only a limited number originated mortgages nationwide.

    In recent years, mortgage loans have become more commodity-like in nature due to the similarity of product offerings, the large number of companies selling mortgages and the wide availability of mortgage products and pricing information. Pressures resulting from commoditization have led to increasing consolidation in the industry as smaller participants cannot achieve the economies of scale or offer the breadth of competitively priced products required to compete effectively in the mortgage industry.

    During the past 18 months, the Internet has been emerging as a major source of mortgage originations. Industry analysts predict that Internet mortgage loan originations will grow from over $4.0 billion in 1998 to nearly $100 billion by 2003 as borrowers recognize the convenience and benefits of shopping for a mortgage from the comforts of home or the office. Mortgage shopping on the Internet is expected to accelerate loan commoditization. Capturing market share on the Internet will be dependent upon access to consumers and the ability to consistently provide broad product offerings at the lowest rates.

BUSINESS STRATEGY

    Prism Financial's business objective is to be the leading retail originator of high-credit-quality mortgages. The principal business strategy elements to support this objective are:

    FOCUS PRIMARILY ON RETAIL CHANNELS. Our retail focus has two principal benefits; control over the loan origination process and direct access to the consumer. By controlling the origination channel, we do not rely on third parties for loan production volume. Direct access to consumers allows our loan originators to develop relationships with their customers which, in turn, lead to increased customer loyalty and new customer referrals. Direct consumer selling also provides a platform to sell higher margin mortgage-related products and services. As a retail originator, we are able to develop alliances with consumers, real estate agents and brokers, homebuilders, corporations, developers and professionals which creates referral business. In addition, we have found that loan servicers will purchase servicing rights from retail originations at more favorable prices than servicing rights from wholesale originations.

    LEVERAGE BANKER/BROKER STRUCTURE TO OFFER LOW PRICES ON A BROAD ARRAY OF PRODUCTS. Our banker/broker structure provides our loan originators access to the products and pricing of over 100 lenders throughout the U.S., including our own mortgage bank. As a high-volume mortgage banker, we are able to consistently provide loan originators with competitive prices on an array of products by matching or beating the prices available to loan originators by other lenders. Our mortgage bank also provides our loan originators with in-house underwriting capabilities, better execution, fast loan approvals and reliable service. We believe that our brokering relationships in combination with our mortgage banking capabilities generally enable us to offer a larger variety of competitively priced products with a higher level of customer service than is possible for many larger banks and small brokers. Many large banks typically offer only their own products and small brokers typically rely on a limited number of local brokering arrangements.

    INCREASE PROFITS THROUGH LOAN SALES CLOSED BY OUR MORTGAGE BANK. The value of loans and servicing rights in the secondary market is volume dependent. As a result, the large loan volume financed by our mortgage bank has led to favorable pricing in the secondary mortgage market. We intend to leverage the benefit of these economies by increasing origination volume through our mortgage bank on existing products and by introducing additional mortgage products. In order to facilitate this increase and lower our cost of funds, we have entered into a new warehouse credit facility agreement in March 1999 with a current aggregate borrowing amount of $250.0 million, which amount may be increased to $400.0 million.

    PROVIDE A "ONE-STOP" SOURCE OF MORTGAGE-RELATED PRODUCTS. In 1998, we began using our direct consumer access to sell mortgage-related products which are required in connection with obtaining a loan. Our mortgage related products include mortgage insurance and title insurance policies. We also intend to begin marketing additional mortgage-related products and services to our retail customers. By offering these products and services, we believe we can leverage our retail origination network and customer access to increase revenues without significant additional capital investment.

    UTILIZE A COMMISSION AND INCENTIVE BASED COMPENSATION SYSTEM. We have a compensation system designed to motivate our employees to maximize loan volume, productivity and profitability. Our compensation system creates a variable cost structure which is adaptable to changes in retail origination volume. Each of our loan originators is compensated entirely by commissions earned on loans originated. In addition, loan originators are generally responsible for most of their operating expenses, including health insurance and other benefits, computers and marketing materials. As a result, our loan originators essentially operate their own businesses and have the incentive to maximize revenue which we share. In addition, our underwriters and processors are compensated, in part, on the quality of their work product and on the number of files that they underwrite or process. We also implemented the Prism2000 Profit Sharing Plan which provides a bonus pool for our employees if specified levels of revenue and profitability are met.

    MAINTAIN EFFICIENT OPERATIONS. Since our inception, we have focused on being a low-cost provider by controlling operating costs and increasing efficiency. In addition to implementing our incentive-based, variable cost structure, we continue to invest in process enabling technologies. For example, in 1998, we began to widely use Fannie Mae's Desktop Underwriter-TM- system. This system allows us to process loan applications and receive approval/rejection decisions directly from Fannie Mae within a minute. This capability has and will continue to increase our productivity and lower our costs in processing and selling loans to Fannie Mae. Approximately 26% of the loans funded through our mortgage bank in 1998 were sold to Fannie Mae. Our numerous process improvements over the last two years have increased the number of originations per non-originating employee per month from 39 in 1997 to 69 in 1998, after giving effect to our 1998 acquisitions for the entire year.

    PROVIDE SUPERIOR CUSTOMER SERVICE. We believe that providing superior customer service is a key to product differentiation in today's price sensitive market. We believe we deliver differentiated service through a team of highly-skilled management, loan originators and operating staff with many years of industry-related experience. We also strive to deliver differentiated customer service by continually streamlining the mortgage process to make obtaining a mortgage loan more convenient and dependable. For example, in 1998, we implemented Desktop Underwriter and began the deployment of laptop computers to our loan originators. Our laptop program allows originators to take loan applications and quickly receive approvals anywhere, any time, including in the customer's home or office. Finally, unlike many of our competitors, we operate a decentralized processing structure that enables us to provide efficient customer service and fast decisions.

GROWTH STRATEGY

    Prism Financial has increased the dollar value of its loan origination volume from $15.7 million in 1992 to $8.3 billion in 1998, after giving effect to its 1998 acquisitions for the entire year. Our growth strategy is to continue to increase our loan origination volume through expanding our presence in existing markets and capitalizing on opportunities to enter new geographic markets. We are executing this strategy by growing internally, pursuing selective acquisitions and expanding our Internet relationships.

    GROW INTERNALLY. Since 1992, we have opened 20 company-owned branches in 8 states as well as 34 net branches and recruited over 400 new loan originators. We intend to continue to generate internal growth through:

    - RECRUITMENT OF ADDITIONAL LOAN ORIGINATORS IN EXISTING BRANCHES. We intend to continue recruiting additional highly qualified loan originators. We target loan originators with experience in the mortgage industry and long-standing relationships with consumers, real estate agents and brokers, homebuilders, corporations, developers, professionals and other referral sources. We focus our recruitment efforts on loan originators who we believe can immediately increase our origination volume. Since January 1998, we added approximately 160 loan originators to our existing branches.

    - EXPANSION OF COMPANY-OWNED BRANCHES. We intend to expand our company-owned retail branch network to reach new geographic areas and further penetrate existing markets. Since 1992, we have opened 20 branches in 8 new states. We now have 52 company-owned branches. We staff our new branches with the same type of experienced, highly qualified loan originators as are recruited for existing branches.

    - EXPANSION OF "NET BRANCH" NETWORK. We intend to capitalize on market opportunities by opening additional net branches. Net branches differ from company-owned branches in that the branch manager is solely responsible for all costs associated with the branch, including rent, employee salaries and overhead. In return, the branch manager receives a higher per loan commission. Net branches provide a means of expanding into new geographic markets without significant up-front costs or operating risk. We currently have 66 net branches.

    We believe that our attractive compensation system, together with our broad product offerings of competitively priced products, will continue to enable us to recruit additional, highly qualified loan originators and establish new net branch relationships.

    PURSUE SELECTIVE ACQUISITIONS. We intend to continue to capitalize on consolidation opportunities in the mortgage banking industry by continuing to pursue acquisitions of independent, high quality mortgage brokers and mortgage banks. Since 1996, we have completed seven acquisitions, including Pacific Guarantee and Mortgage Market in 1998 and First City in 1999. As of their acquisition dates, these seven acquisitions resulted in the addition of over 650 loan originators and 94 branches in 15 states. We are able to quickly capture origination volume from acquired companies which allows us to take advantage of our lower cost of funds and better pricing on loan sales. As a result, the additional volume created by acquisitions provides a means to capitalize on the economies generated by our mortgage bank. We believe that our acquisition model and operating structure make us an attractive acquirer for the following reasons:

    - BREADTH OF PRODUCT OFFERING.  We offer the acquired business access to:

       - the mortgage products and pricing of over 100 lenders throughout the U.S.;

       - the broad range of mortgage products, competitive rates, dependable customer service and execution of our mortgage bank; and

       - our mortgage-related services.

    - FUTURE VALUE. A substantial portion of the value we pay for an acquisition is dependent upon the future profitability of the acquired company's business and, when common stock is issued as consideration, upon our future profitability. Our size and the economies generated by our mortgage bank encourage the former owners to increase the profitability of their business by directing loan volume into our mortgage bank and earn attractive returns. By selling our mortgage-related products, former owners have the opportunity to increase the profitability of their business.

    - DECENTRALIZED MANAGEMENT. We believe that the former owners have significant loan origination experience and have developed substantial relationships with customers in their markets. Our decentralized management structure provides former owners with significant autonomy to utilize their experience and relationships to generate origination volume. In addition, by reducing burdensome administrative and operational functions, former owners are able to focus on generating originations.

    ENHANCE AND EXPAND INTERNET RELATIONSHIPS. Our objective is to become the leading provider of mortgage products through the Internet. Industry analysts estimate the on-line mortgage market will increase from the over $4.0 billion originated in 1998 to nearly $100 billion by 2003. During 1998, we originated over $122 million of mortgage loans over the Internet. We have originated approximately $125 million of loans over the Internet in the first three months of 1999. We believe our broad range of competitively priced products and our strategic relationships with leading Internet mortgage web sites position us to capitalize on the on-line mortgage origination growth. These relationships have enabled us to become a leading provider of mortgage services to the following Internet web sites (listed in reverse chronological order):

                                                                                                  RELATIONSHIP
COMPANY                                          DESCRIPTION OF CONTRACT                           COMMENCED
---------------------------  ----------------------------------------------------------------  ------------------

HomeAdvisor                  Microsoft's online real estate service which provides consumers   April 1999
                             with a guide to finding homes and loans on the Internet. We provide the outsourcing solution for the originating, processing and closing of loans generated by HomeAdvisor for third parties who choose to avoid the cost of operating an Internet mortgage processing operation.

LendingTree                  A leading on-line marketplace for home financing and other        April 1999
                             consumer loan services. In addition to serving as a direct lender on the LendingTree site, we provide the outsourcing solution for the originating, processing and closing of loans generated by LendingTree for third parties who choose to avoid the cost of operating an Internet mortgage processing operation.

iQualify                     An industry leader in applying technology products and services   January 1999
                             that facilitate home financing. We are a wholesale lender on this web site.

GetSmart                     A leading on-line provider of financial products and services.    January 1999
                             We have a contract to receive referrals generated from on-line applications.

Consumer Financial Network   A financial services web site on which we provide mortgage        December 1998
                             products to corporate employees using Consumer Financial
                             Network's web site.

Loanz.com                    An on-line marketplace for mortgage services. We have an          November 1998
                             agreement to provide mortgage product and processing services.

QuickenMortgage              A leading on-line marketplace for home financing services which   September 1998
                             has distribution agreements with America Online, Excite and
                             Realtor.com. We have a two-year contract to receive
                             pre-qualifications and applications from consumers on the
                             Quicken Mortgage web site.

iOwn.com                     A leading on-line marketplace of home listing and home financing  August 1998 services. We are a wholesale lender on this web site.

E-Loan                       A leading on-line marketplace for mortgage services with,         July 1998
                             according to E-Loan, over $1 billion of originations in 1998. We are a wholesale lender on this web site.

Keystroke                    A Pacific Guarantee net branch which is a provider of on-line     April 1998
                             mortgage services.

Our on-line strategy of aligning ourself with leading Internet mortgage web sites has provided us with access to consumers without any significant advertising or other costs to date, and this strategy has enabled us to originate loans profitably over the Internet. We intend to continue to expand the breadth and scope of our Internet relationships. Many of our agreements with the Internet mortgage web sites described above can be terminated with notice by either party.

ORIGINATION CHANNELS

    The following picture depicts our role in the mortgage lending process.

                                     [LOGO]

    Prism Financial operates primarily as a retail mortgage originator with two small wholesale divisions operating in California and Texas.

    RETAIL ORIGINATION. In 1998, approximately 95% of our mortgage originations were generated through our approximately 750 loan originators and Internet service representatives who respond to mortgage inquiries over the Internet. As of December 31, 1998, our loan originators operated out of approximately 95 branches, including 51 company-owned branches and 44 net branches, collectively, located in 17 states.

    - COMPANY-OWNED BRANCHES. Our primary source of business is our network of loan originators who cultivate relationships with consumers, real estate agents and brokers, homebuilders, corporations, developers and professionals in order to generate referrals. We generally do not engage in advertising, direct marketing or telemarketing techniques to generate leads. We believe that the direct customer contact of retail origination creates the opportunity for repeat business and customer referrals and provides us with greater control over the lending process. In addition, direct customer contact enables us to sell mortgage-related products and services to our customers. Our average company-owned branch consists of approximately 3,000 square feet of leased office space and has 11 loan originators. Each loan originator is responsible for most of his or her own expenses, excluding office space and office services. In 1998, originations generated from company-owned branches represented approximately 83% of our total retail originations.

    - NET BRANCHES. "Net branches" are arrangements with branch managers or branch operating companies in which the branch manager or operating company assumes responsibility for all operating expenses of the branch, including rent, employee salaries and overhead. In return, the net branch receives a higher commission on loans originated than would a loan originator in a company-owned branch. The net branch arrangement shifts to the branch manager or branch operating company much of the financial risk normally associated with retail expansion. In addition, net branching creates significant incentive for the branch manager to operate the net branch profitably and efficiently. Net branches reduce our financial risk and provide easier access to diverse and remote markets. We target branch operators with established referral sources and familiarity with local lending practices, pricing and regulatory/compliance requirements. Net branching also allows easy market entry and exit which gives us substantial flexibility to address changes in the origination market. In addition, net branches offer real estate broker/ owners interested in conducting an in-house lending operation the ability to provide their customers with high quality mortgage products and services without undertaking the expenditures of capital and time normally associated with establishing a mortgage company. In 1998, originations generated from net branches represented approximately 16% of our total retail originations.

    - INTERNET. We believe that the Internet provides a unique medium to deliver mortgage services. In connection with originating on-line mortgages, we opened an Internet call center which is staffed by our own Internet service representatives. Our Internet service representatives receive on-line generated applications and pre-qualified leads and work directly with the consumer to originate the loan and sell mortgage-related services. In 1998, originations generated over the Internet represented approximately 1% of our total retail originations.

    WHOLESALE ORIGINATION. A small percentage of our business is generated through our wholesale operations conducted primarily by PointSource Financial, L.L.C., a wholly-owned subsidiary. In wholesale originations, non-Prism Financial brokers deal directly with the borrower by assisting in collecting all necessary documents and information for a complete loan application. The broker then submits the application to us to make an underwriting determination. In 1998, approximately 5% of our originations were generated through our wholesale channels. We do not intend to commit significant resources to increase our wholesale originations.

MORTGAGE BANK

    The mortgage loans that we originate are funded through our mortgage bank or are brokered to the lender providing the mortgage product. In 1998, we closed 47% of our loans through our mortgage bank. Our mortgage bank currently offers a full range of single-family mortgage loan products. Mortgage loan applicants can choose from among fixed-rate mortgage loans with several different term options, including standard 15-year and 30-year terms, and "balloon" mortgage loans with relatively shorter terms, such as five or seven years, and longer amortization schedules, such as 30 years. An array of adjustable rate mortgage loans with rates tied to various indices is also available. We offer a wide variety of combinations of interest rates and origination fees ("points") on many of our mortgage loan products. These options enable borrowers to elect to pay higher points at closing and lower interest over the life of the mortgage loan, or pay a higher interest rate and reduce or eliminate points payable at closing. In addition, we offer buydown-type mortgage loans. This type of loan allows a borrower to make lower monthly payments for the first one, two or three years of the loan.

MORTGAGE LOAN PRODUCTS

    The following table summarizes our originations for the categories of mortgage loans listed below:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                                      PRO FORMA
                                                                  1997       1998      1998(1)
                                                                ---------  ---------  ---------
                                                                   (VOLUME DATA IN MILLIONS)
Conforming and government insured mortgage loans:
  Number of loans.............................................      8,185     24,272     34,530
  Volume......................................................  $   1,003  $   3,186  $   4,716
  % of category volume funded through mortgage bank...........         49%        59%        54%
  % of total loan volume......................................         68%        63%        57%

Jumbo mortgage loans:
  Number of loans.............................................      1,459      4,214      7,755
  Volume......................................................  $     423  $   1,510  $   2,912
  % of category volume funded through mortgage bank...........          5%        20%        17%
  % of total loan volume......................................         29%        30%        35%

Alternative A mortgage loans:
  Number of loans.............................................        145        947      1,481
  Volume......................................................  $      21  $     153  $     280
  % of category volume funded through mortgage bank...........         80%        60%        52%
  % of total loan volume......................................          2%         3%         3%

Home equity and second mortgage loans:
  Number of loans.............................................         99      1,019      2,921
  Volume......................................................  $       4  $      55  $     138
  % of category volume funded through mortgage bank...........         10%        53%        38%
  % of total loan volume......................................          *          1%         2%

Non-prime mortgage loans:
  Number of loans.............................................        198      1,491      2,489
  Volume......................................................  $      18  $     121  $     259
  % of category volume funded through mortgage bank...........         50%        54%        44%
  % of total loan volume......................................          1%         3%         3%

Total mortgage loans:
  Number of loans.............................................     10,086     31,943     49,176
  Volume......................................................  $   1,469  $   5,025  $   8,305
  % of total volume funded through mortgage bank..............         37%        47%        41%
  Average loan size...........................................  $ 145,685  $ 157,308  $ 168,882

------------------------

*   Less than 1%.

(1) Pro forma 1998 gives effect to the acquisitions of Pacific Guarantee and Mortgage Market as if they occurred on January 1, 1998.

    CONFORMING AND GOVERNMENT INSURED MORTGAGE LOANS. These mortgage loans conform to the underwriting standards established by one of the government sponsored mortgage entities, Fannie Mae or Freddie Mac, and are originated and sold directly to Fannie Mae or Freddie Mac. This product is limited to high quality borrowers with good credit records and involves adequate down payments or mortgage insurance. These loans may qualify for guarantees from the Federal Housing Authority or insurance from the Veterans Administration. Approximately 76% of the number of loans originated by us in 1998 were conforming and government insured loans.

    JUMBO MORTGAGE LOANS. These mortgage loans do not satisfy the criteria to be conforming or government insured mortgage loans solely because they exceed the maximum loan size. The maximum loan size is currently $240,000 for single-family, one-unit mortgage loans in the continental United States. We sell all jumbo mortgage loans to a number of national privately sponsored mortgage conduits. Approximately 13% of the number of loans originated by us in 1998 were jumbo mortgage loans.

    ALTERNATIVE A MORTGAGE LOANS. These mortgage loans may fail to satisfy other elements of the loan underwriting criteria, including those relating to documentation, employment history, income verification, loan-to-value ratios, qualifying ratios or required borrower net worth. Beginning in 1997, we began to originate mortgage loans that did not satisfy one or more of the underwriting criteria but which, from a credit risk standpoint as determined primarily by credit score and loan-to-value, presented a comparable risk profile. We refer to this category of mortgage loans generally as "alternative A" mortgage loans. We sell all alternative A mortgage loans we originate to national conduits who pool these loans for securitization. To reduce the risk of sale, we underwrite these loans to the standards of the investor to whom the loan will be sold. Approximately 3% of the number of loans originated by us in 1998 were alternative A mortgage loans.

    HOME EQUITY AND SECOND MORTGAGE LOANS. Home equity and second mortgage loans are generally secured by second liens on the related property. Home equity mortgage loans can take the form of a home equity line of credit. Second mortgage loans are closed-end loans. Both types of loans are designed primarily for high credit quality borrowers and are underwritten according to the standards of the investor to whom the loans will be sold. Home equity lines have a draw period during which the borrower may make cash withdrawals. The draws are required to be repaid during the repayment period which follows the draw period. Only interest payments are made during the draw period. Second mortgage loans are fixed in amount at the time of origination and typically amortize over 30 years with a balloon payment due after 15 years. Home equity lines generally bear adjustable interest rates while closed-end loans typically bear fixed interest rates. Both types are frequently originated in conjunction with our origination of a first-lien mortgage loan on the related property. Home equity lines and second mortgage loans represented approximately 3% of the number of loans originated by us in 1998.

    NON-PRIME MORTGAGE LOANS. This category consists of mortgage loans for borrowers who have impaired or limited credit profiles or higher debt-to-income ratios than would be acceptable for sale of such loans to one of the agencies or private-sponsored mortgage conduits. Such mortgage loans may also fail to satisfy the underwriting criteria of the government sponsored entities in other ways. We categorize these mortgage loans based on the borrower's credit profile as "A-", "B" or "C" loans which are generally considered "non-prime" mortgage loans in the secondary mortgage market. We do not originate mortgage loans that we would categorize as "D" loans. We offer non-prime loans on a limited basis to ensure that we have loan products for nearly every borrower. Non-prime loans are underwritten to the standards of investors to whom the loans will be sold. These loans, originated through Infiniti Mortgage, a wholly-owned-subsidiary of ours, represented approximately 5% of the number of loans originated by us in 1998. We do not intend to commit significant resources to increase our non-prime business.

MORTGAGE-RELATED LOAN PRODUCTS

    Prism Financial generates revenue from mortgage insurance and title insurance policies sold in connection with the loans it originates. In 1998, we generated approximately $820,000 in revenue principally from the sale of title insurance policies by Illinois Guaranty. In 1998, as a result of arrangements with leading providers of mortgage-related loan products, we began to generate revenue from our own mortgage insurance. Since many mortgage buyers require mortgage insurance and all require title insurance policies, we believe that we will be able to achieve substantial penetration from our customers for these mortgage-related products due to the direct contact we have with the consumer. We intend to use our loan originators to offer additional mortgage-related products and services to our retail customers.

SALES OF LOANS AND SERVICING RIGHTS

    LOAN SALES. Prism Financial customarily sells all loans funded through its mortgage bank to one of the government-sponsored mortgage entities or to one of the national privately sponsored mortgage conduits. A primary component of our business strategy is to seek the most efficient method of selling our mortgage loans. We evaluate the sale of each mortgage loan type and compare prices available for each alternative method of sale, given current market conditions at the time and the risk characteristics of the mortgage loan type to determine which method of sale to utilize. While we currently do not securitize our loans, if the prices offered for our loans decrease significantly relative to the value we believe that we could receive by securitizing such loans, our management would consider securitizing our loans. If we began to securitize our loans, we would be subject to the risks described in "Risk Factors--If in the future we decide to securitize and/or retain the servicing rights of our loans, we would be subject to additional risks that we do not currently face."

    We currently sell our conforming or government insured loans either through co-issue/concurrent transactions, assignments of trade or whole-loan sales. Co-issue/concurrent transactions involve a sale of the underlying mortgage loan directly to Fannie Mae or Freddie Mac with a concurrent sale of the servicing rights to an independent servicer. Assignment of trade sales are sales of conforming or government insured loans to a third party who exchanges the loans with Fannie Mae or Freddie Mac for mortgage backed securities issued by them. In a whole-loan sale, individual loans are underwritten to the standards of and sold to a specific buyer on a forward commitment basis. Jumbo and alternative A mortgage loans are currently sold in whole-loan sales on a forward commitment basis. We sell our non-prime loans and home equity lines and second mortgage loans through whole-loan sales, bulk sales or flow sales in order to avoid the credit risk associated with these types of mortgage loans. Bulk sales are sales of loans underwritten to our underwriting standards that are pooled and then sold to third parties for cash by us. Flow sales are sales of loans which are underwritten by a third party who commits to purchase each individual loan its underwriters approve. In 1998, we sold over 60% of the loans funded by our mortgage bank to two large, national companies, one of which directly competes with us for retail originations. For more information, please refer to "Risk Factors -- The loss of key purchasers of our loans or servicing rights or a reduction in prices paid could adversely affect our financial condition" on pages 8 and 9.

    The sale of mortgage loans may generate a gain or loss to us. Gains or losses result primarily from two factors. First, we may originate a loan at a price (i.e., interest rate and discount) that may be higher or lower than we would receive if we immediately sold the loan. These pricing differences occur principally as a result of competitive pricing conditions in the loan origination market. Second, gains or losses upon the sale of loans may result from changes in interest rates that cause changes in the market value of the loans from the time the price commitment is given to the customer until the time that the loan is sold by us to the investor. We apply interest rate risk management techniques to reduce the net effect of interest-rate changes on the gain and loss on loan sales. For a more detailed description, please refer to "--Interest rate risk management" on page 52.

    We sell some of our loans on a forward commitment or other deferred delivery and payment basis and have credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. As is customary in the marketplace, none of the forward payment obligations of any of our counterparties is currently secured or subject to margin requirements. However, we attempt to limit our credit exposure on forward sales arrangements by entering into forward sales contracts solely with institutions that we believe are sound credit risks, and by limiting exposure to any single counterparty by selling to a number of investors.

    SALES OF SERVICING RIGHTS. When a loan is originated, a corresponding right to service the loan for an annual yield is created. Our current strategy is to realize the value of this right by selling our loans without retaining the right to service the loan or by selling the servicing rights separately from the loan to national servicers. As a result, we minimize risk associated with defaults and early prepayments of those loans. However, we service the loans we close between the date of funding the loan and the date we sell the loan and the related servicing. This period averages approximately 30 days. We have developed an in-house proprietary system to provide our loan servicing computing services. We will consider selling our loans with the servicing rights retained if we believe that the value of the servicing rights is or may become significantly greater than buyers are then willing to pay for them. If we began to sell our loans with servicing retained, we would be subject to the risks described in "Risk Factors--If in the future we decide to securitize and/or retain the servicing rights of our loans, we would be subject to additional risks that we do not currently face." In 1998, we sold over 65% of our servicing rights to a large national servicer that is a competitor of ours and also a principal purchaser of loans funded by our mortgage bank. The loss of this servicer or any significant reduction in the price this buyer is willing to pay for our servicing rights could have an adverse effect on our business and results of operations.

    RECOURSE. By selling all the loans we close, we reduce our exposure to default risk, except the risk of first-payment defaults by customers. These loan sales also reduce most of the prepayment risk normally inherent in the mortgage lending business. However, in connection with whole-loan sales and exchanges, we make representations and warranties to the buyers thereof which we believe are customary in the industry relating to, among other things, compliance with laws, regulations and program standards and accuracy of information. Some of this information is provided by the borrower. In the event of a breach of these representations and warranties, we may be required to repurchase these mortgage loans and indemnify the investors for damages caused by the breach. If a repurchase request is made, we would either (1) attempt to remedy the deficiency and have the investors rescind the rejection of the mortgage loan or (2) refinance or sell the mortgage loan, sometimes at a loss. To date, we have never been required to repurchase a mortgage loan. We have implemented a stringent quality assurance program monitoring the most important stages of the mortgage loan origination process to minimize the number of mortgage loans rejected by investors. In addition, in connection with some non-prime loan sales, we may be required to return a portion of the premium received upon the sale of the loan if the loan is prepaid by the customer within the first year after sale.

MORTGAGE LOAN FUNDING AND BORROWING ARRANGEMENTS

    Prism Financial uses its short-term mortgage loan warehouse facilities to fund mortgage loan originations. In March 1999, we entered into a new loan warehousing facility to replace our existing facilities which we will continue to use until June 30, 1999. Under the new warehouse facility, we will have available a current maximum aggregate borrowing amount of $250.0 million, which amount may be increased to $400.0 million, secured by the mortgage loans we originate. We are required to comply with various operating and financial covenants as defined in the agreements governing our warehouse facilities. In accordance with industry practice, our new warehouse facility will be renewable by the lenders annually. At March 31, 1999, the outstanding balance under our warehouse facilities was $164.4 million. For a more detailed description of our warehouse facilities, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and capital resources" on page 35.

    In addition to our warehouse facilities, we make regular use of uncommitted lines of credit, short-term credit facilities and purchase and sale agreements, such as repurchase agreements, provided by major investment banks and the ASAP Plus program. These facilities permit us to diversify our borrowing resources, while accelerating the turnover of mortgage loans in inventory, reducing interest costs and permitting greater mortgage loan origination volumes. We currently have two uncommitted whole-loan repurchase agreements with major investment banks which allow us to obtain additional liquidity on our mortgage loan portfolio. Amounts outstanding under these agreements at March 31, 1999 were $16.4 million and $18.1 million. The amount outstanding pursuant to the ASAP Plus program at March 31, 1999 was $25.9 million.

    We also have a $500,000 operating line of credit from a regional commercial bank. This operating line of credit is secured by a pledge of our assets, other than loans securing our Warehouse Facility. This operating line of credit is renewable from time to time and expires on July 15, 2003. At March 31, 1999, we had $140,000 available under this line of credit. We intend to repay the outstanding balances under this credit line out of the proceeds of this offering. See "Use of Proceeds" on page 19.

    We are required to comply with various operating and financial covenants as provided in the agreements as described above, the most restrictive of which will be those relating to the Warehouse Facility.

INTEREST RATE RISK MANAGEMENT

    Prior to the sale of originated mortgage loans, Prism Financial bears market risk on the value of the loans. If prevailing interest rates rise between the time we close loans and the time we commit to originate a loan at a specific rate and the time such loans are priced for sale, the spread between the amount loaned and the amount the purchaser is willing to pay for the loan narrows, resulting in a loss in value of the loan. To protect against such losses, we currently enter into hedges through a combination of forward sales of mortgage-backed securities and forward whole-loan sales to fix the sales price of our loans expected to be closed or hedge the value of those loans through periodic purchases of short-duration treasury-based options. Before entering into forward sales, forward commitments or hedging, we perform an analysis of our loans with committed interest rates, taking into account such factors as the estimated portion of such loans that will ultimately be funded, note rate, interest rates, inventories of loans and applications and other factors to determine the type and amount of forward commitment and hedging transactions. We attempt to make forward commitments for or hedge substantially all of our estimated interest rate risk on our loans. We do not believe that hedging our interest rate risk with respect to our non-prime loans is cost effective as a result of their generally higher interest spreads combined with their relative lack of sensitivity to changes in market interest rates and considering the period during which we intend to accumulate such loans for sale. We believe that we have implemented a cost-effective hedging program to provide a level of protection against changes in the market value of our fixed-rate mortgage loans held for sale. Adjustable rate mortgages, second mortgages and home equity lines are hedged by selling such loans to an investor on a "best efforts basis" at the time of origination. However, an effective hedging strategy is complex and no hedging strategy can completely insulate us against such interest rate changes. For a more detailed description, please refer to "Risk Factors--The profitability of our loans held for sale could be negatively affected by an increase in interest rates" on page 10 and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk management" on page 37.

OPERATIONS

    In order to offer a broad range of conventional and specialized mortgage loan products, we must deliver mortgage loan products to the branches on a timely basis and carefully monitor and track the origination process through delivery of the loans to the ultimate investors. For this reason, we continue to develop our operational and technological capabilities. We have developed a proprietary in-house mortgage banking and administration system that has largely eliminated many of the manual efforts associated with underwriting, funding and loan delivery. Our company-wide system provides real-time access to the information used by each department in operations as well as the secondary marketing and treasury departments. Our system provides a smooth flow of data from the origination process until the investor purchases the mortgage loan. Our system also improves data integrity since information is not re-keyed or transferred to multiple mortgage loan-tracking systems.

    Our processing is decentralized to provide fast and efficient service. Unlike many regional and national banks, the processing of our customers' loan files are performed in the local branches by processors who work in teams with one or more loan originators. Our underwriting, unlike that provided by many regional and national banks, is performed regionally at five sites, including our regional operational centers and certain large branches. Our remaining mortgage banking functions, including secondary marketing, corporate accounting, quality assurance, systems programming and support, loan delivery and servicing are centralized and maintained at our Chicago headquarters.

UNDERWRITING

    Mortgage loan applications must be approved by Prism Financial's underwriters in accordance with the underwriting criteria of the entity or the investor to whom the loan will be sold. These standards include the customer's mortgage, installment loan and revolving debt payment history, employment history, capacity to pay, outstanding judgments, charge-offs and repossessions, involvement in bankruptcies and foreclosures. Since loans are secured by a mortgage lien, an appraisal of the property securing the loan is also essential. Furthermore, we generally evaluate the applicant's creditworthiness through the use of a consumer credit report, verification of employment and a review of the debt-to-income ratio of the customer. In January 1998, we began utilizing Fannie Mae's automated underwriting system, Desktop Underwriter. In under one minute, this system evaluates and makes a decision on whether a borrower meets Fannie Mae's guidelines. There are a number of attractive advantages of utilizing this system. First, it reduces operating costs by reducing the amount of time an underwriter spends on a file. Second, it reduces the typical liability associated with underwriting when selling a loan to Fannie Mae because Fannie Mae will have already approved the loan. Finally, it improves our customer service by enabling us to approve loans more quickly. Our goal, when not using Desktop Underwriter, is to make an underwriting determination within 24 to 48 hours after all loan documentation is complete.

    To maintain the consistency of underwriting quality, our loan production personnel are not permitted to underwrite the mortgage loan packages which they originate. Underwriting reviews and decisions for loans underwritten by us are made by separate underwriters located at our regional operational centers and at some of our larger branches. Our underwriting manager is located in the corporate headquarters in Chicago and is responsible for administering all underwriting policies. The underwriting manager reports to our senior officers.

COMPLIANCE AND QUALITY CONTROL

    Prism Financial's legal/compliance team is responsible for compliance and quality control. Our centralized compliance function allows us to control and supervise regulatory compliance and offer consistency to our customers. The legal/compliance team also helps the servicing team handle delinquencies and foreclosures that occur before a loan is sold. The quality control personnel review loans that have already been made to monitor, evaluate and improve the overall quality of loan production. Quality control personnel also review loans to identify and communicate to the legal/ compliance team and management existing and potential underwriting and loan file problems or areas of concern. After loans close, the quality control personnel select a percentage of the closed loans to check them for documentation, accuracy, compliance with law and potential fraud. We perform a post-funding quality control review on a sample of originated loans for complete re-verification of employment, income and liquid assets used to qualify for such mortgage loan. Such review also includes procedures intended to detect evidence of fraudulent documentation and/or imprudent activity during the processing, funding, servicing or selling of the mortgage loan. Verification of occupancy and applicable information is made by regular mail.

    In addition to our internal quality control policies and procedures, we utilize the services of a third party, independent quality control consultant. Each month the independent consultant reviews a random 10% sample of loans funded by us. The review includes (1) a credit underwriting review, (2) a complete loan package re-verification, (3) a loan program compliance review and
(4) a federal regulatory compliance review. Every loan selected for review by the independent consultant undergoes a complete reverification of employment, deposit, mortgage and rental history. A new residential mortgage credit report is ordered on 10% of the selected files, while a new review appraisal is ordered on another 10% of the selected loans. Over each 12-month period, the independent consultant is required to include loans of all product types, all states of operation and all loans with high-risk characteristics. The independent consultant's quality control reports include individual loan overviews, loan group overviews and key trends or patterns summarized on a monthly and year-to-date basis.

    We evaluate our internal reports and the reports of our independent consultant on a regular basis and address any deficiencies specified in the reports. To date, neither our internal review nor the reviews of our independent consultant have uncovered any material deficiencies.

INFORMATION SERVICES

    The information services department is responsible for implementing, supporting and improving the software and hardware technology employed throughout Prism Financial. Specifically, the information services department concentrates on the development of new technology to increase operational efficiencies, applications programming, applications development and analysis of new software technologies which can be used within our business to improve information flow and reduce operating costs. For example, the information services department was responsible for implementing Desktop Underwriter which has greatly improved our operating efficiency. The information services department also focuses on the integration and support of hardware technologies including those established in the branch offices. In addition, the information services department is currently involved in (1) deploying laptops to our loan originators, which enables our loan originators to originate a loan anywhere, at any time, including in a customer's home or office, (2) training loan originators on laptop origination and (3) automating our underwriting process.

COMPETITION

    TRADITIONAL CHANNELS. The mortgage lending industry is highly competitive and fragmented. We face intense competition, primarily from commercial banks, savings and loan associations, credit unions, insurance companies, mortgage brokers, mortgage bankers and other consumer finance companies. If we expand into additional geographic markets, we may face competition from consumer lenders with established positions in such markets. We cannot provide any assurances that we will be able to compete successfully with these consumer lenders. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, pricing, including the interest rates, closing costs and processing fees charged, and range of products. We believe that pricing, service and product breadth are the most important competitive factors affecting our business. Many of our competitors in the mortgage lending industry are better established, larger and have more capital and other resources than Prism Financial. Barriers to entry into the mortgage lending industry are low, and the current level of gains realized by us and our existing competitors on the sale of loans has attracted additional competitors into the market. Increases in the number of competitors seeking to originate consumer loans could lower the rates of interest or reduce the amount of origination points and fees we can charge customers, thereby reducing the potential profitability of such loans. Competition might also reduce our loan origination volume.

    INTERNET. Mortgage origination over the Internet is relatively new. Competition over the Internet is intense and rapidly evolving as mortgage brokers and lenders continue to establish affiliations with current web sites. Currently, competition is generally based on interest rates and fees charged and on visibility over the Internet. Similarity of product offerings and the vast amount of mortgage-related information available over the Internet may lead to increasing price competition. Industry analysts predict that nearly $100 billion of mortgage originations will be generated over the Internet by 2003.

EMPLOYEES

    As of March 31, 1999, Prism Financial had 1,514 full-time employees. Approximately 200 of our employees were employed at our headquarters in Chicago, Illinois. Our employees are not represented by any collective bargaining unit. We believe that we maintain good relations with our employees.

GOVERNMENT REGULATION

    Prism Financial's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and will be subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, loan origination, marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, certain rights of rescission, closing and servicing loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Lending activities are also subject to various federal laws. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions. If we are found not to be in compliance with TILA, aggrieved customers could have the right to rescind their loan transactions with us and to demand the return of finance charges paid to us, among other remedies. We are also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), and the Fair Housing Act (the "FHA") which prohibit lenders from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited bases. Regulation B promulgated under ECOA restricts lenders from obtaining certain types of information from loan applicants. It also requires certain consumer disclosures, including advising applicants of the reasons for any credit denial. The Fair Credit Reporting Act of 1970, as amended ("FCRA"), regulates the use of consumer credit information, and among other things, requires the lender to supply the applicant with a name and address of the reporting agency in instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency. We are also subject to RESPA and the Fair Debt Collection Practices Act and are required to collect certain applicant information and file an annual report with HUD pursuant to the Home Mortgage Disclosure Act ("HMA"). We are also subject to the rules and regulations of, and examinations by, HUD, the Veterans Administration, Fannie Mae, Freddie Mac and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing mortgage loans and to various other federal and state laws, rules and regulations governing among other things, the licensing of, and procedures that must be followed by, consumer lenders and servicers, and disclosures that must be made to customers. Various state laws affect our mortgage banking operations, including licensing requirements and, in certain instances, state usury statutes.

    Failure to comply with these requirements may lead to civil or criminal liability, loss of licenses, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnification or loan repurchases, rights of rescission for mortgage loans and administrative and enforcement actions by regulatory authorities.

    In addition, industry participants are frequently named as defendants in class-action and other litigation involving alleged violations of federal and state consumer lending laws and regulations. These actions and lawsuits allege violations of RESPA, TILA, ECOA, FHA and various other federal and state lending and consumer protection laws. Some of the practices which have been the subject of lawsuits against other companies include, but are not limited to, miscellaneous "add on" fees; truth in lending calculations and disclosures; escrow and adjustable rate mortgage calculations and collections; private mortgage insurance calculations, disclosures and cancellation; forced-placed hazard, flood and optional insurance; payoff statement, release and reconveyance fees; and unfair lending practices. If a significant judgment were rendered against us in connection with any litigation, it could have a material adverse effect on our business and results of operations. For more information, please refer to "Risk Factors--Pending industry-wide litigation could change the manner in which we do business and subject us to potential liability" on page 14.

    In addition, because our business is highly regulated, the laws, rules and regulations applicable to us are subject to modification and change. Any changes in such laws, rules and regulations could make compliance much more difficult or expensive, restrict our ability to originate or sell loans, limit or restrict the amount of interest and other charges earned on loans closed or sold by us, or otherwise adversely affect our business or our prospects.

PROPERTIES

    The principal executive and administrative offices of Prism Financial occupy approximately 40,000 square feet of commercial office space in Chicago, Illinois, under a sublease expiring in 2004. We lease the following properties for our regional operations:

                                                                                  APPROXIMATE
LOCATION                                                                        SQUARE FOOTAGE
------------------------------------------------------------------------------  ---------------
Englewood, Colorado...........................................................        15,741
Pt. Richmond, California......................................................        15,000
Lake Oswego, Oregon...........................................................         8,224
Lee Summit, Missouri..........................................................         3,448
Libertyville, Illinois........................................................         6,410

    In addition, we lease 83 additional locations in connection with our branch offices, for lease terms expiring at various dates from 1999 through 2004. We do not own any real estate except for our mortgagee's interest in the ordinary course of business. We intend to lease additional office space in connection with the expansion of our branch office system. For a more detailed description of the sublease, please refer to "Certain Transactions" on page 66.

LEGAL PROCEEDINGS

    Prism Financial is involved from time to time in litigation incidental to its business. We are not aware of any pending or threatened claims against us that might materially adversely affect our operating or financial results.

SERVICE MARKS

    Prism Financial has filed applications for the names "Prism Financial," "Prism Mortgage Company," "Prism," "America's Mortgage Team," "Pacific Guarantee Mortgage," "PGMUSA" and "Dreams APPROVED Daily" as service marks with the United States Patent and Trademark Office. The registrations of these service marks are renewable indefinitely. We are not aware of any adverse claims concerning our marks.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Set forth below is certain information regarding our directors, executive officers and key employees as of the date of this prospectus.

NAME                                  AGE                                  POSITION
--------------------------------      ---      ----------------------------------------------------------------
Bruce C. Abrams (1).............          37   Chairman of the Board and Chief Executive Officer
Mark A. Filler..................          38   President and Director
Terry A. Markus.................          38   President of Prism Illinois and Director
William D. Osenton..............          54   President of Pacific Guarantee
Martin E. Francis...............          38   President of Mortgage Market
David A. Fisher.................          30   Senior Vice President, Chief Financial Officer and Secretary
Edward C. Ahern.................          35   Senior Vice President of Secondary Marketing
Kevin N. Christopher............          33   Senior Vice President of Production
James P. Hayes..................          29   Senior Vice President, Treasurer and Controller
Laurence E. Katz................          30   Vice President of Electronic Commerce
Andrew S. Hochberg (1)(2).......          36   Nominee for Director*
Michael P. Krasny...............          45   Nominee for Director*
Penny S. Pritzker (1)...........          39   Nominee for Director*
Richard L. Wellek (1)(2)........          60   Nominee for Director*

------------------------

* Has consented to become a director of Prism Financial following completion of this offering.

(1) Member of our compensation committee.

(2) Member of our audit committee.

    BRUCE C. ABRAMS. Mr. Abrams co-founded Prism Financial in June 1992 and has served as Chairman of the Board and Chief Executive Officer since our inception. Until January 1999, he also served as President. Mr. Abrams has also been President of LR Development Company, a real estate development company, since December 1988, with responsibility for overseeing strategic planning and major decisions. Since 1998, Mr. Abrams has been a director of Apollo Housing Capital, L.L.C., a tax credit syndication company. He holds a B.A. in accounting from the University of Illinois and a J.D. from the University of Chicago.


    MARK A. FILLER. Mr. Filler has served as President since January 1999 and as a director since January 1995. From June 1994 to January 1999, he was an Executive Vice President. From mid-1992 to May 1994, Mr. Filler served as Chief Operating Officer of Uresil Corp., a medical device business. Prior to 1992, Mr. Filler was employed by The Equity Group, a company engaged primarily in mergers and acquisitions and associated with Mr. Sam Zell. Prior to 1990, Mr. Filler was an attorney at the Chicago law firm Kirkland & Ellis. Mr. Filler holds a B.A. in political science from the University of Michigan and a J.D. from Harvard University.


    TERRY A. MARKUS. Mr. Markus is a co-founder of Prism Financial and has served as a director since January 1995. He has been President of Prism Illinois, an operating division of Prism Financial, since January 1999. Previously, Mr. Markus served as an Executive Vice President of Prism Financial from April 1994 to January 1999. Mr. Markus holds a B.S. in accountancy from the University of Illinois and a J.D. from Northwestern University. Prior to co-founding Prism Financial, Mr. Markus was an attorney at the Chicago law firm Bell, Boyd & Lloyd.

    WILLIAM D. OSENTON. Mr. Osenton has served as President of Pacific Guarantee since December 1987. Mr. Osenton was Chairman of the Board of Pacific Guarantee from December 1987 to August 1998. Mr. Osenton served as a member of our board of directors from October 1998 until March 1999. From August 1989 until August 1998, he was President of Pacific Guarantee Financial Services, a residential loan brokerage and loan servicing company, where he was responsible for overall management. Mr. Osenton holds a B.A. in history from Boston College and an M.B.A. from Loyola College.

    MARTIN E. FRANCIS. Mr. Francis is the founder of Mortgage Market and has served as its President since November 1992. Prior to founding Mortgage Market, Mr. Francis was a loan originator for several years. Mr. Francis holds a B.S. in marketing from Southern Oregon State University.

    DAVID A. FISHER. Mr. Fisher has served as Senior Vice President, Chief Financial Officer and Secretary since January 1999, having been a Vice President, General Counsel and Assistant Secretary since joining Prism Financial in October 1997. From September 1994 to October 1997, Mr. Fisher was an attorney at the Chicago law firm Katten Muchin & Zavis. He holds a B.S. in finance from the University of Illinois and a J.D. from Northwestern University.

    EDWARD C. AHERN. Mr. Ahern has served as Senior Vice President of Secondary Marketing since January 1999. He joined Prism Financial as a Vice President in June 1997. From 1993 to June 1997, Mr. Ahern was employed by LaSalle Home Mortgage Company in Secondary Marketing, with responsibility for risk management, investor relations and operations. Mr. Ahern holds a B.A. in business economics from the University of Illinois and an M.B.A. from the University of Chicago.

    KEVIN N. CHRISTOPHER. Mr. Christopher has served as Senior Vice President of Production since January 1999 and was a Vice President of Prism Financial from June 1995 to January 1999. Prior to joining Prism Financial, Mr. Christopher was a Branch Manager/Level II for Norwest Mortgage. Mr. Christopher holds a B.A. in liberal arts from the University of Illinois.

    JAMES P. HAYES. Mr. Hayes has served as Senior Vice President since January 1999 and as Treasurer since January 1998. He joined Prism Financial as Controller in October 1995, a position he currently holds. From September 1991 to October 1995, Mr. Hayes was employed by Arthur Andersen LLP, where he managed financial audit engagements. He holds a B.S. in accountancy from Northern Illinois University. He is a certified public accountant.

    LAURENCE E. KATZ. Mr. Katz has served as Vice President for Electronic Commerce since September 1998. From August 1997 to August 1998, Mr. Katz was a Senior Research Fellow at Harvard University's Graduate School of Business, where he was a student in the M.B.A. program beginning in August 1995. From July 1994 to August 1995, Mr. Katz served as assistant to the chief operating officer of Delray Farms, Inc., with responsibility for business development. From August 1991 to June 1994, he was a member of the Corporate Strategic Planning and Development Department at The Walt Disney Company. Mr. Katz holds a B.A. in political science from Yale College and an M.B.A. from Harvard University.

    ANDREW S. HOCHBERG. Mr. Hochberg has been a Principal of Next Realty, LLC, a commercial real estate development company, since February 1998. He has been a director of Gart Sports Company ("Gart Sports"), a leading full-line sporting goods retailer, since April 1998, and served as a director for Strouds, Inc., a bed and bath retailer, from 1996 to 1997. Prior to establishing Next Realty, LLC, Mr. Hochberg served in various capacities at Sportmart, Inc. from 1987 to 1998, including Chief Executive Officer from 1996 through January 1998, when Sportmart, Inc. became a subsidiary of Gart Sports. Mr. Hochberg holds a B.S. in economics from the University of Pennsylvania and a J.D. from Northwestern University.

    MICHAEL P. KRASNY. Michael Krasny is the founder of CDW Computer Centers, Inc., one of the nation's leading direct marketers of microcomputer products. He currently serves as CDW Computer Centers, Inc.'s Chairman of the Board and Chief Executive Officer. Michael Krasny holds a B.S. in finance from the University of Illinois.

    PENNY S. PRITZKER. Ms. Pritzker has been President of Classic Residence by Hyatt, the senior living affiliate of Hyatt Corporation, since 1987 and a director of the Wm. Wrigley Jr. Company since 1994. She is also President of Pritzker Realty Group, a real estate investment company; chairman of the executive committee of Encore Senior Living, which owns and develops assisted living communities; and a director of Coast to Coast Financial Corporation, a federally-chartered institution whose subsidiary, Alliance Funding Corporation, originates non-conforming single family home mortgages throughout the United States. Ms. Pritzker holds a B.A. in economics from Harvard University and a J.D. and an M.B.A. from Stanford University.

    RICHARD L. WELLEK. Mr. Wellek has been Chairman of Varlen Corporation, a leading manufacturer of precision-engineered transportation products and petroleum analyzers, since May 1997. He served as Chief Executive Officer of Varlen Corporation from December 1983 through January 1999 and as President from December 1983 to May 1997. Mr. Wellek holds a B.S. in industrial management from the University of Illinois.

ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

    Prism Financial's board of directors will be divided into three classes, and each director will serve for a staggered three-year term. The board will consist of two Class I directors (Mr. Krasny and Ms. Pritzker), two Class II directors (Messrs. Hochberg and Wellek) and three Class III directors (Messrs. Abrams, Filler and Markus). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2000, 2001 and 2002, respectively.

    Each officer serves at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

    AUDIT COMMITTEE. As soon as practicable after the closing of this offering, our board of directors will establish an audit committee which, among other things, will perform the following functions:

    - make recommendations to our board of directors concerning the engagement of independent public accountants;

    - monitor and review the quality and activities of our internal audit function and those of our independent auditors; and

    - monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

The initial members of the audit committee will be Ms. Pritzker and Messrs. Hochberg and Wellek.

    COMPENSATION COMMITTEE. As soon as practicable after the closing of this offering, our board of directors will establish a compensation committee which will, among other things, perform the following functions:

    - review salaries, benefits and other compensation of our officers and other employees;

    - make recommendations to our board of directors regarding salaries, benefits and other compensation; and

    - administer our employee benefit plans.

The initial members of the compensation committee will be Messrs. Abrams, Hochberg and Wellek.

DIRECTOR COMPENSATION

    Our directors are not currently compensated. In connection with this offering, each non-employee director will receive an initial grant of options to purchase 5,000 shares of common stock at an exercise price equal to the initial public offering price. Each non-employee director elected to the board of directors for the first time thereafter will receive upon such election an initial grant of options to purchase 5,000 shares of common stock at fair market value on the date of grant. In addition, each non-employee director will receive an annual grant of options to purchase 2,500 shares for each year during such director's term. All of the foregoing options will have a 10 year term and will vest over a five year period, with 20% becoming vested on each anniversary of the date of grant. The foregoing award of options will be granted automatically under Prism's 1999 Omnibus Stock Incentive Plan. Following this offering, each of our directors will receive reimbursement for all travel and other expenses incurred in connection with attending each meeting of the board of directors or committee meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between our board of directors or our planned compensation committee and any member of any other company's board of directors or our compensation committee, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    SUMMARY OF COMPENSATION. The following summary compensation table sets forth information concerning compensation earned in the fiscal year ended December 31, 1998, by our Chief Executive Officer, our other four most highly compensated executive officers and our two additional division presidents (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                    ---------------------------------
NAME AND PRINCIPAL POSITION                           YEAR     SALARY($)   BONUS($)
--------------------------------------------------  ---------  ---------  -----------
Bruce C. Abrams...................................       1998   75,000(1)         --
  Chairman of the Board and
  Chief Executive Officer

Mark A. Filler....................................       1998  150,000(1)     25,000
  President

Terry A. Markus...................................       1998  150,000(1)         --
  President of Prism Illinois

William D. Osenton................................       1998   75,000(2)     70,000
  President of Pacific Guarantee

Martin E. Francis.................................       1998   37,500(3)     50,000
  President of Mortgage Market

David A. Fisher...................................       1998   90,000(1)     60,000
  Senior Vice President,
  Chief Financial Officer and Secretary

Kevin N. Christopher..............................       1998   93,500(1)     66,500
  Senior Vice President of Production

------------------------

(1) Messrs. Abrams, Filler, Markus, Fisher and Christopher will each receive a base salary in 1999 of $175,000, $175,000, $175,000, $105,000 and $110,000,
    respectively.

(2) Reflects compensation paid from July 31, 1998, the initial date of his employment. Mr. Osenton's employment agreement with us provides for a base salary of $180,000 in 1999.

(3) Reflects compensation paid from September 30, 1998, the initial date of his employment. Mr. Francis' employment agreement with us provides for a base salary of $150,000 in 1999.

STOCK-BASED PLANS

    1999 OMNIBUS STOCK INCENTIVE PLAN. Prism Financial's 1999 Omnibus Stock Incentive Plan was adopted by our board of directors in March 1999, and will be approved by our stockholders prior to the completion of this offering, for the benefit of our officers, directors, key employees, advisors and consultants. An aggregate of 1,500,000 shares of common stock is reserved for issuance under the plan, which provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, deferred stock, and performance shares. An award may consist of one arrangement or benefit or two or more of them in tandem or in the alternative. Under this plan, awards covering no more than 20% of the shares reserved for issuance under the plan may be granted to any participant in any one year.

    This plan will initially be administered by our board of directors, although it may be administered by either our board of directors or any committee of our board of directors (the board or committee being sometimes referred to as the "plan administrator"). The plan administrator may interpret this plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of this plan. This plan permits the plan administrator to select the officers, directors, key employees, advisors and consultants (including directors who are also employees) who will receive awards and generally to determine the terms and conditions of those awards.

    We may issue two types of stock options under this plan: incentive stock options ("ISOs"), which are intended to qualify under the Code, and non-qualified stock options ("NSOs"). The option price of each ISO granted under this plan must be at least equal to the fair market value of a share of common stock on the date the ISO is granted.

    Stock appreciation rights ("SARs") and limited stock appreciation rights may be granted under this plan either alone or in conjunction with all or part of any stock option granted under this plan. An SAR granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator. A limited stock appreciation right granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the change in control price of a share of common stock over a specified price fixed by the plan administrator. A limited stock appreciation right may only be exercised within the 30-day period following a change in control.

    Restricted stock, deferred stock and performance shares may be granted under this plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, deferred stock and performance shares. Participants with restricted stock and performance shares generally have all of the rights of a stockholder. With respect to deferred stock, during the deferral period, subject to the terms and conditions imposed by the plan administrator, the deferred stock units may be credited with dividend equivalent rights. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, deferred stock and/or performance shares.

    In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the plan administrator may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices. In addition, the plan administrator, in its discretion, may terminate all awards with payment of cash or in-kind consideration.

    The terms of this plan provide that the plan administrator may amend, suspend or terminate this plan at any time, provided, however, that some amendments require approval of our stockholders. Further, no action may be taken which adversely affects any rights under outstanding awards without the holder's consent.

    The board of directors has authorized the grant of options to purchase 740,000 shares of common stock at the initial public offering price. The recipients of the awards and the terms of the options will be determined by the board prior to the closing of the offering.

    In connection with this offering, each non-employee director will receive an initial grant of options to purchase 5,000 shares of common stock at an exercise price equal to the initial public offering price. Each non-employee director elected to the board of directors for the first time thereafter will receive upon such election an initial grant of options to purchase 5,000 shares of common stock at fair market value on the date of grant. In addition, each non-employee director will receive an annual grant of options to purchase 2,500 shares for each year during such director's term. All of the foregoing options will have a 10 year term and will vest over a 5 year period, with 20% becoming vested on each anniversary of the date of grant. The foregoing awards of options will be granted automatically under this Plan.

    PRISM2000 PROFIT SHARING PLAN. This plan, effective as of January 1, 1998, is administered by the Chairman of Prism Financial and awards incentive share units, which vest in three equal annual installments beginning on December 31, 2001, to employees who enable Prism Financial to meet predetermined levels of revenue and after tax profit margin.

    Eligible employees consist of loan originators whose commissions exceed predetermined levels and all other employees who were employed by Prism Financial on or prior to January 1, 2000. Prism Financial has the option of paying the incentive stock units in cash or stock. Termination of employment prior to December 31, 2001 will result in complete forfeiture of all incentive stock units. Our maximum payout under this plan is $3.2 million or an equivalent amount of our common stock.

    The terms of this plan provide that the Chairman may amend, suspend or terminate this plan at any time, provided, however, no action may be taken which adversely affects any holder's vested incentive stock units without the holder's written consent.

    1999 EMPLOYEE STOCK PURCHASE PLAN. In March 1999, the board of directors adopted and prior to the offering our stockholders will approve our 1999 Employee Stock Purchase Plan (the "Purchase Plan") which allows eligible employees to purchase our common stock at a discount from fair market value. A total of 750,000 shares of common stock has been reserved for issuance under the Purchase Plan, plus annual increases beginning in or after 2000 equal to the lesser of 500,000 shares, 3% of the outstanding shares on such date or a lesser amount determined by the board of directors.

    The Purchase Plan will be administered by our board of directors, or a specifically designated committee of the board of directors (this board or committee is sometimes referred to as the "plan administrator"). The plan administrator may interpret the Purchase Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Purchase Plan.

    The Purchase Plan contains offering periods that commence on the first trading day on or after February 1 and August 1 of each year and end on the last trading day prior to the commencement of the next offering period.

    Employees are eligible to participate if they are employed by us or a subsidiary designated by the plan administrator for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted the right to purchase stock under the Purchase Plan if the employee (1) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (2) holds rights to purchase stock under any of our employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits each employee to purchase common stock through payroll deductions of up to 10% of the employee's "compensation." Compensation is defined as the employee's base salary, exclusive of any bonus, fee, overtime pay, severance pay, expenses or other special compensation or any credit or benefit under any of our employee plans. The maximum number of shares an employee may purchase during a single purchase period is 2,500 shares.

    Amounts deducted and accumulated by the employee are used to purchase shares of common stock at the end of each offering period. The price of the common stock offered under the Purchase Plan is an amount equal to 90% of the lower of the fair market value of the common stock at the beginning or at the end of each offering period. Employees may not sell shares acquired under the Purchase Plan for a period of six-months following the end of the offering period with respect to which the common stock was purchased. Employees may end their participation in the Purchase Plan at any time during an offering period, in which event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with us.

    Rights granted under the Purchase Plan are not transferable by an employee other than by will or the laws of descent and distribution. The Purchase Plan provides that, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of our common stock, the plan administrator will conclusively determine the appropriate equitable adjustments. The Purchase Plan will terminate in 2009. Our board of directors has the authority to amend or terminate the Purchase Plan, except that no amendment or termination may adversely affect any outstanding rights under the Purchase Plan.

    PACIFIC EQUITY VALUE PLAN. In connection with the acquisition of Pacific Guarantee, Prism Financial established the Pacific Equity Value Plan, an employee incentive and retention plan, for designated key employees of Pacific Guarantee. This plan was implemented to motivate these employees to remain with Pacific Guarantee following the acquisition and to maximize Pacific Guarantee's profitability. Upon the closing of the offering, we will issue under the Pacific Equity Value Plan 127,411 shares of common stock, assuming an initial public offering price of $14.00 per share. Awards under the Pacific Equity Value Plan will vest at a rate of 20% per year over a period of five complete years of service after the acquisition.

    MORTGAGE MARKET EQUITY VALUE PLAN. In connection with the acquisition of Mortgage Market, Prism Financial established the Mortgage Market Equity Value Plan, an employee incentive and retention plan, for designated key employees of Mortgage Market. This plan was implemented to motivate these employees to remain with Mortgage Market following the acquisition and to maximize Mortgage Market's profitability. Upon the closing of this offering, Prism Financial will issue under the Mortgage Market Equity Value Plan 53,542 shares of common stock (or an equivalent amount of cash), assuming an initial public offering price of $14.00 per share. The actual number of shares is based on Mortgage Market's earnings during the twelve month period immediately preceding the closing of this offering. Awards under the Mortgage Market Equity Value Plan will vest at a rate of 20% per year over a period of five years of service after the acquisition.

EMPLOYMENT ARRANGEMENTS

    Pacific Guarantee has an employment agreement with Mr. Osenton under which Pacific Guarantee agreed to employ Mr. Osenton as President through May 31, 2003, provided that Pacific Guarantee may terminate Mr. Osenton's employment at any time for cause, and provided further that Mr. Osenton may terminate his employment at any time after July 31, 1999. Under the agreement, Mr. Osenton receives an annual salary of $180,000, is eligible each calendar year for a bonus of $70,000 if Pacific Guarantee's pre-tax income exceeds $1 million for the calendar year and receives employee benefits which are in effect from time to time for Pacific Guarantee's management. Mr. Osenton agreed, during and after his employment with Pacific Guarantee, not to disclose or use for his own benefit confidential information regarding Pacific Guarantee and its affiliates.

    Mortgage Market has an employment agreement with Mr. Francis under which Mortgage Market agreed to employ Mr. Francis through July 31, 2000 as President, subject to renewal for one-year terms by Mr. Francis and Mortgage Market, provided that Mortgage Market may terminate Mr. Francis' employment for cause. Under the agreement, Mr. Francis receives an annual salary of $150,000, is eligible for a bonus of $50,000 if Mortgage Market's pre-tax income exceeds $1 million for the calendar year, and receives health and medical benefits and a company car. Mr. Francis agreed, during and after his employment with Mortgage Market, not to disclose or use for his own benefit confidential information regarding Mortgage Market and its affiliates.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Section 145 of the General Corporation Law of Delaware authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit the indemnification and reimbursement of expenses incurred of directors for liabilities incurred arising under the Securities Act and to provide for the reimbursement of expenses incurred.

    As permitted by Delaware law, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under section 174 of the Delaware General Corporation Law prohibiting unlawful dividends and stock purchases or (4) for any transaction from which the director derived an improper personal benefit.

    As permitted by Delaware law, our amended certificate of incorporation provides that (1) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;
(2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our amended certificate of incorporation, amended by-laws or agreements; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions and (4) the rights conferred in our amended certficate of incorporation are not exclusive.

    We intend to purchase insurance covering our directors and officers against liability asserted against them in their capacity as directors or officers.

                              CERTAIN TRANSACTIONS

    On March 16, 1998, prior to its acquisition by Prism Financial, Pacific Guarantee issued a subordinated promissory note to Mr. Osenton in the amount of $200,000 which, together with interest of 10% per annum, is due on or before March 31, 2000. Interest-only payments are payable monthly on unpaid principal and are due on the first day of each month beginning on April 30, 1998. This note was used to provide working capital. This note will be repaid out of the proceeds of this offering.

    On June 30, 1997, prior to its acquisition by Prism Financial, Pacific Guarantee issued a subordinated promissory note to Mr. Osenton and his wife in the amount of $400,000, which, together with interest of 10% per annum, is due on or before June 30, 2002. Interest-only payments are payable monthly on unpaid principal and are due on the first day of each month beginning August 1, 1997. This note was used to provide working capital. This note will be repaid out of the proceeds of this offering.

    Mr. Osenton entered into a Purchase and Sale Agreement, dated as of July 23, 1998, pursuant to which he sold all of his capital stock of Pacific Guarantee to Prism Financial. For a more detailed description of this agreement, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Developments in the past 12 months" on page 40 and note 3 to our consolidated financial statements.

    Mr. Francis entered into a Purchase and Sale Agreement, dated as of September 30, 1998, pursuant to which he sold all of his capital stock of Mortgage Market to Prism Financial. For a more detailed description of this agreement, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Developments in the past 12 months" on page 40 and note 3 to our consolidated financial statements.

    On January 1, 1996, Mr. Filler entered into a collateral note and pledge agreement with Prism Financial under which Mr. Filler borrowed $100,000 from Prism Financial. The principal balance bears interest from and after January 1, 1997 at an annual rate of 8.25%. Principal payments of $20,000 plus accrued interest are due in five annual installments beginning on December 31, 1997. As of January 1, 1999, $60,000 remained outstanding under this note. This indebtedness is secured by a grant of a security interest in 513,450 shares of common stock owned by Mr. Filler.

    On January 1, 1996, Mr. Markus entered into a collateral note and pledge agreement with Prism Financial under which Mr. Markus borrowed $100,000 from Prism Financial. The principal balance bears interest from and after January 1, 1997 at an annual rate of 8.25%. Principal payments of $20,000 plus accrued interest are due in five annual installments beginning on December 31, 1997. As of January 1, 1999, $60,000 remained outstanding under this note. This indebtedness is secured by a grant of a security interest in 513,450 shares of common stock owned by Mr. Markus.

    Mr. Abrams owns a one-third equity interest, and Mr. Hochberg has an indirect equity interest, in Winners Limited Partnership, an Illinois limited partnership, which is the landlord under a lease covering approximately 40,000 square feet of office space in Chicago, Illinois. Prism Financial subleases the space from the original lessee of which Mr. Hochberg is a member of the board of directors and makes annual sublease payments of $480,000 to the sublessor. Prism Financial's sublease extends through August 30, 2004. The sublease was negotiated between Prism Financial and the lessee on an arm's-length basis.

    On December 31, 1998, several trusts, each of which Ms. Pritzker is an affiliate of, purchased an aggregate of approximately 574,756 shares of our common stock for an aggregate purchase price of $2.5 million.

    In 1999, 1998 and 1997, several of our stockholders received distributions from Prism Financial to enable them to pay S corporation taxes on Prism Financial's taxable, undistributed earnings for the previous year which were payable to them by virtue of their stock ownership. In 1999 to date,

Mr. Abrams, Mr. Markus, Mr. Filler, an affiliate of Mr. Abrams and affiliates of Ms. Pritzker received $3.3 million, $1.1 million, $1.1 million, $66,233 and $74,139, respectively. In 1998, Mr. Abrams, Mr. Markus and Mr. Filler received $1.2 million, $398,000 and $437,000, respectively. In 1997, Mr. Abrams, Mr. Markus and Mr. Filler received $600,000, $195,000 and $156,000, respectively.


    In 1998, Mr. Bernard Filler, father of Mr. Mark Filler, received $75,240 from us for legal work relating to licensing. This amount represents the fair value of the legal work performed for us.


    Immediately prior to this offering, Prism Mortgage will issue S Corporation Distribution Notes to each of Mr. Abrams, Mr. Filler, Mr. Markus, Mr. Osenton, an affiliate of Mr. Abrams and affiliates of Ms. Pritzker. Had our S corporation status been terminated as of March 31, 1999, the amounts of the S Corporation Distribution Notes would have been $8.8 million, $3.1 million, $2.7 million, $491,002, $820,011 and $806,811, respectively. We expect the amount of the S Corporation Distribution Notes to increase from April 1, 1999 to the date of the closing of this offering. The S Corporation Distribution Notes will bear interest at the same rate of interest as our Warehouse Facility and will be repaid out of the proceeds of this offering. For a more detailed description of the S Corporation Distribution Notes, please refer to "Transactions Related to the Offering" on page 18.


    In 1996, LR Development Company, a company controlled by Mr. Abrams, performed certain management services for us. Prior to 1999, we shared certain services with LR Development Company. As reimbursement for those services, we paid LR Development Company $420,000 and $187,000 during 1996 and 1998, respectively.

    CDW Computer Centers, Inc., of which Mr. Krasny is Chairman of the Board and Chief Executive Officer, sold $62,258 and $140,778 worth of computer equipment to us in 1998 and 1999, respectively. These purchases were negotiated on an arm's-length basis.

    Mr. Abrams, Mr. Filler, Mr. Markus, Mr. Osenton, an affiliate of Mr. Abrams, affiliates of Ms. Pritzker and our other stockholders on the date hereof will enter into a registration rights agreement with us effective upon the closing of this offering pursuant to which such stockholders will have shelf, demand and piggyback rights to register their restricted stock. For more information, please refer to "Description of Capital Stock--Registration rights" on page 71.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information known to Prism Financial with respect to beneficial ownership of our common stock as of March 31, 1999 after giving effect to the Incorporation Transactions by (A) each stockholder known by Prism Financial to be the beneficial owner of more than 5% of our common stock;
(B) each director and nominee for director of Prism Financial; (C) the Named Executive Officers; and (D) all executive officers, directors and nominees for directors as a group. The selling stockholders named below will sell shares in the offering only if the underwriters exercise their over-allotment option.


                                                 SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                                    OWNED PRIOR TO          OWNED AFTER OFFERING
                                                  OFFERING(1)(2)(3)             (1)(2)(3)(4)
                                                ----------------------  ----------------------------
NAME OF BENEFICIAL OWNER                         NUMBER      PERCENT        NUMBER         PERCENT
----------------------------------------------  ---------  -----------  ---------------  -----------
Bruce C. Abrams(5)............................  5,533,040        45.6      5,533,040(6)        37.8
Mark A. Filler(7).............................  1,938,890        16.0      1,938,890(6)        13.3
Terry A. Markus(8)............................  1,708,864        14.1      1,708,864(6)        11.7
William D. Osenton(9).........................    533,756         4.4        533,756(6)         3.6
Martin E. Francis.............................         --       *                    --       *
David A. Fisher...............................         --       *                    --       *
Kevin N. Christopher..........................         --       *                    --       *
Andrew S. Hochberg(10)........................         --       *                    --       *
Michael P. Krasny.............................         --       *                    --       *
Penny S. Pritzker(11).........................     17,252       *                17,252       *
Richard L. Wellek.............................         --       *                    --       *
All executive officers, directors and nominees
  for directors as a group (13
  persons)(5)(7)(8)(10)(11)...................  9,731,802        80.2         9,731,802        66.5


------------------------

* Represents less than 1%

 (1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.


 (2) Includes 580,613 shares of common stock issuable pursuant to the purchase agreement relating to our acquisition of Pacific Guarantee upon the closing of this offering, including 127,411 shares of common stock that we expect to issue to the Pacific Equity Value Plan, assuming an initial public offering price of $14.00 per share.


 (3) Includes 53,542 shares of our common stock issuable to the Mortgage Market Equity Value Plan upon the closing of this offering pursuant to the purchase agreement relating to our acquisition of Mortgage Market, assuming an initial public offering price of $14.00 per share.

 (4) Excludes shares of our common stock issuable by us in the future to certain individuals pursuant to the purchase agreements relating to our acquisitions of Pacific Guarantee, Mortgage Market and First City and shares issuable pursuant to a stock purchase right.

 (5) Excludes 114,910 shares of common stock which will be transferred to GEM Value/Prism LLC ("GVP") in satisfaction of indebtedness owed by Mr. Abrams to GVP upon closing of this offering. Excludes 513,450 shares of common stock owned by Abrams Capital Trust, a trust established by Mr. Abrams for the benefit of his wife and all of his children, over which Mr. Hochberg, as trustee, has investment and voting control. Mr. Abrams disclaims beneficial ownership of these shares.

 (6) Does not reflect exercise of the over-allotment option which relates to 375,000 shares held by current stockholders. Upon exercise of this option, Mr. Abrams, Mr. Filler, Mr. Markus, Mr. Osenton, an affiliate of Mr. Abrams, affiliates of Ms. Pritzker, GVP and Mr. Barbera will sell 180,499, 63,251, 55,747, 10,029, 16,750, 18,750, 18,750 and 7,875 shares, respectively.

 (7) Excludes 114,910 shares of common stock which will be transferred to GVP in satisfaction of indebtedness owed by Mr. Filler to GVP upon closing of this offering.

 (8) Excludes 344,935 shares of common stock which will be transferred to GVP in satisfaction of indebtedness owed by Mr. Markus to GVP upon closing of this offering.


 (9) Includes 226,315 shares of common stock issuable to Mr. Osenton upon the closing of this offering pursuant to the purchase agreement relating to our acquisition of Pacific Guarantee, assuming an initial public offering price of $14.00 per share.


 (10) Excludes 513,450 shares of common stock owned by Abrams Capital Trust, a trust established by Mr. Abrams for the benefit of his wife and all of his children, over which Mr. Hochberg, as trustee, has investment and voting control. Mr. Hochberg disclaims beneficial ownership of these shares.

 (11) Includes 17,252 shares of common stock owned by Donrose Trust.

                          DESCRIPTION OF CAPITAL STOCK


    Immediately following the closing of this offering, the authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Upon completion of this offering, there will be outstanding 14,629,452 shares of common stock and options to purchase 740,000 shares of common stock.


COMMON STOCK

    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at the times and in the amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. If we liquidate, dissolve or wind up our business, the holders of shares of common stock will be entitled to share ratably in the distribution of all our assets remaining available for distribution after satisfaction of all our liabilities and payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, within the limitations and restrictions stated in our amended certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of that series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

SELECTED AMENDED CERTIFICATE AND AMENDED BYLAW PROVISIONS

    As permitted by Delaware law, our directors will be indemnified against certain expenses and liabilities incurred in their capacities as our directors when acting in good faith and cannot be held personally liable for certain breaches of their fiduciary duty of care.

    Our amended certificate of incorporation will provide for the board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

    Our amended certificate of incorporation also will provide that directors may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of our total outstanding voting stock. Vacancies on our board of directors, including those resulting from an increase in the number of directors, may be filled only by the remaining directors, not by stockholders.

    Any action required or permitted to be taken by our stockholders may be effected only at an annual or special meeting of stockholders and will not be permitted to be taken by written consent in lieu of a meeting. Our amended certificate of incorporation and amended bylaws also will provide that special meetings of stockholders may be called by the chairman of the board or a majority of our board of directors. Stockholders will not be permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders.

    There are provisions contained in our amended certificate of incorporation, including those relating to the size and classification of the board of directors, the removal of directors, the prohibition on action by written consent and the calling of special meetings, which may only be amended by the affirmative vote of the holders of at least two-thirds of our total outstanding voting stock. In addition, our amended certificate of incorporation will provide that our amended bylaws may only be amended by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock or by a vote of two-thirds of the members of the board of directors in office.

    Our amended certificate of incorporation and amended bylaws will establish an advance notice procedure for nomination, other than by or at the direction of the board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meeting must be received by us not less than 60 nor more than 90 days prior to the scheduled annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting.

    The preceding provisions could have the effect of discouraging, delaying or making more difficult certain attempts to acquire us or to remove incumbent directors even if a majority of our stockholders believe the attempt to be in their or our best interests.

DELAWARE ANTI-TAKEOVER LAW

    Delaware law prohibits certain "business combination" transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which such stockholder became an interested stockholder, unless (1) the board of directors approves, prior to such date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder acquires at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans or (3) on or subsequent to the consummation date, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder under Delaware law.

OPTIONS

    No options are currently outstanding. Options to purchase a total of 740,000 shares of common stock will be issued effective upon the closing of this offering. A total of 760,000 additional shares may be subject to options or awards granted in the future under the 1999 Omnibus Stock Incentive Plan. For a more detailed description, please refer to "Management--Stock-based plans--1999 Omnibus Stock Incentive Plan" on page 61.

REGISTRATION RIGHTS


    As of the completion of this offering, the holders of an aggregate of 11,948,499 shares of common stock will be entitled to several types of registration rights. These rights are provided under the terms of a registration rights agreement between us and the holders of the registrable securities, who include Mr. Abrams, Mr. Markus, Mr. Filler and Mr. Osenton. This agreement provides demand registration rights to the holders of substantially all of the registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreement, subject to certain limitations, to require us to include their registrable securities in future registration statements that we file. Registration of shares of common stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradeable without restriction under the Securities Act. We will bear all registration expenses incurred in connection with the above registrations.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is LaSalle National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, Prism Financial will have outstanding 14,629,452 shares of common stock, assuming no exercise of options issued in conjunction with this offering. Of these shares, the 2,500,000 shares of common stock sold in this offering (2,875,000 shares if the over-allotment option is exercised in full) will be freely tradable without restriction under the Securities Act except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES


    The remaining 12,129,452 shares of common stock outstanding upon completion of this offering are deemed "restricted shares" pursuant to Rule 144 under the Securities Act. Upon expiration of certain lock-up agreements described below, 180 days after the date of this prospectus, 10,345,785 shares of common stock will have been held for at least one year and will be eligible for sale pursuant to Rule 144 under the Securities Act.


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 146,860 shares immediately after this offering, assuming no exercise of options issued in connection with this offering) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to that sale. Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the completion of this offering to register approximately 2.4 million shares of common stock reserved for issuance under our 1999 Omnibus Stock Incentive Plan, 1999 Employee Stock Purchase Plan, the Pacific Equity Value Plan and the Mortgage Market Equity Value Plan. Accordingly, subject to applicable vesting requirements and exercise with respect to options, shares registered under that registration statement will be available for sale on the open market immediately upon completion of the lock-up period described below. Shares registered under such registration statement held by affiliates will be subject to Rule 144 volume limitations.

LOCK-UP AGREEMENTS

    Prism Financial and each stockholder of Prism Financial have agreed that, without the prior written consent of William Blair & Company, L.L.C. on behalf of the underwriters of this offering, he, she or it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any of those transactions described in the previous clause or this clause is to be settled by delivery of common stock or other securities, in cash or otherwise; or

    - in the case of Prism Financial, file a registration statement, other than a registration statement on Form S-8 covering shares of common stock subject to our employee benefit plans. None of the shares subject to lock-up agreements may be sold during the applicable lock-up period without the consent of William Blair & Company, L.L.C. except for transfers pursuant to gifts or certain partnership distributions and similar transfers in which the transferee enters into a substantially similar lock-up agreement.

                                  UNDERWRITING

    The several underwriters named below, for which William Blair & Company, L.L.C., ABN AMRO Incorporated and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among Prism Financial, the selling stockholders and the underwriters, to purchase from Prism Financial, and Prism Financial has agreed to sell to each of the underwriters, the respective number of shares of common stock set forth opposite each underwriter's name in the table below.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
William Blair & Company, L.L.C. .................................................
ABN AMRO Incorporated............................................................
U.S. Bancorp Piper Jaffray Inc. .................................................
                                                                                   ----------

      Total......................................................................   2,500,000
                                                                                   ----------
                                                                                   ----------

    This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant thereto at a price per share equal to the public offering price less the underwriting discounts and commissions specified on the cover page of this prospectus. According to the terms of the underwriting agreement, the underwriters will either purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The representatives have advised us that the underwriters will offer the shares of common stock to the public initially at the public offering price specified on the cover page of this prospectus. The underwriters may also offer the shares to certain dealers at the public offering price less a concession of
up to $    per share. The underwriters may allow, and these dealers may
re-allow, a concession of up to $    per share to certain other dealers. The
underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we will deliver the shares to the underwriters through the facilities of the
Depository Trust Company in New York, New York, on or about              , 1999.
At that time, the underwriters will pay us for the shares in immediately available funds. After the commencement of the initial public offering, the representatives may change the public offering price and the other selling terms.

    The underwriters have the option to purchase up to an aggregate of 375,000 additional shares of common stock from the selling stockholders at the same price they are paying for the 2,500,000 shares offered hereby. The underwriters may purchase additional shares only to cover over-allotments made in connection with this offering and only within 30 days after the date of this prospectus. If the underwriters decide to exercise this over-allotment option, each underwriter will be required to purchase additional shares in approximately the same proportion as set forth in the table above. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

    The following table summarizes the compensation to be paid by us and the selling stockholders to the underwriters:

                                                                   TOTAL
                                                        ----------------------------
                                                           WITHOUT         WITH
                                            PER SHARE   OVER-ALLOTMENT OVER-ALLOTMENT
                                           -----------  -------------  -------------
Public offering price....................
Underwriting discount paid by us.........
Underwriting discount paid by the selling
  stockholders...........................

    We estimate the expenses of this offering payable by us (excluding underwriting discounts and commissions) to be $800,000.

    We and, if applicable, the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.


    We and all of our existing stockholders have agreed not to sell or transfer any shares of common stock, or to engage in certain hedging transactions with respect to the common stock, for a period of 180 days from the date of this prospectus without the consent of William Blair & Company, L.L.C., except in certain limited circumstances. Stockholders who have agreed to this lock-up arrangement hold an aggregate of 11,948,499 shares of common stock. For a more detailed discussion of shares available for sale following this offering, please refer to "Shares Eligible for Future Sale" on page 72.


    In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. Over-allotment involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representatives may impose a penalty bid. This allows the representatives to reclaim the selling concession allowed to an underwriter or selling group member if common stock sold by such underwriter or selling group member in this offering is repurchased by the representatives in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the Nasdaq National Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. Neither Prism Financial nor any of the underwriters makes any representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

    The representatives have advised us that the underwriters do not intend to confirm, without client authorization, sales to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for our common stock. Consequently, we and the representatives will negotiate to determine the initial public offering price. The initial public offering price will be based on current market conditions, our operating results in recent periods, the market capitalization of other companies in our industry, estimates of our potential and other factors that we and the representatives deem relevant. The estimated price range specified on the cover page of this prospectus may change because of market conditions and other factors.

    The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of common stock in this offering for our employees and certain other individuals. Purchases of the reserved shares would reduce the number of shares available for sale to the general public. The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby will be passed upon for Prism Financial by Skadden, Arps, Slate, Meagher & Flom (Illinois). Certain legal matters will be passed upon for the underwriters by Sidley & Austin.

                                    EXPERTS

    The consolidated financial statements of Prism Financial and its subsidiaries as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Prism Financial and its subsidiaries as of December 31, 1997 and each of the years in the two-year period ended December 31, 1997 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing in this prospectus and have been so included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

    The financial statements of Mortgage Market as of December 31, 1997 and for the year then ended included in this prospectus have been audited by Stefani & Matthews, L.L.P., independent auditors, as stated in their report appearing in this prospectus and have been so included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

    The financial statements of Pacific Guarantee as of December 31, 1997 and for the year then ended included in this prospectus have been audited by Clay L. Miller, certified public accountant, independent auditor, as stated in his report appearing in this prospectus and have been so included in reliance upon his report given upon his authority as an expert in accounting and auditing.

    The financial statements of Pacific Guarantee as of December 31, 1996 and for the year then ended included in this prospectus have been audited by William
M. Stoll, certified public accountant, independent auditor, as stated in his report appearing in this prospectus and have been so included in reliance upon his report given upon his authority as an expert in accounting and auditing.

                         CHANGE IN INDEPENDENT AUDITORS

    As of December 7, 1998, we have engaged PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 1998 to replace the firm of McGladrey & Pullen, LLP. The decision to change auditors was recommended and approved by our board of directors in light of our intentions to commence an initial public offering.

    The reports of McGladrey & Pullen, LLP on our consolidated financial statements as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    In connection with the audits of our consolidated financial statements for each of the years in the two-year period ended December 31, 1997, and during the period from January 1, 1998 through December 7, 1998, there were no disagreements with McGladrey & Pullen, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information about us and the common stock offered, see the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by that reference. A copy of the registration statement and the exhibits may be inspected without charge at the Commission's offices at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Room of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Prism Financial, that file electronically with the Commission. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file period reports, proxy statements and other information with the Commission. Upon approval of the common stock for quotation on the Nasdaq National Market, our reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

INDEX                                                                                                          PAGE
                                                                                                             ---------
PRISM FINANCIAL CORPORATION AND SUBSIDIARIES
  Consolidated Balance Sheets as of December 31, 1998, March 31, 1999 (unaudited) and pro forma March 31,
    1999...................................................................................................        F-2
  Consolidated Statements of Income for the three months ended March 31, 1998 and 1999 (unaudited).........        F-3
  Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1999 (unaudited).....        F-4
  Notes to Consolidated Financial Statements...............................................................        F-5
  Report of Independent Accountants........................................................................        F-7
  Independent Auditor's Report.............................................................................        F-8
  Consolidated Balance Sheets as of December 31, 1997 and 1998 and pro forma 1998..........................        F-9
  Consolidated Statements of Income for the years ended
    December 31, 1996, 1997 and 1998.......................................................................       F-10
  Consolidated Statements of Changes in Stockholders' Equity for the years ended
    December 31, 1996, 1997 and 1998.......................................................................       F-11
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1996, 1997 and 1998.......................................................................       F-12
  Notes to Consolidated Financial Statements...............................................................       F-13

MORTGAGE MARKET, INC.
  Balance Sheet as of September 30, 1998 (unaudited).......................................................       F-32
  Statements of Income for the nine months ended September 30, 1997 and 1998 (unaudited)...................       F-34
  Statements of Cash Flows for the nine months ended September 30, 1997 and 1998 (unaudited)...............       F-35
  Notes to Financial Statements............................................................................       F-37
  Independent Auditors' Report.............................................................................       F-38
  Balance Sheet as of December 31, 1997....................................................................       F-39
  Statement of Income for the year ended December 31, 1997.................................................       F-41
  Statement of Changes in Stockholder's Equity for the year
    ended December 31, 1997................................................................................       F-42
  Statement of Cash Flows for the year ended December 31, 1997.............................................       F-43
  Notes to Financial Statements............................................................................       F-45

PACIFIC GUARANTEE MORTGAGE CORPORATION
  Balance Sheet as of August 31, 1998 (unaudited)..........................................................       F-52
  Statements of Operations for the eight months ended August 31, 1997 and 1998 (unaudited).................       F-53
  Statements of Cash Flows for the eight months ended August 31, 1997 and 1998 (unaudited).................       F-54
  Notes to Financial Statements............................................................................       F-55
  Independent Auditor's Report.............................................................................       F-56
  Balance Sheet as of December 31, 1997....................................................................       F-57
  Statement of Operations and Retained Earnings for the year
    ended December 31, 1997................................................................................       F-58
  Statement of Cash Flows for the year ended December 31, 1997.............................................       F-59
  Notes to Financial Statements............................................................................       F-60
  Independent Auditor's Report.............................................................................       F-65
  Balance Sheet as of December 31, 1996....................................................................       F-66
  Statement of Operations and Retained Earnings for the year
    ended December 31, 1996................................................................................       F-67
  Statement of Cash Flows for the year ended December 31, 1996.............................................       F-68
  Statement of Stockholders' Equity for HUD Requirement Purposes...........................................       F-69
  Notes to Financial Statements............................................................................       F-70

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                      AS OF                         PRO FORMA
                                                                   DECEMBER 31,                     MARCH 31,
                             ASSETS                                    1998                       1999 (NOTE 4)
----------------------------------------------------------------  --------------      AS OF       --------------
                                                                                    MARCH 31,
                                                                                       1999
                                                                                  --------------
                                                                                   (UNAUDITED)
Cash and cash equivalents.......................................  $   12,123,893  $   17,167,792  $   17,167,792
Loans held for sale.............................................     467,254,128     193,824,907     193,824,907
Loan and other fees receivable, net of allowance of $350,000 and
  $806,504, respectively........................................      14,206,790      10,256,513      10,256,513
Furniture, fixtures and equipment, net..........................       4,284,214       4,685,030       4,685,030
Intangible assets...............................................       2,920,336       2,863,372       2,863,372
Investments in and advances to affiliates.......................          67,419          61,031          61,031
Other assets....................................................       2,765,314       1,789,582       1,789,582
                                                                  --------------  --------------  --------------
    Total assets................................................  $  503,622,094  $  230,648,227  $  230,648,227
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
              LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------
Liabilities:
Loans sold under agreements to repurchase.......................  $  292,626,673  $   25,911,887  $   25,911,887
Warehouse lines of credit.......................................     170,217,137     164,360,624     164,360,624
Current portion of long-term debt...............................         729,249         908,650         908,650
Long-term debt..................................................       4,297,836       3,997,390       3,997,390
Commissions payable.............................................       4,290,899       3,352,952       3,352,952
Accounts payable................................................       2,548,732       1,977,731       1,977,731
Accrued interest payable........................................       2,153,402       1,063,021       1,063,021
Payable to affiliates...........................................         148,562          34,687          34,687
Accrued expenses and other liabilities..........................      10,406,306       8,366,140       8,366,140
S corporation distribution notes................................              --              --      18,136,475
                                                                  --------------  --------------  --------------
    Total liabilities...........................................     487,418,796     209,973,082     228,109,557
                                                                  --------------  --------------  --------------
Commitments and contingencies...................................
Stockholders' equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, no shares issued and outstanding..................
Common stock, $0.01 par value; 100,000,000 shares authorized;
  11,495,297 shares issued and outstanding......................         114,953         114,953         114,953
Additional paid-in capital......................................       4,002,779       4,002,779       2,423,717
Retained earnings...............................................      12,085,566      16,557,413              --
                                                                  --------------  --------------  --------------
    Total stockholders' equity..................................      16,203,298      20,675,145       2,538,670
                                                                  --------------  --------------  --------------
    Total liabilities and stockholders' equity..................  $  503,622,094  $  230,648,227  $  230,648,227
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

    The accompanying notes are an integral part of the financial statements.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                     ----------------------------
                                                                                         1998           1999
                                                                                     -------------  -------------
Revenues:
  Loan origination income..........................................................  $  11,011,141  $  27,691,614
  Net premium income...............................................................      1,385,359      5,769,684
  Loan-related fees................................................................      1,081,704      4,434,254
  Net interest income..............................................................        278,057      1,280,199
  Other............................................................................        126,623        772,175
                                                                                     -------------  -------------
                                                                                        13,882,884     39,947,926
                                                                                     -------------  -------------
Expenses:
  Commissions......................................................................      4,814,772     15,365,640
  Loan-related expenses............................................................      1,837,731      3,623,805
  Salaries and benefits............................................................      3,247,383      8,961,583
  General and administrative expenses..............................................      2,107,650      6,554,075
  Depreciation and amortization....................................................        200,000        464,990
  Other............................................................................         25,667         81,620
                                                                                     -------------  -------------
                                                                                        12,233,203     35,051,713
                                                                                     -------------  -------------
    Net income.....................................................................  $   1,649,681  $   4,896,213
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Per share data:
  Basic............................................................................                 $        0.43
                                                                                                    -------------
                                                                                                    -------------
  Diluted..........................................................................                 $        0.42
                                                                                                    -------------
                                                                                                    -------------
Weighted average number of shares outstanding:
  Basic............................................................................                    11,495,324
                                                                                                    -------------
                                                                                                    -------------
  Diluted..........................................................................                    11,555,612
                                                                                                    -------------
                                                                                                    -------------
Pro forma data (unaudited):
  Historical income before taxes...................................................  $   1,649,681  $   4,896,213
  Pro forma provision for income taxes.............................................        626,219      1,909,523
                                                                                     -------------  -------------
  Net income adjusted for pro forma income tax provision...........................  $   1,023,462  $   2,986,690
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro forma net income per common share:
  Basic............................................................................                 $        0.23
                                                                                                    -------------
                                                                                                    -------------
  Diluted..........................................................................                 $        0.23
                                                                                                    -------------
                                                                                                    -------------
Pro forma weighted average number of shares outstanding:
  Basic............................................................................                    12,790,786
                                                                                                    -------------
                                                                                                    -------------
  Diluted..........................................................................                    12,851,074
                                                                                                    -------------
                                                                                                    -------------

    The accompanying notes are an integral part of the financial statements.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                        THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                 --------------------------------
                                                                                      1998             1999
                                                                                 ---------------  ---------------
Cash flows from operating activities:
  Net income...................................................................  $     1,649,681  $     4,896,213
  Adjustments to reconcile net income to net cash used by operating activities:
    Depreciation and amortization..............................................          200,000          464,990
    Provision for loan and servicing losses....................................          161,842          456,504
    Equity in net income of affiliates.........................................          (80,193)         (11,076)
  Distributions from affiliates................................................           80,193           17,464
  Proceeds from sales of loans.................................................      292,971,454    1,237,985,910
  Loans originated.............................................................     (325,245,969)    (964,556,689)
  Changes in assets and liabilities, net of acquisitions:
    Loan and other fees receivable.............................................       (1,672,489)       3,493,773
    Other assets...............................................................          (26,105)         975,518
    Commissions payable........................................................          213,064         (937,947)
    Accounts payable...........................................................        1,035,166         (571,001)
    Payables to affiliates.....................................................          (23,296)        (113,875)
    Accrued interest...........................................................           (4,492)      (1,090,381)
    Accrued expenses and other liabilities.....................................          576,879       (2,040,166)
                                                                                 ---------------  ---------------
      Net cash (used in) provided by operating activities......................      (30,164,265)     278,969,237
                                                                                 ---------------  ---------------
Cash flows from investing activities:
  Purchases of furniture, fixtures and equipment...............................         (488,901)        (808,628)
                                                                                 ---------------  ---------------
    Net cash used in investing activities......................................         (488,901)        (808,628)
                                                                                 ---------------  ---------------
Cash flows from financing activities:
      Borrowings on (repayments of) warehouse lines of credit, net.............       33,083,152     (272,571,299)
  Repayments of long-term debt.................................................        --                (121,045)
  Dividends paid...............................................................         (599,963)        (424,366)
                                                                                 ---------------  ---------------
    Net cash provided by (used in) financing activities........................       32,483,189     (273,116,710)
                                                                                 ---------------  ---------------
  Net increase in cash and cash equivalents....................................        1,830,023        5,043,899
Cash and cash equivalents:
  Beginning....................................................................        1,163,971       12,123,893
                                                                                 ---------------  ---------------
  Ending.......................................................................  $     2,993,994  $    17,167,792
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

    The accompanying notes are an integral part of the financial statements.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

    The accompanying unaudited interim consolidated financial statements of Prism Financial Corporation and subsidiaries (collectively "Prism Financial") reflect all adjustments which, in the opinion of management are necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature. All intercompany accounts and transactions have been eliminated.

    The unaudited interim consolidated financial statements should be read in conjunction with Prism Financial's audited consolidated financial statements and notes thereto for the year ended December 31, 1998 included herein.

    Certain prior period items have been reclassified to conform to the current period presentation.

NOTE 2 -- CHANGE IN ACCOUNTING METHOD

    For furniture, fixtures and equipment purchased since January 1, 1999, Prism Financial has changed from a double-declining-balance method of depreciation to the straight-line method of depreciation. This change did not have a material effect on net income for the first three months of 1999. Prism Financial changed its depreciation method because management believes that the straight-line method provides a better matching of costs and revenues, and the straight-line method is consistent with the depreciation methods used by other companies in the industry, including Prism Financial's recently acquired businesses.

NOTE 3 -- INCOME TAXES

    Effective January 1, 1996, Prism Mortgage Company, the predecessor to Prism Financial, ("Prism Mortgage"), with the consent of its stockholders, elected to be treated as an S corporation for federal and certain state income tax purposes, which provide that in lieu of corporation income taxes, the stockholders separately account for their pro rata share of Prism Mortgage's items of income, deductions, losses and credits. Therefore, the financial statements for the periods covered by this election will not include a provision for corporate income taxes, except for Illinois personal property replacement taxes and other state income taxes that may be applicable, which are included in operating expenses.

    Assuming the completion of the proposed Initial Public Offering ("Offering") of Prism Financial's stock, Prism Financial will be treated as a C corporation and subject to corporate income taxes. Accordingly, a pro forma income tax provision has been calculated as if Prism Financial was taxable as a C corporation under the Internal Revenue Code for all periods presented.

    In connection with Prism Financial's Offering, Prism Mortgage will terminate its S corporation status and become taxable as a C corporation. Immediately prior to its conversion to C corporation status, Prism Mortgage will distribute to its stockholders ("the S Corporation Distribution") all of its previously earned and undistributed taxable S corporation earnings through the date of the closing of this Offering. As a result of becoming taxable as a C corporation, for the quarter in which this Offering closes, Prism Financial will record a one-time, non-cash credit to earnings in order to establish a deferred income tax asset.

NOTE 4 -- UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT MARCH 31, 1999

    As discussed in Note 3, Prism Mortgage will distribute to its stockholders all of its previously earned and undistributed taxable S corporation earnings immediately prior to its conversion to C corporation status. Had this distribution occurred at March 31, 1999, S corporation distribution notes would have been issued in the amount of approximately $18.1 million offset by reductions in retained earnings of $16.6 million and additional paid-in capital of $1.5 million. The pro forma March 31, 1999 consolidated balance sheet reflects the effects of this transaction.

NOTE 5 -- ACQUISITIONS


    Approximately 404,022 shares valued at $5,656,310 using an assumed offering price of $14.00 per share are expected to be issued as contingent consideration with respect to the acquisition of Pacific Guarantee. This amount will be recorded as goodwill and amortized over 20 years. In addition, approximately 49,180 shares valued at $688,515 using an assumed offering price of $14.00 per share are expected to be issued and accounted for as deferred compensation with respect to the acquisition of Pacific Guarantee. This amount will be amortized over five years. Additional amounts which may be paid under the contingent consideration clauses cannot currently be determined.


    In April 1999, Prism Financial acquired First City Financial Corp. ("First City"), a Denver-based mortgage banking company, for $2.8 million in cash. The purchase agreement provides for contingent consideration in each of the five years following the acquisition based on First City's net income in each of those five years. The contingent consideration is payable in cash or common stock at our option. The amount of contingent consideration, if any, cannot currently be determined. First City originated approximately $1.7 billion and $385 million in loans in 1998 and the first three months of 1999, respectively. At March 31, 1999, First City had 31 branches in 12 states and employed 254 loan originators.

NOTE 6--INCORPORATION TRANSACTIONS

    In February 1999, Prism Financial was formed as a holding company for Prism Mortgage Company and its subsidiaries. Immediately prior to this offering, the existing stockholders of Prism Mortgage will exchange their shares for an aggregate of 11,495,297 shares of Prism Financial common stock. As a result of these transactions (collectively called the "Incorporation Transactions"), immediately prior to the offering, the former stockholders of Prism Mortgage will own all of the issued and outstanding shares of Prism Financial, and Prism Financial will own all of the outstanding shares of Prism Mortgage. Prior to the Incorporation Transactions, Prism Financial will not have conducted any business and has no assets or liabilities. The legal name of Prism Financial has been retroactively applied to all periods presented in these financial statements. These financial statements assume the consummation of the Incorporation Transactions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Prism Financial Corporation


    In our opinion, the accompanying consolidated balance sheet as of December 31, 1998 and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Prism Financial Corporation and subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Prism Financial's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Chicago, Illinois

March 10, 1999

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Prism Financial Corporation
Chicago, Illinois


    We have audited the accompanying consolidated balance sheet of Prism Financial Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of Prism Financial Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prism Financial Corporation and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.


McGladrey & Pullen, LLP
Schaumburg, Illinois
March 27, 1998

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1998

                                                                                                    PRO FORMA
                                                                       1997            1998       1998 (NOTE 20)
                                                                   -------------  --------------  --------------
                                                                                                   (UNAUDITED)
                                                     ASSETS
Cash and cash equivalents........................................  $   1,163,971  $   12,123,893  $   12,123,893
Loans held for sale..............................................     60,900,793     467,254,128     467,254,128
Loan and other fees receivable, net of allowance of $350,000 in
  1998...........................................................      1,893,448      14,206,790      14,206,790
Furniture, fixtures and equipment, net...........................      1,061,243       4,284,214       4,284,214
Intangible assets................................................             --       2,920,336       2,920,336
Investments in and advances to affiliates........................         40,941          67,419          67,419
Other assets.....................................................        271,257       2,765,314       2,765,314
                                                                   -------------  --------------  --------------
    Total assets.................................................  $  65,331,653  $  503,622,094  $  503,622,094
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Loans sold under agreements to repurchase......................  $          --  $  292,626,673  $  292,626,673
  Warehouse lines of credit......................................     59,634,340     170,217,137     170,217,137
  Current portion of long-term debt..............................             --         729,249         729,249
  Long-term debt.................................................             --       4,297,836       4,297,836
  Commissions payable............................................        851,624       4,290,899       4,290,899
  Accounts payable...............................................        611,595       2,548,732       2,548,732
  Accrued interest payable.......................................        128,042       2,153,402       2,153,402
  Payable to affiliates..........................................         78,570         148,562         148,562
  Accrued expenses and other liabilities.........................        951,775      10,406,306      10,406,306
  S corporation distribution notes...............................             --              --      13,323,185
                                                                   -------------  --------------  --------------
    Total liabilities............................................     62,255,946     487,418,796     500,741,981
                                                                   -------------  --------------  --------------
Commitments and contingencies....................................             --              --              --

Stockholders' equity:
  Preferred stock, $0.01 par value per share, 10,000,000 shares
    authorized, no shares issued and outstanding.................             --              --              --
  Common stock, $0.01 par value; 100,000,000 shares authorized;
    10,269,000 and 11,495,297, respectively, shares issued and
    outstanding..................................................        102,690         114,953         114,953
  Additional paid-in capital.....................................        (52,690)      4,002,779       2,765,160
  Retained earnings..............................................      3,025,707      12,085,566              --
                                                                   -------------  --------------  --------------
    Total stockholders' equity...................................      3,075,707      16,203,298       2,880,113
                                                                   -------------  --------------  --------------
    Total liabilities and stockholders' equity...................  $  65,331,653  $  503,622,094  $  503,622,094
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------

    The accompanying notes are an integral part of the financial statements.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------
Revenues:
    Loan origination income.........................................  $   9,494,193  $  20,983,530  $  66,514,381
    Net premium income..............................................        421,728      1,726,161     12,242,476
    Loan-related fees...............................................      1,928,493      3,703,941      8,269,019
    Net interest income (expense)...................................       (102,114)       391,573      2,000,333
    Other...........................................................        458,448        548,518      1,815,590
                                                                      -------------  -------------  -------------
                                                                         12,200,748     27,353,723     90,841,799
                                                                      -------------  -------------  -------------
Expenses:
    Commissions.....................................................      4,349,472     10,361,550     37,502,130
    Loan-related expenses...........................................      2,025,624      3,822,681      9,345,779
    Salaries and benefits...........................................      2,829,449      6,421,006     19,648,645
    General and administrative expenses.............................      1,851,337      3,770,100     11,576,331
    Depreciation and amortization...................................        105,255        326,626      1,472,985
    Other...........................................................         19,666        148,501        201,351
                                                                      -------------  -------------  -------------
                                                                         11,180,803     24,850,464     79,747,221
                                                                      -------------  -------------  -------------
        Net income..................................................  $   1,019,945  $   2,503,259  $  11,094,578
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Per share data:
    Basic...........................................................                                $        1.05
                                                                                                    -------------
                                                                                                    -------------
    Diluted.........................................................                                $        1.05
                                                                                                    -------------
                                                                                                    -------------
Weighted average number of shares outstanding:
    Basic...........................................................                                   10,567,995
                                                                                                    -------------
                                                                                                    -------------
    Diluted.........................................................                                   10,610,714
                                                                                                    -------------
                                                                                                    -------------
Pro forma data (unaudited):
    Historical income before taxes..................................  $   1,019,945  $   2,503,259  $  11,094,578
    Pro forma provision for income taxes............................        410,144        995,589      4,211,947
                                                                      -------------  -------------  -------------
    Net income adjusted for pro forma income tax provision..........  $     609,801  $   1,507,670  $   6,882,631
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Pro forma net income per common share:
    Basic...........................................................                                $        0.60
                                                                                                    -------------
                                                                                                    -------------
    Diluted.........................................................                                $        0.60
                                                                                                    -------------
                                                                                                    -------------

Pro forma weighted average number of shares outstanding:
    Basic...........................................................                                   11,519,651
                                                                                                    -------------
                                                                                                    -------------
    Diluted.........................................................                                   11,562,370
                                                                                                    -------------
                                                                                                    -------------

    The accompanying notes are an integral part of the financial statements.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                        1996                        1997                        1998
                                             --------------------------  --------------------------  ---------------------------
                                                SHARES        AMOUNT        SHARES        AMOUNT        SHARES        AMOUNT
                                             ------------  ------------  ------------  ------------  ------------  -------------
Common stock:
  Balance at beginning of year.............    10,269,000  $    102,690    10,269,000  $    102,690    10,269,000  $     102,690
  Stock issued for acquisitions............            --            --            --            --       548,851          5,489
  Capital contribution.....................            --            --            --            --       574,756          5,748
  Other issuance of common stock...........            --            --            --            --       102,690          1,026
                                             ------------  ------------  ------------  ------------  ------------  -------------
      Balance at end of year...............    10,269,000       102,690    10,269,000       102,690    11,495,297        114,953
                                             ------------  ------------  ------------  ------------  ------------  -------------
                                             ------------                ------------                ------------
Additional paid-in capital:
  Balance at beginning of year.............                     (52,690)                    (52,690)                     (52,690)
  Stock issued for acquisitions............                          --                          --                    1,494,511
  Capital contribution.....................                          --                          --                    2,494,252
  Other issuance of common stock...........                          --                          --                       66,706
                                                           ------------                ------------                -------------
      Balance at end of year...............                     (52,690)                    (52,690)                   4,002,779
                                                           ------------                ------------                -------------
Retained earnings:
  Balance at beginning of year.............                     453,498                   1,473,443                    3,025,707
  Net income...............................                   1,019,945                   2,503,259                   11,094,578
  Cash dividends...........................                          --                    (950,995)                  (2,034,719)
                                                           ------------                ------------                -------------
      Balance at end of year...............                   1,473,443                   3,025,707                   12,085,566
                                                           ------------                ------------                -------------
  Total stockholders' equity...............                $  1,523,443                $  3,075,707                $  16,203,298
                                                           ------------                ------------                -------------
                                                           ------------                ------------                -------------

    The accompanying notes are an integral part of the financial statements.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                   1996             1997              1998
                                                              ---------------  ---------------  -----------------
Cash flows from operating activities:
  Net income................................................  $     1,019,945  $     2,503,259  $      11,094,578
  Adjustments to reconcile net income to net cash used by
    operating activities:
      Depreciation and amortization.........................          105,255          326,626          1,472,985
      Provision for loan and servicing losses...............               --               --            900,000
      Equity in net income of affiliates....................         (408,988)        (511,806)          (269,481)
      Stock-based compensation..............................               --               --             67,732
  Distributions from affiliates.............................          419,316          480,266            245,163
  Proceeds from sales of loans..............................      125,697,010      495,046,464      2,028,124,503
  Loans originated..........................................     (137,450,036)    (538,177,870)    (2,367,554,285)
  Changes in assets and liabilities, net of acquisitions:
      Loan and other fees receivable........................          (94,037)      (1,172,906)       (10,435,890)
      Other assets..........................................         (125,041)        (115,859)        (1,404,192)
      Commissions payable...................................           85,238          525,583          3,439,275
      Accounts payable......................................          245,567          246,078          1,937,137
      Accrued interest......................................          (44,932)         127,993          2,025,360
      Payable to affiliates.................................           25,631          (34,198)            63,583
      Accrued expenses and other liabilities................         (218,975)         774,707          2,182,443
                                                              ---------------  ---------------  -----------------
          Net cash used in operating activities.............      (10,744,047)     (39,981,663)      (328,111,089)
                                                              ---------------  ---------------  -----------------
Cash flows from investing activities:
  Purchases of furniture, fixtures and equipment............         (287,344)      (1,087,004)        (3,330,683)
  Net proceeds from acquisitions............................               --               --          1,772,705
                                                              ---------------  ---------------  -----------------
          Net cash used in investing activities.............         (287,344)      (1,087,004)        (1,557,978)
                                                              ---------------  ---------------  -----------------
Cash flows from financing activities:
  Borrowings on warehouse lines of credit, net..............       11,578,735       42,039,244        336,937,102
  Proceeds from issuance of bridge notes....................               --               --          2,500,000
  Repayments of bridge note.................................               --               --         (1,250,000)
  Proceeds from capital contribution........................               --               --          1,250,000
  Proceeds from issuance of long-term debt..................               --               --          3,425,000
  Repayments of long-term debt..............................               --               --           (198,394)
  Dividends paid............................................               --         (950,995)        (2,034,719)
                                                              ---------------  ---------------  -----------------
          Net cash provided by financing activities.........       11,578,735       41,088,249        340,628,989
                                                              ---------------  ---------------  -----------------
Net increase in cash and cash equivalents...................          547,344           19,582         10,959,922
Cash and cash equivalents:
  Beginning.................................................          597,045        1,144,389          1,163,971
                                                              ---------------  ---------------  -----------------
  Ending....................................................  $     1,144,389  $     1,163,971  $      12,123,893
                                                              ---------------  ---------------  -----------------
                                                              ---------------  ---------------  -----------------

    The accompanying notes are an integral part of the financial statements.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS

    Prism Financial Corporation and subsidiaries (collectively "Prism Financial") is a retail mortgage banking company engaged in the business of originating, selling and brokering residential mortgage loans. Prism Mortgage Company ("Prism Mortgage"), the predecessor to Prism Financial, was incorporated in the state of Illinois in 1992. In July 1997, Infiniti Mortgage, L.L.C. ("Infiniti"), a wholly-owned subsidiary, was formed to originate and sell non-prime mortgages (B and C credit). Infiniti is currently licensed as a mortgage lender in three states. In August 1997, Prism Financial formed PointSource Financial, L.L.C. ("PointSource"), a wholly-owned subsidiary, which provides wholesale lending of niche and expanded mortgage products. PointSource is currently licensed as a mortgage lender in two states. As discussed in Note 3--Acquisitions, during 1998 Prism Financial acquired all of the outstanding common shares of Mortgage Market, Inc. ("Mortgage Market") and Pacific Guarantee Mortgage Corporation ("Pacific Guarantee"), both wholly-owned subsidiaries of Prism Financial. In addition, 100 percent of the shares of Illinois Guaranty Title ("IGT") were contributed to Prism Financial by its principal stockholders.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Prism Financial and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    BASIS OF FINANCIAL STATEMENT PRESENTATION

    The accounting and reporting polices of Prism Financial conform to generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    CASH AND CASH EQUIVALENTS

    Prism Financial considers all demand deposits and money market fund investments to be cash equivalents. Prism Financial invests daily excess cash in money market funds through a sweep mechanism.

    LOANS HELD FOR SALE

    Prism Financial sells all of the loans it originates, typically between 10 and 45 days after closing. Loans held for sale consist primarily of mortgage loans made to individuals that are collateralized by residential real estate. Loans held for sale are carried at the lower of aggregate cost or market. Market value is determined based on the contractually established prices at which the loans will be sold, or if the loans are not committed for sale, the current market price. Deferred hedge gains and losses on risk management hedge instruments are considered in determining the lower of aggregate cost or market value.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LOAN FEES RECEIVABLE

    Loan fees receivable represent fees on brokered loans which have closed, but for which Prism Financial has not yet received the loan origination fees due from the investor.

    FURNITURE, FIXTURES AND EQUIPMENT, NET

    Furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the double-declining-balance method over estimated useful lives of generally five years.

    INTANGIBLE ASSETS

    Intangible assets are primarily comprised of goodwill and identifiable intangible assets. Goodwill, representing the excess of the purchase consideration over the fair value of the identifiable net assets acquired at the date of acquisition, is recognized as an asset. Goodwill is amortized from the date of acquisition by systematic charges on a straight-line basis against income over the period in which the benefits are expected to arise, but not exceeding 20 years. The carrying value of goodwill is reviewed when events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying value of goodwill exceeds the estimated discounted future cash flows, the difference will be charged against income.

    INVESTMENTS IN AND ADVANCES TO AFFILIATED BUSINESS ARRANGEMENTS

    Prism Financial accounts for its investments in affiliated business arrangements ("ABAs") by the equity method of accounting, under which Prism Financial's equity in the net income (loss) of the affiliate is recognized in Prism Financial's statement of income and added to (deducted from) its investment in the affiliate. Distributions received are treated as a reduction of the investment account.

    LOAN ORIGINATION INCOME

    For brokered loans, revenues consisting of loan origination, processing and application fees are recognized at the time of closing. For loans funded by Prism Financial, loan origination processing and application fees are recorded as an adjustment to the cost basis of the loans and are recognized when the mortgages are sold to investors.

    NET PREMIUM INCOME

    Net premium income represents the difference between the sales price and the allocated cost basis of the loans sold to investors, which is the par value of the loan plus the premium paid to the origination source of the loan. Loans and servicing rights are generally sold to investors within 10 to 45 days of initial closing.

    PROVISION FOR LOAN AND SERVICING LOSSES

    The provision for loan losses is charged to establish or maintain reserves related to expenses or losses incurred due to the potential repurchase of loans or indemnification of losses based on alleged violations of representations and warranties at the time of sale of the loan. The provision for losses is

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) charged to loan-related expenses and a credit is recorded to other liabilities. The allowance is considered to be adequate by management based upon Prism Financial's evaluation of the potential exposure related to actual activity and interpretations of the loan sale agreements. The provision for servicing losses relates to potential uncollectable servicing payments. The provision for servicing losses is charged to net interest income, and a credit is recorded to the allowance for loan and other fees receivable. The allowance is determined to be adequate by management based upon Prism Financial's evaluation of the potential uncollectable servicing payments.

    INCOME TAXES

    Effective January 1, 1996, Prism Mortgage, with the consent of its stockholders, elected to be treated as an S corporation for federal and certain state income tax purposes, which provide that in lieu of corporation income taxes, the stockholders separately account for their pro rata share of Prism Mortgage's items of income, deductions, losses and credits. Therefore, the financial statements for the periods covered by this election will not include a provision for corporate income taxes, except for Illinois personal property replacement taxes and other state income taxes that may be applicable, which are included in operating expenses.

    Assuming the completion of the proposed Initial Public Offering ("Offering") of Prism Financial's stock, Prism Financial will be treated as a C corporation and subject to corporate income taxes. Accordingly, a pro forma income tax provision has been calculated as if Prism Financial was taxable as a C corporation under the Internal Revenue Code for all periods presented.

    In connection with Prism Financial's Offering, Prism Mortgage will terminate its S corporation status and become taxable as a C corporation. Immediately prior to its conversion to C corporation status, Prism Mortgage will distribute to its stockholders ("the S Corporation Distribution") all of its previously earned and undistributed taxable S corporation earnings through the date of the closing of this Offering. As a result of becoming taxable as a C corporation, for the quarter in which this Offering closes, Prism Financial will record a one-time, non-cash credit to earnings in order to establish a deferred income tax asset.

    RISK MANAGEMENT INSTRUMENTS

    Prism Financial utilizes a risk management program to hedge the value of its mortgage loans held for sale and in the pipeline. Derivative financial instruments, such as forward contracts and options, are used in the management of Prism Financial's interest rate exposure and resale pricing risk. These instruments are accounted for under hedge accounting. Management designates the contracts as hedges and evaluates on an initial, and ongoing basis, the effectiveness of the derivative contract's correlation with an existing asset. Accordingly, hedge gains or losses are deferred and recognized as a component of the gain or loss on sale of the underlying mortgage loans or mortgage-backed securities. Hedge losses are recognized currently if the deferral of such losses would result in mortgage loans held for sale and in the pipeline being valued in excess of their estimated net realizable value.

    Premiums on options contracts are recorded as expenses when incurred due to their short-term life and the immateriality of the amount.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    IMPAIRMENT OF LONG-LIVED ASSETS

    Management reviews long-lived assets, certain identifiable intangibles and goodwill held and used, and any long-lived assets to be disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

    ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND
     EXTINGUISHMENT OF LIABILITIES

    Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions," distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS No. 125 also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

    SFAS No. 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets, and their obligation to return them, in certain circumstances in which the secured party has taken control of those assets. In addition, SFAS No. 125 requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability, either judicially or by the creditor.

    SFAS No. 125 was effective for transactions occurring after December 31, 1996. Certain provisions related to repurchase agreements, secured borrowings and collateral were effective for transfers of financial assets occurring after December 31, 1997. On January 1, 1997, Prism Financial adopted SFAS No. 125, which did not have a material effect on the consolidated financial statements of Prism Financial.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER COMMON SHARE

    Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares outstanding, including the dilutive effect of stock options.

                                                                             INCOME         SHARES
                                                                           (NUMERATOR)   (DENOMINATOR)   PER SHARE
                                                                          -------------  -------------  -----------
For the year ended December 31, 1998:
  Income per common share--basic........................................  $  11,094,578    10,567,995    $    1.05
                                                                          -------------                      -----
                                                                          -------------                      -----
  Effect of dilutive securities.........................................                       42,719
                                                                                         -------------
  Income per common share--diluted......................................  $  11,094,578    10,610,714    $    1.05
                                                                          -------------  -------------       -----
                                                                          -------------  -------------       -----

Pro forma: (Unaudited)
For the year ended December 31, 1998
  Income per common share--basic                                          $   6,882,631    11,519,651    $    0.60
                                                                          -------------                      -----
                                                                          -------------                      -----
  Effect of dilutive securities.........................................                       42,719
                                                                                         -------------
  Income per common share--diluted......................................  $   6,882,631    11,562,370    $    0.60
                                                                          -------------  -------------       -----
                                                                          -------------  -------------       -----

    Contingently issuable shares of an undeterminable amount will be issued in case of an Offering, which have not been included in the earnings per share calculation. See Note 3--Acquisitions.

    On May 21, 1998, Prism Financial's board of directors declared a 1,000 for one split of Prism Financial's common stock, effective May 31, 1998. Upon consummation of the Incorporation Transactions, each stockholder of Prism Mortgage will receive 102.69 shares of Prism Financial common stock in exchange for each share of Prism Mortgage common stock held by such stockholder. In addition, the par value of Prism Financial's common stock was changed from no par value per share to $.01 per share, and authorized shares of common stock were increased from one thousand to 100 million shares. All references in the consolidated financial statements to shares and related prices, weighted average number of shares and per share amounts have been adjusted to reflect the split and the exchange.

    The pro forma presentation of earnings per common share reflects (a) the income tax adjustments for federal and state income taxes as if Prism Financial had been taxed as a C corporation rather than an S corporation for the year ended December 31, 1998 and (b) the effect of the assumed issuance of 951,656 shares of common stock to generate sufficient cash to pay the S corporation distribution amount of $13.3 million at December 31, 1998.

    REPORTING COMPREHENSIVE INCOME

    In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued, which established standards for reporting and display of comprehensive income and its components as separate amounts in the financial statements. Comprehensive income includes all changes in equity during a period of an enterprise that result from recognized transactions and other economic events other than transactions with owners. This statement requires all items that are to be recognized under accounting standards as

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement affects only financial statement presentation. As of December 31, 1998, Prism Financial does not carry any items required to be disclosed as other comprehensive income in accordance with the statement.

    SEGMENT REPORTING

    Effective 1998, Prism Financial adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement affects only financial statement presentation. Management has determined that Prism Financial currently operates primarily in the mortgage origination industry.

    NET WORKING CAPITAL

    Prism Financial prepares its consolidated financial statements using an unclassified balance sheet presentation, as is customary in the mortgage origination industry. A classified balance sheet presentation would have aggregated current assets, current liabilities and net working capital as follows:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1997            1998
                                                               --------------  --------------
Current assets...............................................  $   63,962,162  $  494,755,361
Current liabilities..........................................     (62,177,376)   (482,972,398)
                                                               --------------  --------------
Net working capital..........................................  $    1,784,786  $   11,782,963
                                                               --------------  --------------
                                                               --------------  --------------

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. The statement requires that all derivatives be carried on the balance sheet at fair value and changes in the fair value of derivatives be recognized in income when they occur, unless the derivatives qualify as hedges in accordance with the standard. If a derivative qualifies as a hedge, a company can elect to use hedge accounting. The type of accounting to be applied varies depending on the nature of the exposure that is being hedged, and the standard defines three hedged risks: change in fair value, change in cash flows and change in foreign currency.

    A fair-value hedge represents the hedge of an exposure to changes in the fair value of an asset, liability or an unrecognized firm commitment. Changes in fair value hedges are recognized in earnings, as well as the gain or loss on the hedged item attributable to the hedged risk. Certain criteria must be met in order for a hedging relationship to qualify as a fair-value hedge.

    A cash-flow hedge is a hedge of an exposure to variability in cash flows that is attributable to a particular risk. That exposure may be associated with an existing recognized asset or liability or a

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) forecasted transaction. The effective portion of a hedging instrument's gain or loss is initially reported as a component of other comprehensive income and is reclassified as a component of earnings in the same period or periods during which the hedged forecasted transaction affects earnings. As in fair value hedges, certain criteria must be met in order for a hedging relationship to qualify as a cash-flow hedge.

    A foreign-currency hedge can be a fair-value hedge or a cash-flow hedge of the foreign currency exposure, therefore it follows the same principles as those that apply to the accounting for non-foreign hedges with some particularities defined in the statement.

    This statement is effective for fiscal quarters of fiscal years beginning after June 15, 1999 and cannot be applied retroactively. Management believes that the adoption of this statement will not have a material effect on Prism Financial's financial position or results of operations.

    ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed for Internal Use" ("SOP 98-1"), which will become effective for financial statements for the calendar year 1999, with early adoption encouraged. SOP 98-1 requires the capitalization of eligible costs of specified activities related to computer software developed or obtained for internal use. Management does not believe the impact of adoption will have a material effect on Prism Financial's financial position or results of operations.

    PRIOR YEAR RECLASSIFICATIONS

    Certain items from prior years have been reclassified to conform with current year presentation.

NOTE 3--ACQUISITIONS

    On September 1, 1998, Prism Financial acquired all of the outstanding shares of Pacific Guarantee, which is engaged primarily in residential mortgage origination as a broker and mortgage banker. It is headquartered in Point Richmond, California, with branch offices in 11 states. The purchase price paid at closing was approximately $4.9 million.

    On September 30, 1998, Prism Financial acquired all of the outstanding shares of Mortgage Market for approximately $1.4 million in cash. Mortgage Market is engaged primarily in residential mortgage origination as a broker and mortgage banker. It is headquartered in Lake Oswego, Oregon and has other offices in Oregon and Washington.

    The total purchase price of these acquisitions exceeded the net assets acquired by $2.8 million. This excess has been allocated between identifiable intangible assets, which are being amortized over their estimated useful lives, and goodwill, which is being amortized over 20 years. The acquisitions agreements include a contingent consideration clause which could increase the overall respective purchase price of the acquired companies in case of a public offering or sale of assets of Prism Financial ("the Event"). The additional consideration paid will be based on a formula contained in each agreement, which is primarily based on the net income of the acquired companies during the 12 months prior to the Event. Any additional consideration paid by Prism Financial will be treated as an adjustment to the purchase price, recorded as goodwill and amortized over the remainder of the 20-year

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 3--ACQUISITIONS (CONTINUED)

goodwill term. Further, additional amounts to be paid to an employee concurrently with this offering in order to satisfy our contingent obligation to him will be treated as deferred compensation and amortized over five years. Also, we may be obligated to issue additional compensation to employees of these acquired companies. These amounts will be treated as compensation expense.


    In connection with each acquisition, an Equity Value Plan was created for each subsidiary to cover designated key employees. These plans were implemented to motivate these employees to remain with Prism Financial following the acquisition. In case of a public offering, Prism Financial will be obligated to contribute to each Equity Value Plan shares of common stock or an equivalent amount of cash, based on a formula contained in each Equity Value Plan agreement, which is mainly based on the net income of each subsidiary. Awards under these plans will vest at a rate of 20% per year over a period of five complete years of service. Compensation expense will be recognized by Prism Financial consistent with the vesting of the awards under each Equity Value Plan.

    The acquisitions described above were accounted for using the purchase method of accounting. Accordingly, the accompanying consolidated statements of income do not include any revenues or expenses of those companies prior to the consummation of the acquisitions. The cash consideration paid for these acquisitions was financed through available cash, as well as the borrowings described in Note 9--Long-Term Debt and Note 10--Capital Transactions.

    As discussed more fully in Note 5--Related Party Transactions, on April 30, 1998, Prism Financial's principal stockholders contributed to Prism Financial 100 percent of the shares of Illinois Guaranty Title ("IGT"), a wholly-owned subsidiary. IGT's results are included in the pro forma information presented below.

    The following unaudited condensed pro forma consolidated results of operations are presented as if the Pacific Guarantee, Mortgage Market and IGT transactions had occurred at January 1, 1997:

                                                                    1997            1998
                                                                -------------  --------------
Revenues......................................................  $  66,683,673  $  144,266,853
Net income before pro forma income taxes......................      3,286,401      16,076,075
Net income per share--diluted.................................  $        0.30  $         1.47

    These pro forma results of operations have been prepared for informational purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1997, or which may result in the future.

NOTE 4--INVESTMENTS IN AFFILIATED BUSINESS ARRANGEMENTS

    Prism Financial has a 50 percent interest in several ABAs, which provide certain mortgage origination services in the same localities as Prism Financial. These ABAs are organized as limited liability corporations and joint ventures. Under these arrangements, Prism Financial is reimbursed for certain operating costs incurred.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4--INVESTMENTS IN AFFILIATED BUSINESS ARRANGEMENTS (CONTINUED) Condensed financial information of the combined ABA's as of and for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Assets..............................................  $    131,570  $    109,950  $    344,416
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
Liabilities.........................................  $         --  $         --  $      9,221
Members' equity.....................................       131,570       109,950       335,195
                                                      ------------  ------------  ------------
                                                      $    131,570  $    109,950  $    344,416
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

Revenue.............................................  $  2,635,716  $  3,069,705  $  1,434,606
Expenses............................................     1,818,738     2,046,092       980,256
                                                      ------------  ------------  ------------
Net income..........................................  $    816,978  $  1,023,613  $    454,350
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

NOTE 5--RELATED PARTY TRANSACTIONS

    In January 1996, Prism Financial loaned $100,000 each to two stockholders to purchase outstanding common shares of Prism Financial from another stockholder. Since January 1, 1997, the loans have accrued interest at 8.25% annually. The principal is payable in five annual installments of $20,000, plus interest, beginning December 31, 1997. The loans are secured by the common shares acquired. At December 31, 1997 and 1998, Prism Financial had $200,000 and $120,000 due from stockholders, respectively. At December 31, 1997, Prism Financial had a receivable from a stockholder amounting to $14,000, which was repaid in 1998. See Note 9 - Long-Term Debt, for notes payable issued to other related parties.

    On April 30, 1998, IGT became a wholly-owned subsidiary of Prism Financial as a result of the transfer of stockholders' interests in IGT to Prism Financial. The stockholders of IGT received no consideration for this transaction. Prior to this transaction, IGT stock was fully held by Prism Financial's principal stockholders. IGT is a full-service provider of residential title services to in-house and third party customers. Under generally accepted accounting principles, transfers of assets between companies under common control are valued at the predecessor basis. The net book value of the assets transferred at April 30, 1998 was zero.

    Prism Financial paid management fees in 1996 of approximately $420,000 and paid approximately $55,000 and $187,000 for the expense of shared services during 1997 and 1998, respectively, to a company controlled by a stockholder. In 1998, Prism Financial paid legal fees of approximately $75,000 to a related party.

    A stockholder of Prism Financial owns a one-third equity interest, and Mr. Hochberg has an indirect equity interest, in an Illinois limited partnership, which is the landlord of an office building in Chicago, Illinois that is occupied by Prism Financial. Prism Financial subleases the space from the original lessee of which Mr. Hochberg is a member of the board of directors and makes annual sublease payments of $480,000 to the sublessor.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6-- WAREHOUSE LINES OF CREDIT AND OTHER SHORT-TERM BORROWINGS:

    Prism Financial has several warehouse lines of credit with financial service companies, which are used for warehousing loans prior to sale to investors, consisting of the following at December 31, 1997 and 1998:

                                                                                           1997          1998
                                                                                        -----------  ------------
Advances under $15,600,000 warehouse line of credit (1997--$20,000,000), paying
  monthly interest at LIBOR + 1.75%, expiring June 1, 1999............................  $10,707,241  $    183,185
Advances under $50,000,000 warehouse line of credit (1997--$25,000,000), paying monthly interest at GE commercial paper rate + 1.25%, expiring April 30, 1999. The lender has, in its sole discretion, allowed Prism Financial to exceed its credit
  limit for short periods of time.....................................................   48,927,099    92,490,276
Advances under $50,000,000 warehouse line of credit, paying monthly interest at
  average LIBOR + 1.50%, expiring May 31, 1999........................................           --    46,094,823
Advances under $5,900,000 warehouse line of credit, paying monthly interest at Bank of
  America prime rate..................................................................           --     1,556,593
Advances under $13,205,000 warehouse line of credit, paying monthly interest at prime rate. The line of credit expired on November 30, 1998 and no additional loans have
  been funded from this line since maturity...........................................           --     8,815,163
Advances under $25,000,000 warehouse line of credit, paying monthly interest at LIBOR
  plus 2.50%. The line of credit expires on March 31, 1999............................           --     3,657,500
Advances under $25,000,000 Warehouse Line of Credit, paying monthly interest at GE
  commercial paper rate + 1.25%, expiring April 30, 1999..............................           --    17,419,597
                                                                                        -----------  ------------
      Total...........................................................................  $59,634,340  $170,217,137
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6-- WAREHOUSE LINES OF CREDIT AND OTHER SHORT-TERM
       BORROWINGS: (CONTINUED)

    The weighted average interest rate of the warehouse lines of credit in 1996, 1997 and 1998 was 7.36%, 7.15% and 7.10%, respectively.

    During the terms of the facilities, borrowings have no stated maturity other than the repayment of obligations coincident with the principal payments of the underlying loans. Mortgage loans held for sale are pledged as collateral on these lines of credit. Upon the sales of the mortgage loans, the warehouse lines of credit are repaid. These agreements contain various financial covenants, including limitations on distributions and maintenance of a specified amount of stockholders' equity and working capital. As of December 31, 1998, Prism Financial exceeded certain covenants relating to total outstanding indebtedness and to the maximum leverage ratio as a result of the timing of loan deliveries, which in 1998 were made monthly, to Fannie Mae pursuant to the ASAP Plus program. Prism Financial received waivers from each of the lenders under the warehouse facilities prior to year-end.

    Prism Financial also has a $500,000 operating line of credit from a commercial bank. The operating line of credit is secured by a pledge of Prism Financial's assets, other than loans securing the warehouse facilities, and has an annual fee of 1%. This operating line of credit is renewable from time to time and expires on July 15, 2003.

NOTE 7--FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment consisted of the following at December 31, 1997 and 1998:

                                                                        1997          1998
                                                                    ------------  ------------
Furniture and equipment...........................................  $    657,336  $  2,405,413
Leasehold improvements............................................       221,508       896,944
Computer equipment................................................       728,161     2,956,257
                                                                    ------------  ------------
                                                                       1,607,005     6,258,614
Less accumulated depreciation.....................................       545,762     1,974,400
                                                                    ------------  ------------
      Total.......................................................  $  1,061,243  $  4,284,214
                                                                    ------------  ------------
                                                                    ------------  ------------

Depreciation and amortization of furniture, fixtures and equipment for the years 1996, 1997 and 1998 was $105,255, $326,626 and $1,428,638, respectively.

NOTE 8--LOANS SOLD UNDER AGREEMENTS TO REPURCHASE

    Prism Financial delivers loans to Fannie Mae under its "As soon as pooled/early purchase Option" ("ASAP Plus"). Under the ASAP Plus program, Fannie Mae funds Prism Financial on a continual, whole-loan basis upon receipt of mortgage collateral (note assignment). The funding price is determined by the daily Fannie Mae 30-day cash window price. Prism Financial agrees to deliver mortgage loans to Fannie Mae and assigns any related trades. Prism Financial then redelivers all loans in the ASAP Plus program to reflect related forward pricing on a monthly basis. Fannie Mae purchases the mortgage loans for cash upon receipt of complete and accurate mortgage pool documentation and other documentation required by Fannie Mae for the forward trade.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 8--LOANS SOLD UNDER AGREEMENTS TO REPURCHASE (CONTINUED)
    On December 31, 1998, Prism Financial had an outstanding balance of approximately $292.6 million on the ASAP Plus line in repurchase agreements with Fannie Mae, with interest accruing at 5.84%. The underlying loans were sold during 1999.

NOTE 9--LONG-TERM DEBT

    Long-term debt outstanding at December 31, 1998 consisted of the following:

                                                                                             1997         1998
                                                                                           ---------  ------------
Term note with a commercial bank maturing July 2003......................................  $      --  $  3,425,000
Notes payable to stockholders, with maturities ranging from 2000 to 2002, paying monthly interest at a fixed rate of 10.00%, unsecured. Notes subordinated in right of payment
  to the prior payment in full of a designated warehouse line............................         --       850,000
Notes payable to private investors, maturing in 2002, paying monthly interest at a fixed rate of 10.00%, unsecured. Notes subordinated in right of payment to the prior payment
  in full of a designated warehouse line.................................................         --       400,000
Notes payable to Key Bank and GMAC, with maturities ranging from 1999 to 2003, paying
  monthly interest ranging from 8.00% to 9.99%, collateralized by various equipment......         --        81,423
Notes payable to Winthrop, maturing in 2001, paying monthly interest at a fixed rate of
  6.30%, collateralized by various equipment.............................................         --       270,662
                                                                                           ---------  ------------
      Total..............................................................................         --     5,027,085
      Less: current portion of long-term debt............................................         --       729,249
                                                                                           ---------  ------------
                                                                                           $      --  $  4,297,836
                                                                                           ---------  ------------
                                                                                           ---------  ------------

    The term note of $3,425,000 was issued to fund a portion of the purchase price of a certain acquisition described in Note 3--Acquisitions. The note requires monthly principal payments of $64,815 beginning February 1, 1999, and monthly interest payments at prime plus or minus a percentage that ranges from minus 0.50% to plus 1.00%, based on the principal balance outstanding at reset date starting on September 1, 1998. The note interest rate is adjusted quarterly. At December 31, 1998, the interest rate was 7.75%. Prism Financial has the right to prepay this note at any time, in whole or in part, in accordance with the agreement. The note is collateralized by all the assets of Prism Financial and Pacific Guarantee, as well as 100,000 of Prism Financial's shares.

    Long-term debt principal repayments are due as follows:

YEARS ENDING DECEMBER 31:                                                            AMOUNT
--------------------------------------------------------------------------------  ------------
1999............................................................................  $    729,249
2000............................................................................     1,219,114
2001............................................................................     1,164,570
2002............................................................................     1,502,673
2003............................................................................       411,479
                                                                                  ------------
      Total.....................................................................  $  5,027,085
                                                                                  ------------
                                                                                  ------------

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 10--CAPITAL TRANSACTIONS

    On October 2, 1998, Prism Financial issued five bridge notes totaling $2.5 million. One $1.25 million note was issued to GEM Value/Prism L.L.C. The remaining four notes were issued to a group of private investors. The funds from the bridge notes were used for certain acquisitions, as described in Note 3--Acquisitions. On December 31, 1998, Prism Financial received from the private investor group a capital infusion of $1.25 million and converted the group's $1.25 million bridge note into common shares. Prism Financial issued 574,756 shares to this private investor group in exchange for their aggregate investment of $2.5 million. The capital infusion was used to repay the GEM Value/Prism L.L.C. $1.25 million bridge note.

    The agreement with the private investor group stipulates that if Prism Financial does not become a publicly-traded company or is not sold within 24 months of the agreement date, the new stockholders have the right to convert half of their shares into a $1.25 million, 12% note with a one-year term. Prism Financial may prepay the note, in whole or in part, without penalty or premium.

NOTE 11--LEASE COMMITMENTS

    Prism Financial leases its offices under various noncancelable agreements which expire through 2004 and require various minimum annual rental payments. Prism Financial also leases office equipment under operating leases expiring through December 1999. The total future minimum lease payments under these leases are as follows:

YEARS ENDING DECEMBER 31:                                                           AMOUNT
-------------------------------------------------------------------------------  -------------
1999...........................................................................  $   4,064,255
2000...........................................................................      3,568,041
2001...........................................................................      2,968,525
2002...........................................................................      2,382,328
2003...........................................................................      1,161,767
Thereafter.....................................................................        283,243
                                                                                 -------------
      Total....................................................................  $  14,428,159
                                                                                 -------------
                                                                                 -------------

    Total rent expense under all operating leases for 1996, 1997 and 1998 was $307,835, $896,714 and $3,249,200, respectively.

NOTE 12--EMPLOYEE BENEFITS

    DEFINED CONTRIBUTION PLAN

    Prism Financial has a defined contribution retirement plan covering substantially all employees. Participants may elect to contribute a percentage of their annual compensation up to limits established by the Internal Revenue Service. Prism Financial may, at its discretion, make contributions to the plan. Prism Financial did not make any contributions to the plan during 1996, 1997 or 1998.

    PROFIT SHARING PLAN

    On January 31, 1998, Prism Financial adopted a profit sharing plan. Under this plan, Prism Financial awards qualified employees a specified number of incentive share units ("ISUs"), contingent upon

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 12--EMPLOYEE BENEFITS (CONTINUED)
reaching predefined performance goals over a period of three years. The maximum total award which could be paid out under the plan is $3.2 million. Incentive share units are credited to the qualified employees based on commissions or compensation earned during the three-year period, as defined in the plan agreement. The final number of ISUs awarded is subject to a factor based on the level of attainment. Qualified employees are fully vested in their incentive share units over three years of subsequent service, as defined in the plan agreement. For the year ending December 31, 1998, no compensation expense was recognized under the plan.

NOTE 13--INCOME TAXES

    DISTRIBUTION TO STOCKHOLDERS

    Prism Financial distributes cash to its stockholders in an amount approximating the stockholder's federal and state income tax liabilities resulting from the pass-through of Prism Financial's taxable income to the stockholders.

    PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

    Since January 1, 1996 Prism Financial has elected to be an S corporation under the Internal Revenue Code. Accordingly, taxable income or loss passes directly to the stockholders, and Prism Financial does not provide for income taxes. For information purposes, the statement of income includes unaudited pro forma adjustments for income taxes, which would have been recorded had Prism Financial not been an S corporation, based on the tax laws in effect during the periods presented.

    Unaudited pro forma provision for income taxes consists of the following:

                                                            1996        1997         1998
                                                         ----------  ----------  ------------
Current:
  Federal..............................................  $  331,186  $  831,831  $  4,100,881
  State................................................      80,790     180,735       693,871
Deferred:
  Federal..............................................      (1,473)    (13,947)     (479,654)
  State................................................        (359)     (3,030)     (103,151)
                                                         ----------  ----------  ------------
                                                         $  410,144  $  995,589  $  4,211,947
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

    The differences between unaudited pro forma income taxes at the statutory federal income tax rate of 35 percent and pro forma income taxes reported in the statement of income are as follows:

                                                                  1996                   1997                    1998
                                                          ---------------------  ---------------------  -----------------------
Tax at statutory rate...................................  $  356,981       35.0% $  876,141       35.0% $  3,883,102       35.0%
State income taxes, net of federal benefit..............      42,884        4.2     117,285        4.7       383,968        3.5
Other...................................................      10,279        1.0       2,163        0.1       (55,123)      (0.5)
                                                          ----------        ---  ----------        ---  ------------        ---
Effective tax...........................................  $  410,144       40.2% $  995,589       39.8% $  4,211,947       38.0%
                                                          ----------        ---  ----------        ---  ------------        ---
                                                          ----------        ---  ----------        ---  ------------        ---

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 13--INCOME TAXES (CONTINUED)
    Assuming the completion of the Offering, Prism Financial will no longer be treated as an S corporation and will be subject to federal and state income taxes. Upon termination of the S election, it is anticipated that a deferred tax asset will be recorded for the cumulative difference between the financial statement amounts and the income tax bases of certain assets and liabilities. If the S corporation status had terminated at December 31, 1998, the amount of the deferred tax asset would have been approximately $602,000, as follows:

                                                                                       1998
                                                                                    ----------
Deferred tax assets:
  Allowance for loan and servicing losses.........................................  $  514,000
  Accrued expenses and other......................................................      88,000
                                                                                    ----------
Total deferred tax asset..........................................................  $  602,000
                                                                                    ----------
                                                                                    ----------

    Management believes it is more likely than not that Prism Financial will realize the benefits of the deferred tax asset. Accordingly, no valuation reserve is considered necessary.

    Prism Financial's S corporation election will terminate upon the closing of the Offering. In connection with this termination, Prism Financial intends to make a distribution of its previously earned and undistributed taxable income to the existing stockholders (including estimated taxable income through the date of the closing of the Offering, with provision for adjustment based on the final determination of such taxable income) using a portion of the net proceeds from the Offering. The shareholder distribution amount as of December 31, 1998 would have been approximately $13.3 million, and the amount is expected to increase by the time of the distribution as a result of additional S corporation income.

NOTE 14--OFF-BALANCE-SHEET RISK AND CONTINGENCIES

    Prism Financial enters into commitments to fund mortgage loans, whole-loan sale commitments, forward contracts on mortgage loans and option contracts on Treasury securities in the normal course of business. These financial instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recorded on the balance sheet.

    COMMITMENTS TO FUND MORTGAGE LOANS

    Prism Financial regularly enters into commitments to fund mortgage loans at a future date, subject to compliance with stated conditions. The commitments, if funded, would be collateralized primarily by residential real estate. The obligation to lend may be voided if the customer's financial condition deteriorates or if the customer fails to meet certain conditions. Commitments to originate mortgage loans do not necessarily reflect future cash requirements since some of the commitments will not be drawn upon before expiration. The total contract amount for commitments to fund mortgage loans (committed pipeline) as of December 31, 1997 and 1998 was $69.3 million and $268.8 million respectively.

    Prism Financial evaluates each customer's credit worthiness and obtains appraisals to support the value of the underlying collateral. Commitments to originate mortgage loans have off-balance- sheet risk to the extent Prism Financial does not have matching commitments to sell loans. In a rising

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 14--OFF-BALANCE-SHEET RISK AND CONTINGENCIES (CONTINUED) interest rate environment, Prism Financial is exposed to lower of cost or market valuation adjustments. Prism Financial reduces interest rate exposure by limiting these commitments to varying periods of less than 60 days.

    DERIVATIVE FINANCIAL INSTRUMENTS

    In order to offset the risk that a change in interest rates will result in a decrease in the value of Prism Financial's current mortgage loan inventory or its loan commitments, Prism Financial enters into hedging transactions. Prism Financial's hedging policies generally require that the maximum portion of its committed pipeline that may close be hedged with forward contracts for the delivery of loans or options on Treasury securities. The mortgage loans that are to be delivered under these contracts are fixed or adjustable-rate, corresponding with the composition of Prism Financial's inventory and committed pipeline. At December 31, 1997 and 1998, Prism Financial had open forward commitments with a total notional amount of approximately $34.0 million and $670.0 million, respectively, to sell mortgage loans with varying settlement dates not extending beyond March 1999. On December 31, 1997, options to sell Treasuries through February 1998, with a total notional amount of approximately $14.0 million, were outstanding. No options were outstanding at December 31, 1998. Prism Financial also hedges some of its loans held for sale by using whole-loan sale commitments to ultimate investors, which totaled $53.9 million and $28.4 million at December 31, 1997 and 1998, respectively.

    While Prism Financial does not anticipate nonperformance by any counterparty, Prism Financial is exposed to potential credit losses in the event of nonperformance by the counterparties to the various instruments. Prism Financial manages credit risk with respect to forward contracts and whole-loan sale commitments by entering into agreements with entities approved by senior management. These entities include Wall Street firms having primary dealer status, money center banks and permanent investors. Prism Financial's exposure to credit risk in the event of default by the counterparty is the difference between the contract price and the current market price.

    Since Prism Financial only purchases options which allow Prism Financial, at its option, to purchase or sell a financial instrument, the exposure of Prism Financial at any time is the premium paid to purchase the option.

    MORTGAGE LOANS SOLD WITH RECOURSE

    Through Prism Financial's various correspondent agreements with financial institutions, Prism Financial may be required to repurchase mortgage loans sold to a financial institution if significant defects in the loan documentation are subsequently discovered by the financial institution or if the borrower defaults on the first payment. If a repurchase request is made, Prism Financial will either attempt to remedy the deficiency and have the investors rescind the rejection of the mortgage loans, or refinance or sell the mortgage loan, sometimes at a loss.

    Additionally, in connection with some non-prime loan sales, Prism Financial may be required to refund a portion of the gain recognized on the sale of a loan to investors if the loan is repaid within one year of sale.

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 15--CONCENTRATION RISK

    Prism Financial grants principally residential first and second mortgage loans to customers in 28 states. All loans are made on a secured basis after reviewing each potential borrower's credit application and evaluating Prism Financial's ability to sell the loan to investors. At December 31, 1997 and 1998, 71.0% and 32.0%, respectively, of Prism Financial's mortgage loans held for sale consisted of loans secured by residential real estate in Chicago, Illinois, and its surrounding communities.

    In 1998, Prism Financial sold approximately 60% of its production to two entities.

NOTE 16--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    In accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," a summary of the estimated fair value of Prism Financial's financial instruments as of December 31, 1997 and 1998, is presented below. The estimated fair value amounts have been determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessary in order to interpret market data and develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Prism Financial could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of Prism Financial.

                                                                             1997                    1998
                                                                    ----------------------  ----------------------
                                                                    CARRYING    ESTIMATED    CARRYING   ESTIMATED
                                                                     AMOUNT    FAIR VALUE     AMOUNT    FAIR VALUE
                                                                    ---------  -----------  ----------  ----------

                                                                                    (IN THOUSANDS)
Assets:
  Cash and cash equivalents.......................................  $   1,164   $   1,164   $   12,124  $   12,124
  Loans held for sale.............................................     60,901      61,356      467,254     470,419
  Loan and other fees receivable, net.............................      1,893       1,893       14,207      14,207

Liabilities:
  Loans sold under agreements to repurchase.......................         --          --      292,627     292,627
  Warehouse lines of credit.......................................     59,634      59,634      170,217     170,217
  Current portion of long-term debt...............................         --          --          729         729
  Long-term debt, less current portion............................         --          --        4,298       4,298

Gain (loss) on derivative financial instruments:
  Whole-loan sale commitments.....................................         --         257           --         155
  Forward contracts...............................................         --        (396)          --      (1,290)
  Option contracts................................................         --           3           --          --

    The fair value of cash and cash equivalents, loan and other fees receivable, the warehouse line of credit and long-term debt approximate their carrying amounts. The fair value of mortgage loans held for sale is based on the estimated value at which the loans could be sold in the secondary market.

    For derivative financial instruments, the fair value is defined as the amount that Prism Financial would receive or pay to terminate the contracts at the reporting date. The fair value of whole-loan sale

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 16--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) commitments is estimated by taking into account the rates being demanded on similar types of mortgage loans. The fair value of option agreements is based upon quoted market values. The fair value of forward contracts is calculated from quoted market rates.

NOTE 17--CONTINGENT LIABILITIES

    Prism Financial is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on Prism Financial's financial position or results of operations.

NOTE 18--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                             1996         1997          1998
                                                                          ----------  ------------  -------------
Cash paid during the year for interest..................................  $  762,829  $  2,452,115  $  10,471,111
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------
Detail of acquisitions:
  Fair value of non-cash assets acquired................................  $       --  $         --  $  74,526,788
  Liabilities assumed...................................................          --            --    (74,799,493)
                                                                                                    -------------
    Net liabilities assumed.............................................          --            --       (272,705)
  Cash acquired in acquisition..........................................          --            --      6,602,705
                                                                                                    -------------
  Fair value of net assets acquired.....................................          --            --      6,330,000
  Common stock issued...................................................          --            --     (1,500,000)
                                                                          ----------  ------------  -------------
      Cash paid for acquisition.........................................  $       --  $         --  $   4,830,000
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------
      Net cash acquired.................................................  $       --  $         --  $   1,772,705
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------
Non-cash transaction:
  Conversion of bridge note into common shares..........................  $       --  $         --  $   1,250,000
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------

NOTE 19--SEGMENT INFORMATION

    Prism Financial operates primarily in the mortgage origination industry. IGT, a wholly-owned subsidiary of Prism Financial, provides title services to in-house and third party customers. Selected financial information of IGT is presented below in the "Other" segment category.

                                                                          MORTGAGE
                                                                        ORIGINATION      OTHER      CONSOLIDATED
                                                                       --------------  ----------  --------------
Revenue..............................................................  $   90,023,998  $  817,801  $   90,841,799
                                                                       --------------  ----------  --------------
                                                                       --------------  ----------  --------------
Earnings before income taxes.........................................  $   10,528,192  $  566,386  $   11,094,578
                                                                       --------------  ----------  --------------
                                                                       --------------  ----------  --------------
Identifiable assets as of December 31, 1998..........................  $  503,099,976  $  522,118  $  503,622,094
                                                                       --------------  ----------  --------------
                                                                       --------------  ----------  --------------

                  PRISM FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 20--UNAUDITED PRO FORMA 1998 CONSOLIDATED BALANCE SHEET

    As discussed in Note 2--Significant Accounting Policies--Income Taxes, Prism Mortgage will distribute to its stockholders all of its previously earned and undistributed taxable S corporation earnings immediately prior to its conversion to C corporation status. Had this distribution occurred at December 31, 1998, S corporation distribution notes would have been issued in the amount of approximately $13.3 million offset by reductions in retained earnings of $12.1 million and additional paid-in capital of $1.2 million. The pro forma 1998 consolidated balance sheet reflects the effects of this transaction.

NOTE 21--SUBSEQUENT EVENTS

    On January 15, 1999, Prism Financial entered into a $35 million revolving credit and security agreement with a commercial bank, paying monthly interest at the Eurodollar rate plus 1.25% and expiring on July 15, 1999.

    Prism Financial has received commitments for a new $250 million syndicated warehouse line agreement. Any outstanding balances under this agreement will be secured by outstanding mortgage loans. Prism Financial will be required to maintain various financial ratios.

NOTE 22--INCORPORATION TRANSACTIONS

    In February 1999, Prism Financial was formed as a holding company for Prism Mortgage Company and its subsidiaries. Immediately prior to this offering, the existing stockholders of Prism Mortgage will exchange their shares for an aggregate of 11,495,297 shares of Prism Financial common stock. As a result of these transactions, immediately prior to the offering, the former stockholders of Prism Mortgage will own all of the issued and outstanding shares of Prism Financial, and Prism Financial will own all of the outstanding shares of Prism Mortgage. Prior to the Incorporation Transactions, Prism Financial will not have conducted any business and has no assets or liabilities. The legal name of Prism Financial has been retroactively applied to all periods presented in these financial statements.

                             MORTGAGE MARKET, INC.
                                 BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
Cash...............................................................................................  $   2,010,684
Cash-Client trust..................................................................................        621,898
Haircut receivable.................................................................................        136,111
Accounts receivable................................................................................        651,195
Employee advances..................................................................................         64,952
Miscellaneous receivables..........................................................................         49,726
Prepaid expenses...................................................................................         99,873
Promotional inventory..............................................................................        166,962
Mortgage loans receivable..........................................................................     22,344,929
                                                                                                     -------------
      Total Current Assets.........................................................................     26,146,330
                                                                                                     -------------

PROPERTY AND EQUIPMENT:
Furniture and fixtures.............................................................................        598,438
Machinery and equipment............................................................................        656,688
Automobiles........................................................................................         87,683
Leasehold improvements.............................................................................         44,573
                                                                                                     -------------
                                                                                                         1,387,382
Less: accumulated depreciation.....................................................................       (388,692)
                                                                                                     -------------
      Property and equipment-net...................................................................        998,690

OTHER ASSETS:
Deposits...........................................................................................         98,637
Loan fees (net of $180 amortization)...............................................................            220
Cash surrender value of life insurance.............................................................         44,905
Capitalized legal and accounting...................................................................        246,528
                                                                                                     -------------
      Total Other Assets...........................................................................        390,290
                                                                                                     -------------

TOTAL ASSETS.......................................................................................  $  27,535,310
                                                                                                     -------------
                                                                                                     -------------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.
                                 BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable...................................................................................        377,882
Accrued interest...................................................................................         28,223
Client trust liability.............................................................................        588,925
Accrued payroll and withholding....................................................................        107,077
Accrued commissions................................................................................      1,086,034
Accrued expenses...................................................................................        169,840
Sublessee deposit..................................................................................          2,974
Deferred revenue...................................................................................          1,276
Due to warehouse lending...........................................................................     22,344,929
Current portion of long-term debt..................................................................        149,644
                                                                                                     -------------
      Total Current Liabilities....................................................................     24,856,804
                                                                                                     -------------

LONG-TERM LIABILITIES:
Notes payable......................................................................................        267,501
STOCKHOLDER'S EQUITY:
Capital stock, no par value; 100,000 shares authorized, 1,000 issued and outstanding                         1,000
Paid in capital....................................................................................        146,650
Retained earnings..................................................................................      2,263,355
                                                                                                     -------------
      Total Stockholder's Equity...................................................................      2,411,005
                                                                                                     -------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.........................................................  $  27,535,310
                                                                                                     -------------
                                                                                                     -------------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.
                              STATEMENTS OF INCOME
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                  (UNAUDITED)

                                                                                         1997           1998
                                                                                    --------------  -------------
REVENUE...........................................................................  $   10,755,443  $  23,905,374
OPERATING EXPENSES................................................................       9,869,731     21,418,648
                                                                                    --------------  -------------
INCOME FROM OPERATIONS............................................................         885,712      2,486,726
                                                                                    --------------  -------------
OTHER INCOME (EXPENSE):
    Interest income...............................................................         649,020      1,683,217
    Interest expense..............................................................        (837,376)    (2,044,268)
    Depreciation and amortization.................................................         (87,949)      (153,514)
    Gain on sale of assets........................................................           2,918          1,153
    Miscellaneous income..........................................................          59,575         50,844
                                                                                    --------------  -------------
        Total Other Expense.......................................................        (213,812)      (462,568)
                                                                                    --------------  -------------
NET INCOME........................................................................  $      671,900  $   2,024,158
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.
                            STATEMENTS OF CASH FLOWS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:                                1997          1998
                                                                 ------------  ------------
Net income.....................................................  $    671,900  $  2,024,158
Adjustments to reconcile net income to net cash provided by
  operating activities:
Depreciation and amortization..................................        87,997       153,514
Gain on sale...................................................        (2,918)       (1,153)
Proceeds from sales of loans...................................   154,692,171   489,051,571
Loans originated...............................................  (160,182,839) (494,618,812)
(Increase) decrease in:
Accounts receivable............................................      (377,500)     (132,008)
Promotional inventory..........................................            --       (15,510)
Employee receivables...........................................       (13,540)      (25,787)
Miscellaneous receivables......................................       (13,713)      (12,977)
Prepaid expenses...............................................       (70,467)        8,216
Deposits.......................................................       (40,305)      (19,677)
Cash surrender value of life insurance.........................            --       (43,475)
Capitalized legal and accounting...............................            --      (246,528)
Increase (decrease) in:
Bank overdraft.................................................            --      (162,794)
Accounts payable...............................................       (61,847)      183,245
Accrued payroll and withholding................................      (110,009)       19,308
Accrued commissions............................................       245,804       556,808
Client trust liability.........................................       (60,398)      (28,884)
Accrued expenses...............................................            --        (9,421)
Accrued interest...............................................            --        28,223
Sublessee deposits.............................................         3,842            --
Due to warehouse lending.......................................        32,931        10,590
Deferred revenue...............................................            --       (13,596)
                                                                 ------------  ------------
      Net Cash Used in Operating Activities....................    (5,198,891)   (3,294,989)
                                                                 ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment.............................      (213,407)     (187,763)
Proceeds from the sale of automobiles..........................        27,900            --
                                                                 ------------  ------------
      Net Cash Used by Investing Activities....................      (185,507)     (187,763)
                                                                 ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on warehouse line of credit, net....................     5,622,539     5,529,129
Reduction of long-term debt....................................       (28,429)      (27,456)
Proceeds from the issuance of long-term debt...................        60,000            --
Loan fees paid.................................................          (400)           --
Additional capital contributions by shareholder................        26,253            --
Payments on capital lease obligations..........................            --       (27,945)
Shareholder distribution                                             (205,640)     (547,199)
                                                                 ------------  ------------
      Net Cash Provided by Financing Activities................     5,474,323     4,926,529
                                                                 ------------  ------------
NET INCREASE IN CASH...........................................        89,925     1,443,777
CASH AT BEGINNING OF YEAR......................................       229,589       566,907
                                                                 ------------  ------------
CASH AT END OF YEAR............................................  $    319,514  $  2,010,684
                                                                 ------------  ------------
                                                                 ------------  ------------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.
                            STATEMENTS OF CASH FLOWS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                  (UNAUDITED)

SUPPLEMENTAL DISCLOSURES:                                                                   1997          1998
--------------------------------------------------------------------------------------  ------------  ------------
Cash paid for:
Interest..............................................................................  $    837,376  $  2,016,045
                                                                                        ------------  ------------
                                                                                        ------------  ------------
    Schedule of Noncash Investing and Financing Transactions:
Purchase of automobile................................................................  $     25,000  $     30,683
Amount financed.......................................................................       (13,050)      (30,683)
                                                                                        ------------  ------------
Cash paid.............................................................................  $     11,950  $          0
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Equipment purchased through capital lease.............................................  $         --  $    319,878
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Land and building contributed by shareholder..........................................  $    168,000  $         --
Mortgage assumed......................................................................       (81,350)           --
Net capital contributed by shareholder................................................       (86,350)           --
                                                                                        ------------  ------------
Cash received.........................................................................  $          0  $         --
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Non-cash distributions to shareholder
  Land and building at net book value.................................................  $         --  $    173,686
  Mortgage............................................................................            --       (80,512)
                                                                                        ------------  ------------
Net non-cash distributions............................................................  $         --  $     93,174
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

    The accompanying unaudited interim financial statements of Mortgage Market, Inc. ("Mortgage Market") reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature.

    The unaudited interim financial statements should be read in conjunction with Mortgage Market's audited financial statements and notes thereto for the year ended December 31, 1997 included herein.

    Certain prior period assets and liabilities and costs and expenses have been reclassified to conform to the current period presentation.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Mortgage Market, Inc.

    We have audited the accompanying balance sheet of Mortgage Market, Inc. as of December 31, 1997, and the related statements of income, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mortgage Market, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Stefani & Matthews, L.L.P.
Portland, Oregon

April 3, 1998

                             MORTGAGE MARKET, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997

                                          ASSETS

CURRENT ASSETS:
  Cash (Note 1)................................................................  $  566,907
  Cash--Client trust (Note 1)..................................................     263,796
  Haircut receivable (Note 3)..................................................      97,999
  Accounts receivable--trade (Note 4)..........................................     450,656
  Promotional inventory........................................................      84,363
  Employee advances............................................................      39,165
  Miscellaneous receivables....................................................      36,749
  Prepaid expenses.............................................................      18,772
  Mortgage loans receivable (Note 5)...........................................  16,815,800
                                                                                 ----------
      Total Current Assets.....................................................  18,374,207
                                                                                 ----------
PROPERTY AND EQUIPMENT (Note 1):
  Furniture and fixtures.......................................................     219,001
  Machinery and equipment......................................................     559,854
  Automobiles..................................................................      57,000
  Leasehold improvements.......................................................      22,523
  Land and building............................................................     177,659
                                                                                 ----------
                                                                                  1,036,037
  Less: accumulated depreciation...............................................    (241,372)
                                                                                 ----------
      Property and equipment--net..............................................     794,665
                                                                                 ----------
OTHER ASSETS:
  Note receivable--shareholder (Note 12).......................................     108,451
  Deposits.....................................................................      78,960
  Loan fees (net of $80 amortization) (Note 1).................................         320
  Cash surrender value of life insurance.......................................       1,430
                                                                                 ----------
      Total Other Assets.......................................................     189,161
                                                                                 ----------
TOTAL ASSETS...................................................................  $19,358,033
                                                                                 ----------
                                                                                 ----------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997

                           LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Bank overdraft...............................................................  $  162,794
  Accounts payable.............................................................     194,637
  Client trust liability (Note 1)..............................................     303,144
  Accrued payroll and taxes....................................................      85,414
  Accrued commissions..........................................................     529,226
  Accrued expenses.............................................................      11,899
  Cafeteria plan withholdings..................................................       2,355
  Sublessee deposit............................................................       2,974
  Note payable - line of credit (Note 6).......................................  16,815,800
  Due to Warehouse Lending.....................................................      27,262
  Current portion of long-term debt (Note 9)...................................      35,293
  Current portion of capital lease obligation (Note 10)........................       5,645
                                                                                 ----------
      Total Current Liabilities................................................  18,176,443
                                                                                 ----------
LONG-TERM LIABILITIES:
  Notes payable (Note 9).......................................................     127,530
  Obligations under capital lease (Note 10)....................................      42,380
                                                                                 ----------
      Total Long-Term Liabilities..............................................     169,910
                                                                                 ----------
STOCKHOLDER'S EQUITY:
  Capital stock, no par value; 100,000 shares authorized, 1,000 issued and
    outstanding................................................................       1,000
  Paid in capital..............................................................     146,650
  Retained earnings............................................................     864,030
                                                                                 ----------
      Total Stockholder's Equity...............................................   1,011,680
                                                                                 ----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.....................................  $19,358,033
                                                                                 ----------
                                                                                 ----------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                            AMOUNT      % OF SALES
                                                                                         -------------  -----------
REVENUE................................................................................  $  14,470,945      100.00%
OPERATING EXPENSES.....................................................................     13,728,206       94.87
                                                                                         -------------  -----------
INCOME FROM OPERATIONS.................................................................        742,739        5.13
                                                                                         -------------  -----------
OTHER INCOME (EXPENSE):
  Gain on sale of assets...............................................................          2,918        0.02
  Loss on foreclosure..................................................................        (15,259)      (0.10)
                                                                                         -------------  -----------
      Total Other Income (Expense).....................................................        (12,341)       0.08
                                                                                         -------------  -----------
NET INCOME.............................................................................  $     730,398        5.05%
                                                                                         -------------  -----------
                                                                                         -------------  -----------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1997

COMMON STOCK:....................................................................  $   1,000
                                                                                   ---------
ADDITIONAL PAID-IN CAPITAL:
  Balance at beginning of year...................................................     60,000
  Capital received from stockholder..............................................     86,650
                                                                                   ---------
  Balance at end of year.........................................................  $ 146,650
                                                                                   ---------
                                                                                   ---------
RETAINED EARNINGS:
  Balance at beginning of year...................................................    468,518
  Net income for the year........................................................    730,398
  Shareholder distribution.......................................................   (334,886)
                                                                                   ---------
  Balance at end of year.........................................................  $ 864,030
                                                                                   ---------
                                                                                   ---------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................................................  $    730,398
  Adjustments to reconcile net income to net cash provided by operating activities:
    Gain on sale..............................................................        (2,918)
    Depreciation and amortization.............................................       129,081
    Proceeds from sales of loans..............................................   239,984,121
    Loans originated..........................................................  (244,889,416)
    (Increase) decrease in:
      Accounts receivable.....................................................      (158,093)
      Promotional inventory...................................................       (84,363)
      Employee receivables....................................................        31,841
      Miscellaneous receivables...............................................       (15,793)
      Prepaid expenses........................................................        (5,093)
      Deposits................................................................       (44,260)
      Cash surrender value of split dollar life...............................        (1,430)
  Increase (decrease) in:
    Bank overdraft............................................................       162,794
    Accounts payable..........................................................        40,313
    Accrued payroll and withholding...........................................       (96,248)
    Accrued commissions.......................................................       130,957
    Client trust liability....................................................       (22,381)
    Cafeteria plan withholdings...............................................            35
    Accrued expenses..........................................................        39,161
    Sublessee deposits........................................................         2,974
                                                                                ------------
  Net Cash Used in Operating Activities.......................................    (4,068,320)
                                                                                ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment..........................................      (266,139)
  Proceeds from sale of property and equipment................................        27,900
                                                                                ------------
    Net Cash Used by Investing Activities.....................................      (238,239)
                                                                                ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on warehouse line of credit, net.................................     5,087,039
  Loans to shareholders.......................................................      (108,451)
  Reduction of long-term debt.................................................       (36,777)
  Payments on capital lease obligations.......................................        (2,648)
  Issuance of note payable for cash...........................................        60,000
  Loan fees paid..............................................................          (400)
  Shareholder distribution....................................................      (334,886)
                                                                                ------------
      Net Cash Provided by Financing Activities...............................     1,643,877
                                                                                ------------
NET INCREASE IN CASH..........................................................       337,318
CASH AT BEGINNING OF YEAR.....................................................       229,589
                                                                                ------------
CASH AT END OF YEAR...........................................................  $    566,907
                                                                                ------------
                                                                                ------------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1997

SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for:
    Interest....................................................................  $1,280,426
                                                                                  ---------
                                                                                  ---------
  Schedule of Noncash Investing and Financing Transactions
    Capital lease obligations incurred for acquisition of office equipment......  $  50,673
                                                                                  ---------
                                                                                  ---------
    Automobile acquired through direct financing................................  $  13,050
                                                                                  ---------
                                                                                  ---------
    Property contributed to the company in exchange for shares of stock.........  $ 168,000
                                                                                  ---------
                                                                                  ---------
    Mortgage note assumed on contributed property...............................  $  81,350
                                                                                  ---------
                                                                                  ---------

                       See Notes to Financial Statements

                             MORTGAGE MARKET, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS DESCRIPTION

    Mortgage Market, Inc. was incorporated in Oregon in February, 1992. The Company is a mortgage broker specializing in residential mortgage loans without loan origination fees or loan discount charges to borrowers. It also finances and sells its own loans on the secondary market. The Company has offices in Lake Oswego, Beaverton, Tigard, Eugene, Clackamas, Salem, Medford, Gresham and Portland, Oregon, and Vancouver, Federal Way, Lynnwood and Bellevue, Washington.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

CLIENT TRUST CASH AND LIABILITY

    Client trust cash consists of funds paid to the Company by customers for real estate appraisals and credit reports. Client trust liability records the Company's obligation to remit these funds to the service providers or title companies at closing.

REVENUE RECOGNITION

    The Company's policy is to recognize loan revenue at the time the loan is closed or settled. Generally, borrowers do not have an obligation to pay loan processing fees until their loan is funded.

INCOME TAX

    The Company has elected to have its income tax under Section 1372 (Subcharter S Corporation) of the Internal Revenue Code, which provides that, in lieu of corporate income taxes, the shareholders are taxed on the Company's taxable income.

PROPERTY AND EQUIPMENT

    Furniture and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives, generally five to ten years. Depreciation expense for the year ended December 31, 1997 was $129,001.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LOAN FEES

    Loan fees are amortized using the straight line method over the terms of the agreements. Amortization for the year ended December 31, 1997 totaled $80.

                             MORTGAGE MARKET, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
ADVERTISING

    All advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 1997 was $638,527.

2. CONCENTRATIONS OF CREDIT RISK:

    The Company maintains most of its cash balances in one financial institution located in Oregon. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1997, the Company's uninsured balances totaled $580,856.

    The Company is engaged in mortgage brokerage for residential property located primarily in Oregon and Washington.

3. HAIRCUTS RECEIVABLE:

    Haircuts receivable represents the portion of the mortgage loan advanced from the company's funds. These amounts are combined with the funds advanced from the company's financing source to provide the mortgage financing. The amounts are repaid upon sale of the mortgage loan. As of December 31, 1997, haircuts outstanding totaled $97,999.

4. ACCOUNTS RECEIVABLE:

    Accounts receivable are primarily funds due from escrows for closed loan transactions. Bad debts are provided by an allowance for doubtful accounts. As of December 31, 1997, the allowance was $0. Bad debt expense for 1997 totaled $50,105, the majority of which was from advances to former employees, not accounts receivable.

5. MORTGAGE LOANS RECEIVABLE:

    Mortgage loans receivable consist of demand notes secured by liens on real property. The notes bear interest at the various rates depending on the market rate. The notes are due in 15 or 30 years. These mortgages are sold on the secondary market.

6. NOTE PAYABLE--LINE OF CREDIT:

    In August 1996, the Company renewed its line of credit with Warehouse Lending Corporation of America in the amount of $7,000,000, with a bulge provision of $2,002,000. Advances from the line of credit are used to fund mortgage loans which are secured by residential real property. Increases in the maximum borrowing amount are approved on an interim basis by the financial institutions credit department. Terms of the agreement include interest at the current LIBOR rate plus 3%. The maturity date is July 31, 1998. The loan is collateralized by all mortgage loans of the Company. In addition, it is guaranteed by the shareholder. At December 31, 1997, the amount outstanding was $16,815,800.

    The company has a $200,000 operating line of credit with interest at a variable index plus 1.0%. The agreement expires January 2, 1998. There was no balance outstanding at December 31, 1997.

                             MORTGAGE MARKET, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

7. LEASE COMMITMENTS:

    The Company entered into a lease agreement for office space in Lake Oswego, Oregon on January 1, 1993, which was extended on January 31, 1996. Lease terms provide for monthly rent of $3,500. The lease expires December 31, 1999. The Company subleases various spaces for varying amounts. Net rent paid under this agreement totaled $19,579 for the year ended December 31, 1997.

    The Company renewed its lease agreement for office space in Vancouver , Washington effective April 15, 1997. Lease terms provide for monthly rent of $1,846 in addition to a portion of common area maintenance costs. The lease expires April 14, 1998. Rent paid under this agreement totaled $32,040 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Clackamas, Oregon on December 15, 1993. Lease terms provide for monthly rent of $2,106, with annual adjustments based on property taxes assessed. The lease expires December 14, 1998. Rent paid under this agreement totaled $25,992 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Beaverton, Oregon on July 1, 1995. Lease terms provide for monthly rent of $1,900 with annual increases tied to the consumer price index. The lease expires June 30, 1998. Rent paid under this agreement totaled $24,539 for the year ended December 31, 1997.

    The Company renewed its lease agreement for office space in Tigard, Oregon on March 15, 1996. Lease terms provide for monthly rent of $5,205 in addition to a portion of the real property taxes. The lease expires June 14, 1999. Extra office space was rented for a portion of the year. Rent paid under this agreement totaled $64,451 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Eugene, Oregon on October 6, 1995. Lease terms provide for monthly rent of $2,100, plus property taxes, starting January 1, 1996, with annual increases tied to the consumer price index. The lease expires December 31, 2000. Rent paid aunder this agreement totaled $25,931 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Salem, Oregon on May 1, 1996. Lease terms provide for monthly rent of $2,440 plus common area maintenance, with annual increases. The lease expires May 1, 2001. Rent paid under this agreement totaled $32,005 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Medford, Oregon beginning April 1, 1997. Lease terms provide for monthly rent of $1,690, with annual increases tied to the consumer price index. Extra office space was rented periodically throughout the year. The lease expires April 30, 2001. Rent paid under this agreement totaled $20,333 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Portland, Oregon on May 31, 1997. Lease terms provide for monthly rent of $1,280. The lease was canceled in April 1997. Rent paid under this agreement totaled $4,489 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Federal Way, Washington on May 31, 1996. Lease terms provide for monthly rent of $2,533, with annual increases every February. The lease expires July 31, 1999. Rent paid under this agreement totaled $30,990 for the year ended December 31, 1997.

                             MORTGAGE MARKET, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

7. LEASE COMMITMENTS: (CONTINUED)
    The Company entered into a lease agreement for office space in Bellevue, Washington on October 1, 1996. Lease terms provide for monthly rent of $5,321. The lease expires October 1, 1998. The company subleases a portion of this space for $1,540 to $1,570 per month. Net rent paid under this agreement totaled $45,100 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Lake Oswego, Oregon on January 16, 1997 with an addendum added March 19, 1997. Lease terms provide for monthly rent of $12,679, starting May 1, 1997. The lease expires April 30, 2002. Rent paid under this agreement totaled $96,773 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Medford, Oregon on May 21, 1997. Lease terms provide for monthly rent of $3,672, plus triple net charges starting July 1, 1997. The lease expires June 30, 2002. Rent paid under this agreement totaled $16,944 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Portland, Oregon on March 10, 1997. Lease terms provide for monthly rent of $2,550, starting April 15, 1997. The lease expires April 30, 2002. Rent paid under this agreement totaled $21,760 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Lynnwood, Washington on February 25, 1997. Lease terms provide for monthly rent of $4,452, starting March 1, 1997. The lease expires April 30, 2002. The company occasionally subleases a portion of this space. Net rent paid under this agreement totaled $34,489 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Gresham, Oregon on October 7, 1997. Lease terms provide for monthly rent of $2,800, starting in December 1997. The lease expires November 30, 2000. Rent paid under this agreement totaled $279 for the year ended December 31, 1997.

    The Company entered into a lease agreement for office space in Vancouver, Washington on September 1, 1997. Lease terms provide for monthly rent of $1,140, plus taxes and common area maintenance starting September 1, 1997. The lease expires April 14, 1998. Rent paid under this agreement totaled $4,415 for the year ended December 31, 1997.

    The future minimum lease payments required under the above leases are as follows:

1998............................................................  $ 536,395
1999............................................................    427,656
2000............................................................    322,150
2001............................................................    270,764
2002............................................................     94,650
                                                                  ---------
    Total.......................................................  $1,651,615
                                                                  ---------
                                                                  ---------

                             MORTGAGE MARKET, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

7. LEASE COMMITMENTS: (CONTINUED)
    The Company entered into an agreement dated November 26, 1997 to lease high tech computer equipment and furniture on a $350,000 credit line until May 31, 1998 at which time it will be converted to a 36 month note. There were no assets received as of December 31, 1997.

8. DEFINED CONTRIBUTION PENSION PLAN:

    The Company sponsors a defined contribution pension plan (401(k) plan) covering substantially all of its employees. The plan was adopted effective January 1, 1994. Employees may elect to contribute up to 15% of their salary to the plan. Company contributions to the plan are discretionary. There were no Company contributions in 1997.

9. LONG-TERM DEBT:

    As of December 31, 1997, long-term debt consisted of the following:

Note payable to Key Bank, payable in monthly installments of
  $1,038, including interest at 9.50%, due December 25, 1999.
  Collateralized by a 1994 BMW, net book value of $23,467.........  $  22,573

Note payable to Key Bank, payable in monthly installments of $423, including interest at 9.99%, due June 1, 2000. Collateralized by
  a 1995 GMC Suburban, net book value of $22,500..................     11,136

Note payable to Key Bank, payable in monthly installments of
  $1,926, including interest at 9.50%, due April 22, 2000.
  Collateralized by equipment and furniture and fixtures..........     48,134

Note payable to GMAC, payable in monthly installments of $616,
  including interest at 8.00%, due April 1, 2028..................     80,980
                                                                    ---------
                                                                      162,823
Less: current portion.............................................    (35,293)
                                                                    ---------
    Long-Term Debt................................................  $ 127,530
                                                                    ---------
                                                                    ---------

    Maturities of long-term debt are as follows:

YEAR ENDING
DECEMBER 31                                                                           AMOUNT
----------------------------------------------------------------------------------  ----------
1998..............................................................................  $   35,293
1999..............................................................................      38,649
2000..............................................................................      10,988
2001..............................................................................       1,204
2002..............................................................................       1,304
Thereafter........................................................................      75,385
                                                                                    ----------
    Total.........................................................................  $  162,823
                                                                                    ----------
                                                                                    ----------

                             MORTGAGE MARKET, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

10. CAPITAL LEASES

    The company is obligated under various capital leases for copiers that expire at various dates during 2002. Copiers under capital leases are amortized over five years, the terms of the leases. The property under capital lease as of December 31, 1997 had a cost of $50,673, accumulated amortization of $6,470, and a net book value of $44,203. Amortization of the leased copiers is included in depreciation.

    As of December 31, 1997, the future minimum lease payments under capital leases are as follows:

1998...............................................................  $  21,510
1999...............................................................     21,510
2000...............................................................     21,510
2001...............................................................     21,510
2002...............................................................      8,079
                                                                     ---------
                                                                        94,119
Less: interest.....................................................    (46,094)
                                                                     ---------
Present value of net minimum obligations...........................     48,025
Less: current obligations under capital leases.....................      5,645
                                                                     ---------
Long term obligations under capital leases.........................  $  42,380
                                                                     ---------
                                                                     ---------

11. OPERATING LEASES

    The company has several operating leases for office equipment which are non-cancelable. The total annual rental for such leases was approximately $37,982 for the year ended December 31, 1997.

    The total minimum future commitment under such leases for years beginning January 1998 is as follows:

1998..............................................................  $  37,982
1999..............................................................     37,982
2000..............................................................     31,310
2001..............................................................     16,575
                                                                    ---------
    Total.........................................................  $ 123,849
                                                                    ---------
                                                                    ---------

12. NOTE RECEIVABLE--SHAREHOLDER

    The Company had a note receivable from its principal shareholder for $108,451 at December 31, 1997. The balance included accrued interest at the applicable federal rate for midterm loans during 1997. Interest income recognized on this note totaled $419 for the year ended December 31, 1997.

13. INTERCOMPANY TRANSACTIONS

    The Company operates under three separate divisions. For internal financial reporting, these divisions are recognized as separate entities with revenues being recognized on the brokerage books for commissions paid by Mortgage Market Lending and Mortgage Market Funding. The intercompany sales and expenses have been eliminated in the financial statements.

                             MORTGAGE MARKET, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

13. INTERCOMPANY TRANSACTIONS (CONTINUED)
    The supplemental schedules reflect income from operations for each division, including intercompany transactions.

Revenues:
    Brokerage..................................................  $12,036,108
    Lending....................................................   4,135,723
    Funding....................................................     751,693
                                                                 ----------
Less: Intercompany transactions................................  (2,452,579)
                                                                 ----------
Adjusted Revenues..............................................  $14,470,945
Operating expenses:
    Brokerage..................................................  $11,485,487
    Lending....................................................   4,054,317
    Funding....................................................     640,981
                                                                 ----------
                                                                 16,180,785
Less: Intercompany transactions................................  (2,452,579)
                                                                 ----------
        Adjusted Operating Expenses............................  $13,728,206
                                                                 ----------
                                                                 ----------

14. SUBSEQUENT EVENTS:

    On March 4, 1998, the company renegotiated its line of credit with Warehouse Lending Corporation of America in the amount of $25,000,000 with a bulge provision of $5,000,000.

                     PACIFIC GUARANTEE MORTGAGE CORPORATION
                                 BALANCE SHEET
                                AUGUST 31, 1998
                                  (UNAUDITED)

                                           ASSETS
Current assets
Cash.................................................................             $3,640,569

Accounts receivable..................................................              1,776,336
Loans held for sale..................................................             44,615,314
Prepaid expenses.....................................................                581,601
                                                                                  ----------
Total current assets.................................................             50,613,820
                                                                                  ----------
Property and equipment
Furniture and fixtures...............................................  $ 197,232
Office equipment.....................................................    522,817
Leasehold improvements...............................................     19,597
                                                                       ---------
                                                                         739,646
Less accumulated depreciation........................................   (429,659)
                                                                       ---------
Total property and equipment.........................................                309,987
Other assets.........................................................
Investments in affiliates............................................      2,160
Investment in real estate............................................    337,058
                                                                       ---------
Total other assets...................................................                339,218
                                                                                  ----------
Total assets.........................................................             $51,263,025
                                                                                  ----------
                                                                                  ----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of notes payable.....................................             $  133,334
Accounts payable.....................................................              2,231,149
Deferred income......................................................                704,155
Advances under lines of credit.......................................             43,963,030
                                                                                  ----------
Total current liabilities............................................             47,031,668
Notes payable........................................................              1,250,000
Stockholders' equity
Common stock, no par, 2,000,000 shares authorized, 1,075,900 shares issued and 1,039,000 outstanding...................................  $ 500,318
Retained earnings....................................................  2,556,439
Less: treasury stock at cost.........................................    (75,400)
                                                                       ---------
Total stockholders' equity...........................................              2,981,357
                                                                                  ----------
Total liabilities and stockholders' equity...........................             $51,263,025
                                                                                  ----------
                                                                                  ----------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION
                            STATEMENTS OF OPERATIONS
                     FOR THE EIGHT MONTHS ENDED AUGUST 31,
                                  (UNAUDITED)

                                                                                            1997          1998
                                                                                         -----------  ------------
Revenue
Broker origination fees................................................................  $ 7,182,229  $ 15,775,143
PGM origination fees...................................................................    1,511,059     6,041,805
Lenders' incentives....................................................................       86,966       417,436
Government service release premiums....................................................      159,584       262,053
CB service release premiums............................................................      463,870     2,934,045
CB fees................................................................................      395,878     1,174,002
Processing fees........................................................................    1,148,996     2,806,548
Interest...............................................................................      270,771     2,116,594
Administration fees....................................................................      477,472       498,307
Miscellaneous income...................................................................       40,304        23,007
                                                                                         -----------  ------------
Total revenue..........................................................................   11,737,129    32,048,940
                                                                                         -----------  ------------
Cost of Sales
Commissions............................................................................    5,746,967    14,855,290
Administration.........................................................................      125,605       328,710
                                                                                         -----------  ------------
Total cost of sales....................................................................    5,872,572    15,184,000
                                                                                         -----------  ------------
Gross profit...........................................................................    5,864,557    16,864,940
                                                                                         -----------  ------------
Operating expenses
Processors' salaries...................................................................      768,464     1,356,737
Staff salaries.........................................................................      920,010     2,020,752
Processor bonus........................................................................      223,967       612,269
Branch manager.........................................................................      138,787       378,800
Professional services..................................................................      171,307       393,136
Legal..................................................................................       26,641       112,036
Payroll expenses.......................................................................      282,163       599,337
Rent and utilities.....................................................................      522,021       823,782
Advertising............................................................................       53,158       119,272
Deliveries.............................................................................       50,551       160,345
Supplies...............................................................................      322,798       703,736
Printing...............................................................................       14,565        37,642
Postage................................................................................       43,047        56,934
Telephone..............................................................................      149,129       312,174
Interest expense.......................................................................      396,035     2,479,998
Miscellaneous office expense...........................................................       89,391       410,589
Promotion and marketing................................................................       19,148        55,345
Travel and entertainment...............................................................       42,844        39,065
Equipment rental and maintenance.......................................................      159,966       243,691
Depreciation and amortization..........................................................       23,986        54,806
Documentation and underwriting.........................................................       85,895       307,127
Miscellaneous expense..................................................................      115,013       242,154
                                                                                         -----------  ------------
Total operating expenses...............................................................    4,618,886    11,519,727
                                                                                         -----------  ------------
Income before profit distribution......................................................    1,245,671     5,345,213
Branch distribution....................................................................     (701,447)   (2,778,942)
Administration fees....................................................................      125,605       324,510
                                                                                         -----------  ------------
Net income.............................................................................      669,829     2,890,781
Retained earnings beginning of period..................................................       35,266        54,986
Less withdrawls of capital.............................................................           --      (389,328)
                                                                                         -----------  ------------
Retained earnings end of period........................................................  $   705,095  $  2,556,439
                                                                                         -----------  ------------
                                                                                         -----------  ------------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION
                            STATEMENTS OF CASH FLOWS
                     FOR THE EIGHT MONTHS ENDED AUGUST 31,
                                  (UNAUDITED)

                                                                                      1997             1998
                                                                                 ---------------  ---------------
Cash flow from operating activities
Net income.....................................................................  $       669,829  $     2,890,781
                                                                                 ---------------  ---------------
Depreciation and amortization..................................................           21,290           54,806
Proceeds from sales of loans...................................................      137,142,460      490,811,715
Loans originated...............................................................     (144,687,045)    (506,892,199)
(Increase) in accounts receivable..............................................          (28,910)      (1,220,897)
(Increase) in prepaid expenses.................................................         (256,531)        (512,509)
Decrease in deposits...........................................................           37,460           56,838
Increase (decrease) in accounts payable........................................         (284,587)         353,704
Increase in deferred income....................................................          304,621          704,155
                                                                                 ---------------  ---------------
Total adjustments..............................................................       (7,751,242)     (16,644,387)
                                                                                 ---------------  ---------------
Net cash used in operations....................................................       (7,081,413)     (13,753,606)
                                                                                 ---------------  ---------------
Cash flows from investing activities
Acquisition of property and equipment..........................................          (43,456)        (107,921)
Proceeds from sale of real estate..............................................               --          178,092
(Increase) in investment in real estate........................................          (22,584)              --
(Increase) in furniture and fixtures...........................................           (5,856)              --
(Increase) in notes receivable.................................................         (182,575)              --
                                                                                 ---------------  ---------------
Net cash provided by (used in) investing activities............................         (254,471)          70,171
                                                                                 ---------------  ---------------
Cash flows from financing activities
Proceeds from lines of credit..................................................        7,451,491       16,248,824
Payment on notes payable.......................................................               --          (57,777)
Proceeds from notes payable....................................................          773,334          400,000
Payments to shareholders.......................................................               --         (389,328)
Purchase of treasury stock.....................................................               --          (75,400)
                                                                                 ---------------  ---------------
Net cash provided by (used in) financing activities............................        8,224,825       16,126,319
                                                                                 ---------------  ---------------
Net increase in cash...........................................................          888,941        2,442,884
Cash and cash equivalents - beginning of period................................          456,257        1,197,685
                                                                                 ---------------  ---------------
Cash and cash equivalents - end of period......................................  $     1,345,198  $     3,640,569
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
Cash paid for interest.........................................................  $       315,847  $     2,226,444
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

    The accompanying unaudited interim financial statements of Pacific Guarantee Mortgage Corporation ("Pacific Guarantee") reflect all adjustments which, in the opinion of management are necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature.

    The unaudited interim financial statements should be read in conjunction with Pacific Guarantee's audited financial statements and notes thereto for the year ended December 31, 1997 included herein.

    Certain prior period assets and liabilities and costs and expenses have been reclassified to conform to the current period presentation.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Pacific Guarantee Mortgage Corporation

I have audited the accompanying balance sheet of Pacific Guarantee Mortgage Corporation as of December 31, 1997 and the related statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the corporation's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Guarantee Mortgage Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Clay L. Miller
Certified Public Accountant
Healdsburg, California
March 6, 1998

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                                 BALANCE SHEET

                               DECEMBER 31, 1997

                                           ASSETS
Current assets
  Cash...............................................................             $1,197,685
  Accounts receivable................................................                555,439
  Loans held for sale................................................             28,534,830
  Prepaid expenses...................................................                 69,092
                                                                                  ----------
Total current assets.................................................             30,357,046

Property and equipment
  Furniture and fixtures.............................................  $ 186,556
  Office equipment...................................................    467,022
  Leasehold improvements.............................................     15,442
                                                                       ---------
                                                                         669,020
  Less accumulated depreciation......................................   (409,328)
                                                                       ---------
Total property and equipment.........................................                259,692

Other assets
  Deposits...........................................................     56,838
  Investments in affiliates..........................................      2,160
  Investment in real estate..........................................    512,330
                                                                       ---------
Total other assets...................................................                571,328
                                                                                  ----------
Total assets.........................................................             $31,188,066
                                                                                  ----------
                                                                                  ----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of notes payable...................................             $  191,111
  Accounts payable...................................................              1,874,314
  Advances under lines of credit.....................................             27,714,206
                                                                                  ----------
Total current liabilities............................................             29,779,631

Notes payable........................................................                850,000
Deferred tax liability...............................................                  3,131

Stockholders' equity
  Common stock, no par, 2,000,000 shares authorized, 1,075,900 shares issued and outstanding...........................................  $ 500,318
  Retained earnings..................................................     54,986
                                                                       ---------
Total stockholders' equity...........................................                555,304
                                                                                  ----------
Total liabilities and stockholders' equity...........................             $31,188,066
                                                                                  ----------
                                                                                  ----------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

Revenue
  Commissions and fees.........................................................  $23,594,039
  Income from investments......................................................     134,069
  Interest income..............................................................     709,102
  Miscellaneous income.........................................................      83,847
                                                                                 ----------
Total revenue..................................................................  24,521,057
                                                                                 ----------
Operating expenses
  Salaries and wages...........................................................   4,907,357
  Commissions..................................................................  12,787,603
  Payroll taxes................................................................     402,401
  Employee benefits............................................................     145,240
  Advertising and promotion....................................................     188,982
  Closing costs and loan processing............................................   1,002,801
  Insurance....................................................................     189,737
  Telephone and utilities......................................................     246,140
  Professional services........................................................   1,106,758
  Office expense...............................................................     893,545
  Equipment rental.............................................................     236,425
  Rent.........................................................................     877,415
  Repairs and maintenance......................................................      54,279
  Other expense................................................................     145,643
  Bad debts....................................................................      77,870
  Interest expense.............................................................   1,009,967
  Loss on investment in affiliate..............................................     133,000
  Depreciation.................................................................      66,825
                                                                                 ----------
Total operating expenses.......................................................  24,471,988
                                                                                 ----------
Income before income taxes.....................................................      49,069

Provision for income taxes.....................................................      29,349
                                                                                 ----------
Net income.....................................................................      19,720

Retained earnings--January 1, 1997.............................................      35,266
                                                                                 ----------
Retained earnings--December 31, 1997...........................................      54,986
                                                                                 ----------
                                                                                 ----------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

Cash flow from operating activities
Net income....................................................................  $     19,720
                                                                                ------------
Adjustments to reconcile net income to net cash
Provided by operations
Depreciation..................................................................        66,825
Loss on investment in affiliate...............................................       133,000
Non-cash portion on trade-ins.................................................        (4,651)
(Increase) in accounts receivable.............................................      (251,924)
(Increase) in prepaid expenses................................................       (24,642)
Proceeds from sales of loans..................................................   306,186,345
Loans originated..............................................................  (321,675,175)
(Increase) in deposits........................................................       (19,378)
Increase in accounts payable..................................................       838,775
(Decrease) in deferred tax liability..........................................       (33,818)
                                                                                ------------
Total adjustments.............................................................   (14,784,643)
                                                                                ------------
Net cash used in operations...................................................   (14,764,923)
                                                                                ------------
Cash flows from investing activities
Acquisition of property and equipment.........................................      (108,465)
Collection of notes receivable................................................         3,429
Return of capital invested in partnerships....................................         3,515
Investment in real estate.....................................................      (285,941)
                                                                                ------------
Net cash used by investing activities.........................................      (387,462)
                                                                                ------------
Cash flows from financing activities
Payment on notes payable......................................................       (48,889)
Proceeds from notes payable...................................................       890,000
Proceeds from lines of credit.................................................    14,998,952
Proceeds from issuance of common stock........................................        53,750
                                                                                ------------
Net cash provided by financing activities.....................................    15,893,813
                                                                                ------------

Net increase in cash..........................................................       741,428
Cash and cash equivalents - January 1, 1997...................................       456,257
Cash and cash equivalents - December 31, 1997.................................  $  1,197,685
                                                                                ------------
                                                                                ------------
Cash paid during the year for income taxes....................................  $     11,816
                                                                                ------------
                                                                                ------------
Cash paid during the year for interest........................................  $    869,677
                                                                                ------------
                                                                                ------------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--The Company is engaged in the origination and funding of residential mortgage loans. Generally, the loans are subsequently sold to financial institutions who sell these loans to investors as part of secured investment packages.

    ACCOUNTING METHOD--The Company uses the accrual method of accounting whereby revenues are recognized when earned and expenses are recognized when incurred.

    ACCOUNTS RECEIVABLE--No provision has been made for uncollectible accounts as of the balance sheet date because management considers all accounts to be fully collectible.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives ranging from three to fifteen years. Depreciation expense for the year amounted to $66,825.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

    CASH EQUIVALENTS--For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

    CONCENTRATIONS OF CREDIT RISK--During the course of normal operations, the Company maintains cash deposits that occasionally exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk of cash.

    LOANS HELD FOR SALE--Loans held for sale are recorded at face value. All loans are secured by residential real estate. Management believes that all loans will be sold, therefore, no allowance has been provided for uncollectible loans.

    INCOME TAXES--The Company accounts for its income taxes using Statement of Financial Standards No. 9, Accounting for Income Taxes ("FAS 109"). Under FAS 109, deferred income arises from different bases in assets and liabilities for financial reporting and tax purposes. A deferred tax asset or liability is established for the recognition of future deductible or taxable amounts, and loss carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in assets and liabilities during the year.

    INVESTMENTS--Investments are stated at cost and consist of real estate and ownership of related companies. The Company's equity in these related companies is less than 20%.

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                               DECEMBER 31, 1997

NOTE 2--RELATED PARTY TRANSACTIONS

    The Company is the general partner in affiliated partnerships. The Company's ownership interest is less than 20%. The Company earned $134,069 in investment income and $573,235 in management fees from these partnerships.

    Notes payable in the amount of $450,000 are due to majority stockholders. These notes bear an interest rate of 10.00% and have been subordinated to Cooper River Funding, Inc.

NOTE 3--LINES OF CREDIT

    The Company has lines of credit with Flagstar Bank, Imperial Warehouse Lending Group, and Cooper River Funding Inc. with a combined credit limit of $35,000,000. These lines of credit are secured by mortgage loans receivable. Advances are repaid upon the sale of the mortgage loans receivable. The Company's majority stockholders also provide continuing personal guarantees. The Company also has a $200,000 operating line of credit with WestAmerica Bank for which the Company's majority stockholders have provided continuing personal guarantees.

    At December 31, 1997 the lines of credit consisted of the following:

Flagstar Bank--Monthly interest payments at bank's prime rate on funds advanced 1 to 29 days and 3.00% plus bank's prime rate on funds advanced more than 30 days, due March 30,
  1998. .......................................................  $11,468,614
Cooper River Funding Inc.--Monthly interest payments of (a)
  1.75% plus commercial paper rate on funds advanced 1 to 15 days and 2.20% plus commercial paper rate on funds advanced more than 15 days for eligible mortgage loans, and (b) 2.25%
  plus commercial paper rate on funds advanced 1 to 15 days and
  2.50% plus commercial paper rate on funds advanced more than
  15 days for eligible nonconforming loans, no due date. ......  14,106,818
Imperial Warehouse Lending Group--Monthly interest payments of
  1.00% plus bank's prime rate on all funds advanced, no due
  date. .......................................................   1,988,774
WestAmerica Bank--Monthly interest payments of 11.50% plus bank
  index rate, due May 31, 1998.................................     150,000
                                                                 ----------
Total..........................................................  $27,714,206
                                                                 ----------
                                                                 ----------

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                               DECEMBER 31, 1997

NOTE 4--NOTES PAYABLE

WestAmerica Bank--Monthly principal payments of $3,333 plus interest of
  1.75% plus bank index rate, secured by equipment, due December 31,
  1998..................................................................  $  40,000
Cananwill Inc.--Monthly payments of $4,616.55 include interest of 5.55%,
  due June 26, 1998.....................................................     31,111
Stockholder--Monthly interest only payments of $416.67 at 10.00%, unsecured, due December 31, 2002. Note subordinated to Cooper River
  Funding, Inc..........................................................     50,000
Individual--Monthly interest only payments of $900 at 9.00%, secured by
  real estate, due November 1, 1998.....................................    120,000
Individual--Monthly interest only payments of $1,667 at 10.00%, secured by real estate, due July 1, 2002. Note subordinated to Cooper River
  Funding, Inc..........................................................    200,000
Individual--Monthly interest only payments of $1,667 at 10.00%, secured by real estate, due July 1, 2002. Note subordinated to Cooper River
  Funding, Inc..........................................................    200,000
Stockholder--Monthly interest only payments of $3,333 at 10.00%, unsecured, due June 30, 2002. Note subordinated to Cooper River
  Funding, Inc..........................................................    400,000
                                                                          ---------
Total notes payable.....................................................  1,041,111
Less current portion....................................................   (191,111)
                                                                          ---------
                                                                          $ 850,000
                                                                          ---------
                                                                          ---------
Principal maturities for the years ending December 31, are as follows:
    1998................................................................  $ 191,111
    1999 thru 2001......................................................     --
    2002................................................................    850,000
                                                                          ---------
Total...................................................................  $1,041,111
                                                                          ---------
                                                                          ---------

NOTE 5--STOCKHOLDERS' EQUITY

Capital Stock--December 31, 1996..........................................    446,568
  Plus issuance of 125,000 shares of stock................................     53,750
                                                                            ---------
Capital stock--December 31, 1997..........................................    500,318
Retained earnings.........................................................     54,986
                                                                            ---------
Total stockholders' equity................................................  $ 555,304
                                                                            ---------
                                                                            ---------

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                               DECEMBER 31, 1997

NOTE 6--OPERATING LEASES

    The Company leases office facilities and certain office equipment under noncancelable operating leases which expire on various dates between 1998 and 2005. The future minimum rental payments under these leases as of December 31, 1997 are as follows:

    1998................................................................  $ 742,695
    1999................................................................    593,802
    2000................................................................    544,854
    2001................................................................    280,830
    2002 and thereafter.................................................    186,391
                                                                          ---------
Total...................................................................  $2,348,572
                                                                          ---------
                                                                          ---------

    Total payments under the leases for the year ended December 31, 1997 were $603,147.

NOTE 7--OFFICERS' COMPENSATION

    Officers' Compensation for 1997 was $1,506,883.

NOTE 8--PENSION PLAN

    The Company maintains a 401(k) profit sharing plan that covers substantially all full-time employees. Company contributions are discretionary under the plan. Eligible employees have the option of contributing to the plan.

NOTE 9--INCOME TAXES

    The provision (benefit) for income taxes consists of:

  Current
    Federal...............................................................  $  47,592
    State.................................................................     16,326
  Deferred
    Federal...............................................................    (19,949)
    State.................................................................    (14,620)
                                                                            ---------
                                                                            $  29,349
                                                                            ---------
                                                                            ---------

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                               DECEMBER 31, 1997

NOTE 10--STOCK OPTIONS

    In 1996, the Board of Directors approved a nonqualified stock option plan. Under the plan, certain employees have been granted options to purchase 375,000 shares of common stock at $.43 per share in exchange for continuing personal guarantees of corporate debt.

NOTE 11--CONTINGENCIES

    The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of business. Management is of the opinion that the outcome of any such actions will not have a material adverse effect on the financial statements.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Pacific Guarantee Mortgage Corporation

    I have audited the accompanying balance sheet of Pacific Guarantee Mortgage Corporation as of December 31, 1996 and the related statements of operations and retained earnings, cash flows, and stockholders' equity for HUD requirement purposes for the year then ended. These financial statements are the responsibility of the corporation's management. My responsibility is to express an opinion on these financial statements based on my audit.

    I conducted the audit in accordance with generally accepted auditing standards and GOVERNMENT AUDITING STANDARDS, issued by the Comptroller General of the United States, and the CONSOLIDATED AUDIT GUIDE FOR AUDITS OF HUD PROGRAMS (the "Guide"), issued by the U.S. Department of Housing and Urban Development, Office of the Inspector General, in July 1993. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

    In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Guarantee Mortgage Corporation as of December 31, 1996, and the results of its operations and its cash flows and stockholders' equity for HUD requirement purposes for the year then ended in conformity with generally accepted accounting principles.

William M. Stoll
Certified Public Accountant
Santa Rosa, California
February 21, 1997

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                           ASSETS
Current Assets:
  Cash...............................................................             $  456,257
  Accounts Receivable................................................                303,515
  Mortgage Loans Receivable..........................................             13,046,000
  Notes Receivable...................................................                  3,429
  Prepaid Expenses...................................................                 44,450
                                                                                  ----------
Total Current Assets.................................................             13,853,651

Property and Equipment:
  Furniture and Fixtures.............................................  $ 180,700
  Office Equipment...................................................    362,263
  Leasehold Improvements.............................................     15,442
                                                                       ---------
                                                                         558,405
  Less: Accumulated Depreciation.....................................   (345,004)
                                                                       ---------
Total Property and Equipment.........................................                213,401

Other Assets:
  Deposits...........................................................     37,460
  Investment in Affiliates...........................................    138,675
  Investment in Real Estate..........................................    226,389
                                                                       ---------
Total Other Assets...................................................                402,524
                                                                                  ----------
Total Assets.........................................................             $14,469,576
                                                                                  ----------
                                                                                  ----------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Portion of Notes Payable...................................             $   40,000
  Accounts Payable...................................................              1,035,539
  Advances Under Lines of Credit.....................................             12,715,254
                                                                                  ----------
Total Current Liabilities............................................             13,790,793

Notes Payable........................................................                160,000
Deferred Tax Liability...............................................                 36,949
Stockholders' Equity:
  Common Stock No-Par or Stated Value, 10,000,000 Authorized, 950,900
    Shares Issued and Outstanding....................................  $ 446,568
Retained Earnings....................................................  $  35,266
                                                                       ---------
Total Stockholders' Equity...........................................                481,834
                                                                                  ----------
Total Liabilities and Stockholders' Equity...........................             $14,469,576
                                                                                  ----------
                                                                                  ----------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenue:
  Commissions and Fees.........................................................  $12,116,586
  Income from Investments......................................................      93,496
  Interest Income..............................................................     198,259
  Miscellaneous Income.........................................................  $   40,457
                                                                                 ----------
Total Revenue..................................................................  12,448,798
                                                                                 ----------
Operating Expenses:
  Salaries and Wages...........................................................   2,978,651
  Commissions..................................................................   6,926,881
  Payroll Taxes................................................................     246,987
  Employee Benefits............................................................     103,221
  Advertising and Promotion....................................................     119,951
  Closing Costs and Loan Processing............................................     130,640
  Insurance....................................................................      72,924
  Telephone and Utilities......................................................     175,172
  Professional Services........................................................     133,456
  Office Expense...............................................................     497,419
  Equipment Rent...............................................................     148,189
  Rent.........................................................................     542,613
  Repairs and Maintenance......................................................      23,047
  Other Expense................................................................      36,807
  Interest Expense.............................................................     222,693
  Depreciation.................................................................      64,402
                                                                                 ----------
Total Operating Expenses.......................................................  12,423,053
                                                                                 ----------
Income Before Provision for Income Taxes.......................................      25,745
Provision for Income Taxes.....................................................      13,796
                                                                                 ----------
Net Income.....................................................................      11,949
Retained Earnings--January 1, 1996.............................................      23,317
                                                                                 ----------
Retained Earnings--December 31, 1996...........................................      35,266
                                                                                 ----------
                                                                                 ----------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash Flows From Operating Activities:
  Net Income...................................................................  $    11,949
                                                                                 -----------
Adjustments to Reconcile Net Income to Net Cash Used in Operations:
  Depreciation.................................................................       64,402
  (Increase) in Accounts Receivable............................................     (124,094)
  (Increase) in Prepaid Expenses...............................................      (24,043)
  Proceeds From Sales of Loans.................................................    4,099,900
  Loans Originated.............................................................  (17,145,900)
  Decrease in Deposits.........................................................        3,026
  Decrease in Deferred Tax Asset...............................................        4,856
  Increase in Accounts Payable.................................................      547,279
  (Decrease) in Deferred Tax Liability.........................................         (279)
                                                                                 -----------
Total Adjustments..............................................................  (12,574,853)
                                                                                 -----------
Cash Used in Operations........................................................  (12,562,904)
                                                                                 -----------
Cash Flows From Investing Activities:
  Acquisition of Property and Equipment........................................      (38,432)
  Collection of Notes Receivable...............................................      221,180
  Investment in Partnerships...................................................       (4,125)
  Investment in Real Estate....................................................     (226,389)
                                                                                 -----------
Cash Used in Investing Activities..............................................      (47,766)
                                                                                 -----------
Cash Flows From Financing Activities:
  Payment on Notes Payable.....................................................      (40,000)
  Proceeds From Lines of Credit................................................   12,715,254
  Proceeds From Notes Payable..................................................      120,000
                                                                                 -----------
Cash Provided by Financing Activities..........................................   12,795,254
                                                                                 -----------
Increase in Cash...............................................................      184,584
Cash and Cash Equivalents--January 1, 1996.....................................      271,673
                                                                                 -----------
Cash and Cash Equivalents--December 31, 1996...................................  $   456,257
                                                                                 -----------
                                                                                 -----------
Supplemental Disclosures of Cash Flow Information:
  Cash Paid During the Year for Taxes..........................................  $     5,800
  Cash Paid During the Year for Interest.......................................      222,693

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

         STATEMENT OF STOCKHOLDERS' EQUITY FOR HUD REQUIREMENT PURPOSES

                               DECEMBER 31, 1996

Stockholders' Equity, December 31, 1996..........................................  $ 481,834
Less Unacceptable Asset:
  Investments in Related Companies...............................................   (138,675)
                                                                                   ---------
Adjusted Stockholders' Equity for HUD Requirement Purposes.......................  $ 343,159
                                                                                   ---------
                                                                                   ---------

   The accompanying notes are an integral part of these financial statements

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--The Company is engaged in the origination and funding of residential mortgage loans. Generally, the loans are subsequently sold to financial institutions who sell these loans to investors as part of secured investment packages.

    ACCOUNTING METHOD--The Company uses the accrual method of accounting whereby revenues are recognized when earned and expenses are recognized when incurred.

    ACCOUNTS AND NOTES RECEIVABLE--No provision has been made for uncollectible accounts and notes receivable as of the balance sheet date because management considers all accounts and notes to be fully collectible.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives ranging from seven to fifteen years. Depreciation expense for the year amounted to $64,402.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

    CASH EQUIVALENTS--For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

    CONCENTRATIONS OF CREDIT RISK--During the course of normal operations, the Company maintains cash deposits that occasionally exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation. (FDIC). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk of cash.

    MORTGAGE LOANS RECEIVABLE--Mortgage loans receivable are held for sale and are recorded at face value. All mortgages are secured by residential real estate. Management believes that all loans will be sold, therefore, no allowance has been provided for uncollectible loans.

    INCOME TAXES--The Company accounts for its income taxes using Statement of Financial Standards No. 109, Accounting for Income Taxes ("FAS 109"). Under FAS 109 deferred income taxes arise from different bases in assets and liabilities for financial reporting and tax purposes. A deferred tax asset or liability is established for the recognition of future deductible or taxable amounts, and operating loss carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in assets and liabilities during the year. Deferred taxes are classified as current or non-current, depending on the assets and liabilities to which they relate. The Company's deferred taxes primarily result from differences in fixed asset bases.

    INVESTMENTS--Investments are stated at cost and consist of real estate and ownership in related companies. The Company's equity in these related companies is less than 20%.

NOTE 2--NOTES RECEIVABLE

Notes Receivable--individuals with monthly principal payments of
  $873 including interest at 9.75%, due May 1, 1997.................  $   3,429
                                                                      ---------
                                                                      ---------

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                               DECEMBER 31, 1996

NOTE 3--LINE OF CREDIT

    The Company has lines of credit with Flagstar Bank and Imperial Warehouse Lending Group with a combined limit of $11,000,000. These lines of credit are secured by mortgage loans receivable. Advances are repaid upon the sale of the mortgage loans receivable. The Company's majority stockholders also provide continuing personal guarantees. At December 31, 1996, the Company exceeded its borrowing limits on these lines of credit. Flagstar Bank and Imperial Warehouse Lending Group temporarily increased the Company's credit limits. On January 4, 1997, repayments reduced the lines of credit below the maximum limit.

    At December 31 the lines of credit consisted of the following:

Flagstar Bank--Monthly interest payments of .50% plus Prime on funds advanced 1 to 15 days, 3.00% plus Prime on funds
  advanced 16 to 30 days and 7.00% on funds advanced more than
  30 days, due July 1997.......................................  $7,445,711
Imperial Warehouse Lending Group--Monthly interest payments of
  1.00% plus Prime on all funds advanced, no due date..........   5,269,543
                                                                 ----------
Total..........................................................  $12,715,254
                                                                 ----------
                                                                 ----------

NOTE 4--NOTES PAYABLE

Westamerica Bank--Monthly principal payments of $3,333 plus
  interest at the Bank's index rate plus 1.75%, secured by
  equipment, due December 1998....................................  $  80,000
Individual--Monthly interest only payments of $900 at 9.00%
  secured by real estate, due November 1998.......................    120,000
                                                                    ---------
Total Notes Payable...............................................    200,000
Less: Current Portion                                                 (40,000)
                                                                    ---------
                                                                    $ 160,000
                                                                    ---------
                                                                    ---------
Principal maturities for the next three years ending December 31, are as follows:
      1997........................................................     40,000
      1998........................................................    160,000
                                                                    ---------
Total.............................................................  $ 200,000
                                                                    ---------
                                                                    ---------

                     PACIFIC GUARANTEE MORTGAGE CORPORATION

                               DECEMBER 31, 1996

NOTE 5--OPERATING LEASES

    The Company leases office facilities and certain office equipment under noncancelable operating leases which expire on various dates between 1996 and 2000. The future minimum rental payments under these leases as of December 31 are as follows:

1997............................................................  $ 488,218
1998............................................................    376,944
1999............................................................    280,487
2000............................................................     17,359
                                                                  ---------
Total                                                             $1,163,008
                                                                  ---------
                                                                  ---------

    Total rent expense under these leases for the year ended December 31, 1996 was $690,802.

NOTE 6--OFFICERS COMPENSATION

    Officers' compensation for 1996 totaled $1,013,791.

NOTE 7--PENSION PLAN

    The Company maintains a 401(k) profit sharing plan that covers substantially all full-time employees. Company contributions are discretionary under the plan. Eligible employees have the option of contributing to the plan.

NOTE 8--STOCK OPTION

    On February 16, 1996, the Board of Directors approved a nonqualified stock option plan. Under the plan, certain employees have been granted options to purchase 125,000 shares of common stock at $.43 per share in exchange for continuing personal guarantees of corporate debt.

NOTE 9--INCOME TAXES

    As a result of the loss incurred in 1994, the Company has a California loss carryforward of $38,459 which has been utilized to offset taxable income and income taxes in the current year.

    The provision (benefit) for income taxes consists of:

  Current:
  Federal.........................................................  $  12,362
  State...........................................................      7,361
  Deferred:
  Federal.........................................................      5,729
  State...........................................................    (11,656)
                                                                    ---------
                                                                    $  13,796
                                                                    ---------
                                                                    ---------

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS SET FORTH IN THIS PROSPECTUS. WE ARE OFFERING TO SELL SHARES OF COMMON STOCK AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          8
Special Note Regarding Forward-Looking
  Statements....................................         17
Transactions Related to the Offering............         18
Use of Proceeds.................................         19
Dividend Policy.................................         19
Capitalization..................................         20
Dilution........................................         21
Selected Financial Data.........................         23
Unaudited Pro Forma Combining Statement of
  Income........................................         26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         28
Business........................................         41
Management......................................         57
Certain Transactions............................         66
Principal and Selling Stockholders..............         68
Description of Capital Stock....................         70
Shares Eligible for Future Sale.................         72
Underwriting....................................         74
Legal Matters...................................         76
Experts.........................................         76
Change in Independent Auditors..................         77
Where You Can Find More Information.............         77
Index to Financial Statements...................        F-1

                            ------------------------

    UNTIL            , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                                        , 1999

                            ------------------------

                            WILLIAM BLAIR & COMPANY

                              ABN AMRO ROTHSCHILD
                      A DIVISION OF ABN AMRO INCORPORATED

                           U.S. BANCORP PIPER JAFFRAY

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates.

SEC registration fee.............................................  $  11,190
NASD Filing fee..................................................      4,813
Nasdaq National Market listing fee...............................     88,500
Printing and engraving expenses..................................    180,000
Legal fees and expenses..........................................    300,000
Accounting fees and expenses.....................................    185,000
Blue sky fees and expenses.......................................      5,000
Transfer agent and registrar fees and expenses...................      5,000
Miscellaneous fees and expenses..................................     20,497
                                                                   ---------
      Total......................................................  $ 800,000
                                                                   ---------
                                                                   ---------

------------------------

    Prism Financial will bear all of the expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of Delaware Law authorizes a court to award or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

    As permitted by the Delaware Law, Article VIII of our Amended Bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware Law, subject to very limited exceptions; (2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our Amended Certificate, our Amended Bylaws or agreements; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware Law, subject to very limited exceptions; and (4) the rights conferred in the Amended Bylaws are not exclusive. As permitted by the Delaware Law, our Amended Certificate includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware Law (regarding payments of dividends; stock purchases or redemptions which are unlawful) or (4) for any transaction from which the director derived an improper personal benefit. This provision in the Amended Certificate does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    Under Article VIII, Section 8, of our Amended Bylaws, we will be authorized to, and intend to purchase, insurance covering our directors and officers against liability asserted against them in their capacity as officers or directors. The Underwriting Agreement, contained in Exhibit 1.1 hereto, will contain provisions indemnifying our officers and directors against some types of liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On May 1, 1998, the Registrant issued 102,690 shares of its common stock to Ms. Abby Reisler as consideration for services rendered to the registrant.

    On August 1, 1998, the Registrant issued 307,441 shares of its common stock to Mr. William Osenton and 241,410 shares of its common stock to Mr. Bruce Barbera as partial consideration for the purchase by the registrant of all of the issued and outstanding common stock of Pacific Guarantee Mortgage Corporation.

    On December 31, 1998, the Registrant entered into an Agreement Relating to the Purchase of Common Stock of Prism Mortgage Company with CTC Trust, Donrose Trust, T&M Childrens Trust and JBR Trust #4 (collectively, the "Trust Buyers"), pursuant to which the registrant issued 523,000 shares of its common stock to CTC Trust and 17,251 shares of its common stock to each of Donrose Trust, JBR Trust #4 and T&M Childrens Trust as consideration for the $2.5 million received by the registrant in the form of cash and the satisfaction of indebtedness owed by the registrant to the Trust Buyers.


    We believe that the sale and issuance of securities in all the above transactions were exempt from registration under the Securities Act by virtue of
Section 4(2) thereof, or Regulation D thereunder, as transactions by an issuer not involving a public offering. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about Prism Mortgage or had access, through employment or other relationships, to such information. In addition, the foregoing transactions were consummated without the use of underwriters and public offering documents and involved a very small number of purchasers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:


EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  1.1*       Form of Underwriting Agreement.
  2.1****    Form of Share Exchange Agreement.

  3.1****    Form of Amended and Restated Certificate of Incorporation of the Registrant.

  3.2****    Form of Amended and Restated Bylaws of the Registrant.

  4.1        Reference is hereby made to Exhibits 3.1 and 3.2.

  4.2****    Specimen Certificate for the Registrant's Common Stock.

  4.3****    Form of Registration Rights Agreement.

  5.1+++     Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to the Registrant.

 10.1**      Form of 1999 Omnibus Stock Incentive Plan of the Registrant.

 10.2++++    Agreement for the Purchase and Sale of the Capital Stock of Pacific Guarantee Mortgage Corporation,
             dated as of July 31, 1998, by and between Prism Mortgage Company and William D. Osenton and Bruce P.
             Barbera.

 10.3++++    Agreement for the Purchase and Sale of the Capital Stock of Mortgage Market, Inc., dated as of
             September 30, 1998, by and among Prism Mortgage Company and Martin E. Francis, Kenneth Bartley,
             Melissa Stashin and Curt Vanderzanden.

 10.4++++    Prism Equity Value Plan, effective as of August 31, 1998, by Prism Mortgage Company and by personnel of Pacific Guarantee Mortgage Corporation.

 10.5++++    Executive Employment Agreement, dated as of July 31, 1998, by and between Pacific Guarantee Mortgage
             Corporation and William D. Osenton.

 10.6++++    Executive Employment Agreement, dated as of September 30, 1998, by and between Mortgage Market, Inc.
             and Martin E. Francis.

 10.7**      Prism 2000 Profit Sharing Plan.

 10.8++      Credit Agreement, dated as of March 31, 1999, among Prism Mortgage Company and its subsidiaries, the lending institutions listed on the signature pages thereto and The First National Bank of Chicago, as
             Agent.

 10.9++++    First Amendment to Purchase and Sale Agreement, entered into on April 25, 1999, by and among Bruce
             Barbera and William Osenton and Prism Mortgage Company.

 10.10****   Second Amendment to Purchase and Sale Agreement, entered into on April 27, 1999, by and among Bruce
             Barbera and William Osenton and Prism Mortgage Company.

 10.11****   Third Amendment to Purchase and Sale Agreement, entered into as of May 11, 1999 by and among Bruce
             Barbera and William Osenton and Prism Mortgage Company.

 10.12*      Fourth Amendment to Purchase and Sale Agreement, entered into as of May 19, 1999 by and among Bruce
             Barbara and William Osenton and Prism Mortgage Company.

 11.1+++     Statement Regarding Computation of Per Share Earnings.

 16.1+++     Letter Regarding Change in Certified Independent Auditors.

 21.1***     Subsidiaries of Prism Financial Corporation.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
 23.1*       Consent of PricewaterhouseCoopers LLP.

 23.2*       Consent of McGladrey & Pullen, LLP.

 23.3*       Consent of Stefani & Matthews, L.L.P.

 23.4*       Consent of Clay L. Miller.

 23.5*       Consent of William M. Stoll.

 23.6+++     Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).

 23.7***     Consent of Andrew S. Hochberg.

 23.8***     Consent of Michael P. Krasny.

 23.9***     Consent of Penny S. Pritzker.

 23.10***    Consent of Richard L. Wellek.

 24.1***     Power of Attorney (included on signature page).

 27.1++      Financial Data Schedule.


------------------------


   * Filed herewith.


  ** Filed with Amendment No. 1 to Prism Financial Corporation's Registration
     Statement on Form S-1, dated April 1, 1999.

  ++ Filed with Amendment No. 2 to Prism Financial Corporation's Registration
     Statement on Form S-1, dated April 29, 1999.

 +++ Filed with Amendment No. 3 to Prism Financial Corporation's Registration
     Statement on Form S-1, dated May 14, 1999.

 *** Filed with Prism Financial Corporation's Registration Statement on Form
     S-1, dated March 23, 1999.


**** Filed with Amendment No. 4 to Prism Financial Corporation's Registration
     Statement on Form S-1, dated May 19, 1999.



++++ Filed with Amendment No. 4 to Prism Financial Corporation's Registration
     Statement on Form S-1, dated May 19, 1999. Portions of this exhibit have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission.


(B) FINANCIAL STATEMENT SCHEDULES:

    All schedules have been omitted because the information required to be set forth in those schedules is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 21, 1999.


                                PRISM FINANCIAL CORPORATION

                                By:  /s/ DAVID A. FISHER
                                     -----------------------------------------
                                     Name: David A. Fisher
                                     Title: Chief Financial Officer and Senior
                                     Vice President


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated below on May 21, 1999:


          SIGNATURE                        TITLE
------------------------------  ---------------------------
                                Chairman and Chief
     /s/ BRUCE C. ABRAMS*         Executive Officer
------------------------------    (Principal Executive
       Bruce C. Abrams            Officer)

                                Chief Financial Officer and
     /s/ DAVID A. FISHER*         Senior Vice President
------------------------------    (Principal Financial
       David A. Fisher            Officer)

     /s/ JAMES P. HAYES*        Controller (Principal
------------------------------    Accounting Officer)
        James P. Hayes

     /s/ MARK A. FILLER*        Director
------------------------------
        Mark A. Filler

     /s/ TERRY A. MARKUS*       Director
------------------------------
       Terry A. Markus

*By:     /s/ DAVID A. FISHER
      -------------------------
           David A. Fisher
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  1.1*       Form of Underwriting Agreement.
  2.1****    Form of Share Exchange Agreement.
  3.1****    Form of Amended and Restated Certificate of Incorporation of the Registrant.
  3.2****    Form of Amended and Restated Bylaws of the Registrant.
  4.1        Reference is hereby made to Exhibits 3.1 and 3.2.
  4.2****    Specimen Certificate for the Registrant's Common Stock.
  4.3****    Form of Registration Rights Agreement.
  5.1+++     Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to the Registrant.
 10.1**      Form of 1999 Omnibus Stock Incentive Plan of the Registrant.
 10.2++++    Agreement for the Purchase and Sale of the Capital Stock of Pacific Guarantee Mortgage Corporation,
             dated as of July 31, 1998, by and between Prism Mortgage Company and William D. Osenton and Bruce P.
             Barbera.
 10.3++++    Agreement for the Purchase and Sale of the Capital Stock of Mortgage Market, Inc., dated as of
             September 30, 1998, by and among Prism Mortgage Company and Martin E. Francis, Kenneth Bartley,
             Melissa Stashin and Curt Vanderzanden.
 10.4++++    Prism Equity Value Plan, effective as of August 31, 1998, by Prism Mortgage Company and by personnel of Pacific Guarantee Mortgage Corporation.
 10.5++++    Executive Employment Agreement, dated as of July 31, 1998, by and between Pacific Guarantee Mortgage
             Corporation and William D. Osenton.
 10.6++++    Executive Employment Agreement, dated as of September 30, 1998, by and between Mortgage Market, Inc.
             and Martin E. Francis.
 10.7**      Prism 2000 Profit Sharing Plan.
 10.8++      Credit Agreement, dated as of March 31, 1999, among Prism Mortgage Company and its subsidiaries, the lending institutions listed on the signature pages thereto and The First National Bank of Chicago, as
             Agent.
 10.9++++    First Amendment to Purchase and Sale Agreement, entered into on April 25, 1999, by and among Bruce
             Barbera and William Osenton and Prism Mortgage Company.
 10.10****   Second Amendment to Purchase and Sale Agreement, entered into on April 27, 1999, by and among Bruce
             Barbera and William Osenton and Prism Mortgage Company.
 10.11****   Third Amendment to Purchase and Sale Agreement, entered into as of May 11, 1999 by and among Bruce
             Barbera and William Osenton and Prism Mortgage Company.
 10.12*      Fourth Amendment to Purchase and Sale Agreement, entered into as of May 19, 1999 by and among Bruce
             Barbara and William Osenton and Prism Mortgage Company.
 11.1+++     Statement Regarding Computation of Per Share Earnings.
 16.1+++     Letter Regarding Change in Certified Independent Auditors.
 21.1***     Subsidiaries of Prism Financial Corporation.
 23.1*       Consent of PricewaterhouseCoopers LLP.
 23.2*       Consent of McGladrey & Pullen, LLP.
 23.3*       Consent of Stefani & Matthews, L.L.P.
 23.4*       Consent of Clay L. Miller.
 23.5*       Consent of William M. Stoll.
 23.6+++     Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).
 23.7***     Consent of Andrew S. Hochberg.
 23.8***     Consent of Michael P. Krasny.
 23.9***     Consent of Penny S. Pritzker.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
 23.10***    Consent of Richard L. Wellek.
 24.1***     Power of Attorney (included on signature page).
 27.1++      Financial Data Schedule.

------------------------

   *Filed herewith.


  **Filed with Amendment No. 1 to Prism Financial Corporation's Registration
    Statement on Form S-1, dated April 1, 1999.

  ++Filed with Amendment No. 2 to Prism Financial Corporation's Registration
    Statement on Form S-1, dated April 29, 1999.

 +++Filed with Amendment No. 3 to Prism Financial Corporation's Registration
    Statement on Form S-1, dated May 14, 1999.

 ***Filed with Prism Financial Corporation's Registration Statement on Form S-1, dated March 23, 1999.


****Filed with Amendment No. 4 to Prism Financial Corporation's Registration
    Statement on Form S-1, dated May 19, 1999.



++++Filed with Amendment No. 4 to Prism Financial Corporation's Registration
    Statement on Form S-1, dated May 19, 1999. Portions of this exhibit have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission.